As filed with the Securities and Exchange Commission on October 13, 2004
Registration No. 333-119072

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NUMBER ONE

TO
Form SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Gateway Financial Holdings, Inc.

(Name of small business issuer in its charter)

North Carolina	6712	56-2264354
(State of Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

1145 North Road Street

Elizabeth City, North Carolina 27909
(252) 334-1511
(Address and telephone number of principal executive offices)

D. Ben Berry, President

Gateway Financial Holdings, Inc.
1145 North Road Street
Elizabeth City, North Carolina 27909
(252) 334-1511
(Name, address and telephone number of agent for service)

Copies to:

Ronald D. Raxter, Esq. Maupin Taylor, P.A. Highwoods Tower One, Suite 500 3200 Beechleaf Court Raleigh, NC 27604 (919) 981-4304	Anthony Gaeta, Jr., Esq. Todd H. Eveson, Esq. Gaeta & Associates, P.A. 8305 Falls of the Neuse Road, Suite 203 Raleigh, NC 27615 (919) 845-2558

      Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.     ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount	Offering	Aggregate Offering	Amount of
Securities to be Registered	to be Registered(1)	Price Per Share(1)	Price	Registration Fee(2)

Common Stock No Par Value	1,610,000	15.15	$24,391,500	$3,090.40

(1)	For illustration purposes only.
(2)	Calculation in accordance with Rule 457(c).

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 13, 2004

PROSPECTUS

1,400,000 Shares

Common Stock

          Gateway Financial Holdings, Inc. is the holding company for Gateway Bank & Trust Co., a North Carolina chartered commercial bank headquartered in Elizabeth City, North Carolina.

      We are offering for sale 1,400,000 shares of our common stock in an underwritten public offering. Our common stock is traded on the Nasdaq National Market under the symbol “GBTS”. The last reported sales price of our common stock on October 12, 2004, was $14.81 per share.

      Investing in our common stock involves risks. We urge you to carefully read the “Risk Factors” beginning on page 6 before making your investment decision.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

      The securities offered by this prospectus are not savings accounts, deposits or obligations of any bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

	Per Share	Total

Public Offering Price
Underwriting commission to be paid by us(1)
Net proceeds before expenses to Gateway Financial Holdings, Inc.

(1)	This is a firm commitment underwriting. We will pay underwriting commissions for the sale of the shares of common stock to the public. The underwriter has been granted a 30-day option to purchase up to an additional 210,000 shares of common stock to cover over-allotments, if any. See “Underwriting.”

RYAN BECK & CO.

The date of this prospectus is                     , 2004.

Banking Locations

1145 North Road Street
Elizabeth City, NC 27909

1404 West Ehringhaus Street
Elizabeth City, NC 27909

300 D Virginia Road
Edenton, NC 27932

433 U.S. Highway 64 East
Plymouth, NC 27962

102 W. Buncomb Street
Roper, NC 27970

9600 Croatan Highway
Kitty Hawk, NC 27949

4460 Corporation Lane, Suite 100
Virginia Beach, VA 23466

3001 Shore Drive
Virginia Beach, VA 23451

2808 South Croatan Highway
Nags Head, NC 27959	713 Independence Blvd.
Virginia Beach, VA 23495

111 Gainsbourgh Square
Chesapeake, VA 23320

675 Cedar Road
Chesepeake, VA 23322

Pending Banking Locations

400 West Ehringhaus Street
Elizabeth City, NC 27909

2825 Godwin Drive
Suffolk, VA 23434

5205 Main Street
Emporia, VA 23847

100 Moyock Commons Drive
Moyock, NC 27958

1580 Laskin Road
Virginia Beach, VA 23451	2098 Princess Anne Road
Virginia Beach, VA 23456

Insurance Agency Locations

1145 North Road Street
Elizabeth City, NC 27909

502 West Ehringhaus Street
Elizabeth City, NC 27909

147 North Church Street
Hartford, NC 27944

300 D Virginia Road
Edenton, NC 27932

433 U.S. Highway 64 East
Plymouth, NC 27962

3800 Croatan Highway
Kitty Hawk, NC 27949

407 Caratoke Highway
Moyock, NC 27958

PROSPECTUS SUMMARY

      This summary highlights information contained in this prospectus. Because this is a summary, it may not contain all of the information that is important to you. Therefore, you should also read the more detailed information set forth in this prospectus and our financial statements included in this prospectus. Unless otherwise indicated, the information in this prospectus assumes that the underwriter will not exercise its option to purchase additional common stock to cover over-allotments. References in this prospectus to “we,” “us,” and “our” refer to Gateway Financial Holdings, Inc. and its consolidated subsidiaries, unless otherwise specified. References to the bank refer to our principal operating subsidiary, Gateway Bank & Trust Co.

Who We Are

      Gateway Financial Holdings, Inc. is the financial holding company for Gateway Bank & Trust Co., a North Carolina chartered commercial bank with banking and insurance agency offices in Northeastern North Carolina, including the Outer Banks, and the Greater Hampton Roads area of Virginia. The bank began operations on December 1, 1998 and effective October 1, 2001, became our wholly-owned subsidiary upon completion of our reorganization into a holding company. We are headquartered in Elizabeth City, North Carolina.

      At June 30, 2004, we had:

•	total assets of $396.8 million,

•	net loans of $305.3 million,

•	deposits of $294.9 million, and

•	stockholders’ equity of $37.1 million.

      We emphasize personalized service, access to decision makers and quick turn around time on lending decisions. Our slogan is “Real People . . . Real Solutions.” We focus on serving small to medium sized businesses, professionals, and individual consumers in our market area.

      We have a management team with extensive experience in our local markets. We emphasize commercial lending and have developed a loan portfolio that is primarily composed of commercially related loans. Construction, commercial real estate and commercial loans comprised over 75% of our loan portfolio at June 30, 2004.

      We believe we have created and maintained a strong credit culture. As of June 30, 2004, our non-performing assets totaled $1.3 million or 0.32% of total assets and our allowance for loan losses was $3.4 million or 1.10% of total loans and 268.0% of non-performing loans. Subsequent to June 30, 2004, we received an $861,000 payoff of our largest non-performing loan.

      A key component of our growth strategy has been expanding our franchise through the opening of newly constructed bank branches and strategic bank branch acquisitions. We have twelve full service bank branches. During the fourth quarter of 2004, we will acquire three additional full service bank branches from another bank with deposits of $132.5 million as of June 30, 2004. During the first half of 2005, we expect to open three newly constructed bank branches.

      Our profitability has been enhanced by generating significant non-interest income from the sale of insurance and investment products and from mortgage loan originations. For the year ended 2003 and the first half of 2004, non-interest income equaled 35.5% and 31.7% of total revenue (net interest income plus non-interest income), respectively. Our profitability has also been enhanced by the improvement in our net interest margin, which increased to 3.43% for the six months ended June 30, 2004 as compared to 3.09% for the year ended December 31, 2002. This margin improvement was in part due to an improved mix of interest-earning assets and interest-bearing liabilities. During the six months ended June 30, 2004, average loans were 82.2% of average interest-earning assets as compared to 73.7% for the year ended December 31, 2002. Additionally, non-interest bearing deposits and lower cost deposits (savings, NOW and money market accounts) were 51.6% of average deposits in the first six months of 2004 compared to 30.6% in the year 2002.

      Our material business activities are conducted primarily through the bank, which is a member of the Federal Reserve System and the Federal Home Loan Bank of Atlanta. The bank’s deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation. Our website is www.gatewaybankandtrust.com. Our principal executive office is located at 1145 North Road Street, Elizabeth City, North Carolina 27909 and our telephone number is (252) 334-1511.

Market Area

      Our market area is the geographically contiguous Northeastern coastal region of North Carolina, including the Outer Banks, and the Greater Hampton Roads area of Virginia. The Northeastern coastal region of North Carolina is a growing commuter corridor to the Greater Hampton Roads area and the Outer Banks includes such popular vacation areas as Corolla, Duck, Kitty Hawk, Kill Devil Hills, Manteo, Nags Head, and Southern Shores. The Greater Hampton Roads area includes Norfolk, Virginia Beach, Suffolk and Chesapeake and has an estimated population of over 1.5 million.

The Offering

Common stock offered for sale	1,400,000 shares

Shares of common stock outstanding after the offering, assuming the underwriter’s overallotment option is not exercised	6,032,989 shares

Offering price	$ per share

Market for the common stock	Our common stock is listed on the Nasdaq National Market under the symbol “GBTS”.

Dividend policy	On August 23, 2004, our board declared our initial quarterly cash dividend of $0.02 per share to be paid on November 15, 2004 to shareholders of record on October 1, 2004. While we intend to pay quarterly cash dividends in the future, the payment and amount of future cash dividends will be determined by our board after consideration of our earnings, financial condition, business projections, compliance with applicable statutory and regulatory requirements, general business conditions and other pertinent factors. No assurance can be given that we will continue to pay a cash dividend.

Use of proceeds	The proceeds will be used to increase the bank’s regulatory capital and to support expansion of the bank’s franchise through additional lending activities, the addition of bank branches, and for general corporate purposes. The bank may use a portion of the proceeds to open new bank branches or to purchase branch offices from other financial institutions in its market area should such opportunities arise. We may also use a portion of the proceeds to purchase additional insurance agencies or other banks.

Purchases by officers and directors	Certain of our officers and directors have indicated an intent to participate in the offering through the purchase of approximately 143,000 shares, in the aggregate. In anticipation of this participation, we have directed 143,000 shares to be reserved specifically for purchase by such officers and directors.

Risk factors	Investment in our common stock involves certain risks, including the risk of loss of principal. You should read the “Risk Factors” section beginning on page 6 before deciding to purchase our common stock.

SELECTED CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA

      The following table should be read in conjunction with our audited consolidated financial statements and unaudited interim consolidated financial statements, together with related consolidated financial statement footnotes, all of which are contained elsewhere in this prospectus.

      The information as of and for the six months ended June 30, 2004 and 2003, is unaudited but, in the opinion of our management, contains all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of our financial condition and results of operations for those periods. The results of operations for the six-month period ended June 30, 2004, are not necessarily indicative of the results to be expected for the remainder of the year or any other period.

	At or for the Six
	Months Ended
	June 30,		At or for the Years Ended December 31,

	2004	2003	2003	2002	2001	2000	1999

	(Unaudited)

	(Dollars in thousands, except per share data)
Operating Data:
Total interest income	$8,409	$6,225	$13,486	$10,311	$9,125	$6,181	$1,859
Total interest expense	2,860	2,576	5,341	4,819	5,059	3,457	753

Net interest income	5,549	3,649	8,145	5,492	4,066	2,724	1,106
Provision for loan losses	575	575	1,200	480	440	482	455

Net interest income after provision for loan losses	4,974	3,074	6,945	5,012	3,626	2,242	651
Total non-interest income	2,577	2,103	4,485	2,826	2,420	1,341	95
Total non-interest expense	6,458	4,743	10,230	7,211	5,499	4,655	1,758

Income (loss) before income taxes	1,093	434	1,200	627	547	(1,072)	(1,012)
Income taxes	269	—	—	—	—	—	—

Net income (loss)	$824	$434	$1,200	$627	$547	$(1,072)	$(1,012)

Per Share Data:(1)
Net income (loss), basic	$0.23	$0.13	$0.36	$0.19	$0.21	$(0.68)	$(0.80)
Net income (loss), diluted	0.20	0.13	0.35	0.19	0.21	(0.68)	(0.80)
Dividends(2)	—	—	—	—	—	—	—
Book value	8.01	7.40	7.51	7.23	6.94	6.83	7.44
Tangible book value	7.13	6.69	6.41	6.54	6.23	5.86	7.44
Balance Sheet Data:
Total assets	$396,797	$277,208	$314,826	$231,053	$160,832	$110,694	$44,235
Loans	308,694	200,199	231,740	161,488	107,240	75,922	29,574
Allowance for loan losses	3,404	2,272	2,759	1,721	1,435	1,028	462
Deposits	294,927	214,482	238,452	174,663	115,717	90,293	32,181
Borrowings	63,800	36,901	50,000	31,401	21,300	6,500	2,500
Stockholders’ equity	37,119	24,532	24,971	23,968	22,998	13,441	9,426
Selected Performance Ratios:
Return on average assets	0.46%	0.35%	0.43%	0.32%	0.41%	(1.33)%	(3.51)%
Return on average equity	6.01%	3.62%	4.93%	2.58%	2.96%	(9.76)%	(10.20)%
Net interest margin(3)	3.43%	3.22%	3.24%	3.09%	3.32%	3.78%	4.18%
Net interest spread(4)	3.17%	2.91%	2.98%	2.68%	2.66%	3.07%	2.25%
Non-interest income as a percentage of net interest income and non-interest income	31.71%	36.56%	35.51%	33.97%	37.31%	32.99%	7.91%
Non-interest income as a percentage of average assets	1.45%	1.69%	1.61%	1.46%	1.80%	1.66%	0.33%
Non-interest expense to average assets	3.64%	3.82%	3.67%	3.71%	4.10%	5.78%	6.09%
Efficiency ratio(5)	79.47%	82.46%	81.00%	86.69%	84.78%	114.51%	146.38%

	At or for the Six
	Months Ended
	June 30,		At or for the Years Ended December 31,

	2004	2003	2003	2002	2001	2000	1999

	(Unaudited)

	(Dollars in thousands, except per share data)
Asset Quality Ratios:
Non-performing loans to period-end loans	0.41%	0.67%	0.52%	0.82%	—	—	—
Allowance for loan losses to period-end loans	1.10%	1.13%	1.19%	1.07%	1.34%	1.35%	1.56%
Allowance for loan losses to non-performing loans	268.03%	169.43%	228.02%	129.59%	NM	NM	NM
Non-performing assets to total assets(6)	0.32%	0.48%	0.38%	0.67%	0.14%	0.00%	0.00%
Net loan charge-offs (recoveries) to average loans outstanding	(0.05)%	0.03%	0.11%	0.15%	0.04%	0.01%	0.02%
Capital Ratios:(7)
Total risk-based capital	15.89%	10.69%	12.68%	12.51%	17.89%	15.71%	53.43%
Tier 1 risk-based capital	14.11%	9.67%	11.59%	11.57%	16.72%	14.44%	50.93%
Leverage ratio	12.44%	8.31%	9.33%	9.71%	13.74%	11.31%	23.65%
Equity to assets ratio	9.35%	8.85%	7.93%	10.37%	14.30%	12.14%	21.31%
Other Data:
Number of banking offices	11	9	10	7	4	4	1
Number of full time equivalent employees	150	105	123	96	69	53	22

(1)	Restated for 21-for-20 stock split occurring during 2004, 21-for-20 stock split occurring during 2003 and 11-for-10 stock split occurring during 2002.

(2)	Our board declared, on August 23, 2004, our initial quarterly cash dividend of $0.02 per share to be paid on November 15, 2004 to shareholders of record on October 1, 2004. While we intend to pay quarterly cash dividends in the future, the amount and payment of future cash dividends will be determined by our board after consideration of our earnings, financial condition, business projections, compliance with applicable statutory and regulatory requirements, general business conditions and other pertinent factors. No assurance can be given that we will continue to pay quarterly cash dividends.

(3)	Net interest margin is net interest income divided by average interest-earning assets.

(4)	Net interest spread is the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(5)	Efficiency ratio is non-interest expense divided by the sum of net interest income and non-interest income.

(6)	Nonperforming assets consist of non-accrual loans, restructured loans, and real estate owned, where applicable.

(7)	Capital ratios are for Gateway Financial Holdings, Inc.

RECENT DEVELOPMENTS

      On May 13, 2004, the bank entered into a definitive agreement to purchase three banking offices from Provident Bank of Maryland. The branches are located in Elizabeth City, North Carolina and Suffolk and Emporia, Virginia. The transaction has been approved by the applicable regulatory authorities and is expected to close in the fourth quarter of 2004. The closing of this transaction is not contingent upon completion of this offering.

      The deposits of the three bank branches totaled approximately $132.5 million as of June 30, 2004. The Elizabeth City office had $46.9 million in deposits, the Suffolk office had $34.5 million in deposits, and the Emporia office had $51.0 million in deposits as of that date. The transaction will include the purchase of the land, buildings and equipment associated with the bank branches totaling approximately $2.0 million and approximately $538,000 in loans secured by deposit accounts. The deposit premium being paid for the bank branches is approximately 5.3% of deposits actually transferred, which was estimated to be $7.0 million as of June 30, 2004. We estimate that approximately $2.6 million will be recorded as a core deposit intangible and amortized over 10 years. The $132.5 million of deposits is comprised of approximately $2.4 million of non-interest bearing deposits and $43.2 million of NOW, savings and money market accounts. The remaining $86.9 million is comprised of certificates of deposit. The average cost of funds for these three branches as of June 30, 2004 was 2.13%.

      Effective July 21, 2004, a mortgage company in which the bank has a minority membership interest entered into an agreement to be merged with the subsidiary of another company. The transaction closed on October 1, 2004. Consideration for sale of the membership interest consisted of cash and shares of marketable common stock of the acquiring company as well as additional payments over the two years following closing of the transaction if certain performance targets are met. The bank realized a gain, net of income taxes, of approximately $150,000.

RISK FACTORS

      An investment in our common stock involves a number of risks. We urge you to read all of the information contained in this prospectus. In addition, we urge you to consider carefully the following factors in evaluating an investment in Gateway Financial Holdings, Inc. before you purchase any of our common stock offered by this prospectus. An investment should be undertaken only by persons who can afford an investment involving such risks.

Our growth strategy may not be successful.

      A key component of our strategy has been and will continue to be increasing the size of our franchise by aggressively pursuing business development opportunities, such as branch openings and branch acquisitions. We have purchased a number of banking offices of other financial institutions as a part of that strategy. We can provide no assurance that we will continue to be successful in increasing the volume of our loans and deposits at acceptable risk levels and upon acceptable terms and expanding our branch network while managing the costs and implementation risks associated with this growth strategy. There can be no assurance that any further expansion will be profitable or that we will continue to be able to sustain our historical rate of growth, either through internal growth or through other successful expansions of our banking markets.

We may encounter integration difficulties or may fail to realize the anticipated benefits of the Provident Bank branch transaction.

      We may not be able to integrate the operations of the three Provident Bank bank branches without encountering difficulties including, the loss of branch employees and customers, the disruption of our business when we convert the branches to our computer system or customer service problems relating to inconsistencies in standards, controls, procedures and policies.

If we lose key employees with significant business contacts in our market area, our business may suffer.

      Our success is largely dependent on the business contacts of our officers and employees in our market area. If we lose key employees temporarily or permanently, our business could be hurt. We could be particularly hurt if our key employees went to work for competitors. Our future success depends on the continued contributions of our existing senior management personnel, particularly on the efforts of D. Ben Berry, Mark A. Holmes, and David R. Twiddy each of whom has significant local experience and business contacts in our market area.

We may have higher loan losses than we have allowed for.

      Our loan losses could exceed the allowance for loan losses we have set aside. Our average loan size continues to increase. Reliance on historic loan loss experience may not be indicative of future loan losses. Approximately 76.7% of our loan portfolio is composed of construction, commercial real estate and commercial loans. Such loans are generally considered riskier than other types of loans such as residential mortgage loans. Regardless of the underwriting criteria we utilize, losses may be experienced as a result of various factors beyond our control, including, among other things, changes in market conditions affecting the value of our loan collateral and problems affecting the credit and business of our borrowers.

A significant part of our loan portfolio is unseasoned.

      In the last eighteen months, our loan portfolio has grown 91.2% to $308.7 million at June 30, 2004 from $161.5 million at December 31, 2002. It is difficult to assess the future performance of this part of our loan portfolio due to the recent origination of these loans. We can give no assurance that these loans will not have delinquency or charge-off levels above our historical experience, which could adversely affect our future performance.

A decrease in interest rates could adversely impact our profitability.

      Our results of operations may be significantly affected by the monetary and fiscal policies of the federal government and the regulatory policies of governmental authorities. A significant component of our earnings is our net interest income. Net interest income is the difference between income from interest-earning assets, such as loans, and the expense of interest-bearing liabilities, such as deposits and our borrowings. Like many financial institutions, we are subject to the risk of fluctuations in interest rates. A significant decrease in interest rates could have a material adverse effect on our net income as we would expect the yields on our earning assets to decrease more than the cost of our interest-bearing deposits and borrowings.

We face strong competition in our market area, which may limit our growth and profitability.

      The banking business in our market area, which is Northeastern North Carolina, including the Outer Banks, and the Greater Hampton Roads area of Virginia, is very competitive, and the level of competition facing us may increase further, which may limit our growth and profitability. We experience competition in both lending and attracting deposits from other banks and nonbank financial institutions located within our market area, some of which are significantly larger institutions. Nonbank competitors for deposits and deposit-type accounts include savings associations, credit unions, securities firms, money market funds, life insurance companies and the mutual funds industry. For loans, we encounter competition from other banks, savings associations, finance companies, mortgage bankers and brokers, insurance companies, credit card companies, credit unions, pension funds and securities firms.

Certain provisions under our Articles of Incorporation and applicable law may make it difficult for others to obtain control of our corporation even if such a change in control may be favored by some shareholders.

      Certain provisions in our Articles of Incorporation and applicable North Carolina corporate and banking law may have the effect of discouraging a change of control of Gateway Financial even if such a transaction is favored by some of our shareholders and could result in shareholders receiving a substantial premium over the current market price of our shares. The primary purpose of these provisions is to encourage negotiations with our management by persons interested in acquiring control of our corporation. These provisions may also tend to perpetuate present management and make it difficult for shareholders owning less than a majority of the shares to be able to elect even a single director. See “Description of Our Securities — Certain Provisions Having Potential Anti-Takeover Effects.”

Management has discretionary use of the proceeds from this offering.

      Management will have broad discretion with respect to the expenditure of the net proceeds from this offering. Accordingly, there is no assurance that you will agree with the uses that we choose to make of these funds.

We have made a rescission offer to certain shareholders who acquired shares of our common stock upon exercise of warrants that could require us to reacquire the shares.

      Shares of our common stock that were issued upon the exercise of warrants that expired on June 30, 2004 may not have been exempt from registration or qualification under the securities laws of certain states. In November 2001, following our reorganization into a holding company structure, we registered the shares of our common stock to be issued upon exercise of our warrants with the U.S. Securities and Exchange Commission pursuant to federal law. At that time we erroneously concluded that certain exemptions with respect to registration and qualification of the common stock under certain state laws applied. We became aware through an internal review that our analysis was not entirely correct in certain states and that, in addition to registering the shares with the SEC, we should have registered or qualified the shares in these states. Under applicable statutes, we commenced a rescission offer on September 10, 2004 to those purchasers who exercised the warrants. Under the rescission offer, those purchasers have the right to require that we repurchase the shares at the exercise price of $9.15 per share plus statutory interest (eight percent under

North Carolina law). Our common stock closed at $14.81 on October 12, 2004. Such purchasers have 30 days from receipt of the offer to have their shares repurchased before their right to require us to repurchase the shares pursuant to state statutes will expire. If this rescission offer is accepted by all those affected, we would be required to make aggregate payments to the holders of these shares of $12.2 million plus statutory interest calculated from the time the warrants were exercised. As of the date of this prospectus, we have not received any acceptances of the rescission offer.

Our securities are not FDIC insured.

      Our common stock is not a savings or deposit account or other obligation of the bank, and is not insured by the Federal Deposit Insurance Corporation or any other governmental agency and is subject to investment risk, including the possible loss of principal.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      Certain statements contained in or incorporated by reference into this prospectus constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of invoking these safe harbor provisions. You can identify these statements from our use of the words “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target,” “may” and similar expressions. These forward-looking statements may include, among other things:

•	statements relating to projected growth, anticipated improvements in earnings, earnings per share, and other financial performance measures, and management’s long term performance goals;

•	statements relating to the anticipated effects on results of operations or our financial condition from expected developments or events;

•	statements relating to our business and growth strategies, including potential acquisitions and branch openings; and

•	any other statements which are not historical facts.

      Forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from our expectations of future results, performance or achievements expressed or implied by these forward-looking statements. In addition, our past results of operations do not necessarily indicate our future results. We discuss these and other uncertainties in the “Risk Factors” section of this prospectus on page 6.

      You should not place undue reliance on any forward-looking statement. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

      We anticipate that the net proceeds to us from the sale of our common stock, assuming the underwriter does not exercise its option to cover over-allotments, will be approximately $19.0 million after deducting offering expenses and underwriting commissions, estimated to be $2.0 million.

      We intend to use the net proceeds to fund continued expansion of our franchise. We intend to use approximately $15 million of the net proceeds for investments in or loans to our bank subsidiary, Gateway Bank & Trust Co., to fund its operations and its continued expansion, and the operation and continued expansion of the bank’s subsidiaries, and to maintain the bank’s status as a “well capitalized” bank under applicable regulations. The proceeds invested in the bank will increase the bank’s regulatory legal lending limit. We may use the remaining portions of the net proceeds for general corporate purposes, including, but not limited to, the possible acquisitions of, or investments in, bank or permissible non-bank entities, including insurance agencies, by either us or our subsidiary bank (although no agreements or understandings presently exist with respect to any such acquisitions). Before we apply any of the proceeds for any of these uses, they likely will be temporarily invested in short-term investment securities. The precise amounts and timing of the application of proceeds will depend upon our funding requirements, the funding and capital requirements of our bank subsidiary, and whether we have funds available from other sources that we can use for any of those purposes.

MARKET FOR OUR COMMON STOCK AND

RELATED SHAREHOLDER MATTERS

      Our common stock is currently listed for trading on the Nasdaq National Market under the symbol “GBTS.” Our stock began trading on the Nasdaq National Market on September 9, 2004. Prior to that, it was listed for trading on the Nasdaq SmallCap Market. The following table sets forth the high and low published closing prices for shares of our common stock for the periods presented. Where appropriate, prices have been adjusted for the effects of stock splits effected in the form of stock dividends during the periods presented. The last reported sales price of our common stock on October 12, 2004 was $14.81 per share. As of June 30, 2004, we had approximately 2,100 shareholders of record.

	High	Low

2002
First Quarter	$8.04	$6.93
Second Quarter	8.76	7.42
Third Quarter	8.29	6.35
Fourth Quarter	7.65	6.43
2003
First Quarter	$8.34	$6.94
Second Quarter	10.14	7.99
Third Quarter	10.62	9.52
Fourth Quarter	11.47	10.42
2004
First Quarter	$15.14	$11.21
Second Quarter	14.56	11.63
Third Quarter	15.51	12.53
Fourth Quarter (through October 12)	15.30	14.81

DIVIDEND POLICY

      On August 23, 2004, our board declared our initial quarterly cash dividend payment of $0.02 per share to be paid on November 15, 2004 to shareholders of record on October 1, 2004. We intend to pay regular quarterly cash dividends. Going forward, however, the declaration of dividends is at the discretion of our board. No assurances can be given that we will continue to pay cash dividends. As a holding company, funding for our operating expenses and dividends is dependent upon cash retained at the holding company and dividends from the bank. If and when the payment of additional cash dividends are declared, such a payment will be in part dependent upon the earnings of the bank and its ability to pay dividends to us.

      North Carolina banking law permits a bank to pay a cash dividend only out of retained earnings and prohibits the payment of a cash dividend if such a payment would cause the bank’s surplus to be less than 50% of its paid-in capital. Under federal banking law, no cash dividend may be paid if the bank is undercapitalized or insolvent or if payment of the cash dividend would render the bank undercapitalized or insolvent, and no cash dividend may be paid by the bank if it is in default of any deposit insurance assessment due to the Federal Deposit Insurance Corporation.

      We are organized under the North Carolina Business Corporation Act, which prohibits the payment of a dividend if, after giving it effect, the corporation would not be able to pay its debts as they become due in the usual course of business or if the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved, to satisfy the preferential rights upon dissolution of any preferred shareholders. In addition, because we are a financial holding company, the Federal Reserve Board may impose restrictions on our payment of cash dividends.

      Subject to the statutory and regulatory restrictions described above, the payment of future cash dividends will be determined by our board after consideration of our earnings, financial condition, business projections, general business conditions, and other pertinent factors.

CAPITALIZATION

      The following table sets forth our consolidated capitalization as of June 30, 2004 on an actual basis and on a pro-forma basis as adjusted to give effect for pending bank branch acquisitions as well as to reflect the pro-forma effect of this offering. We have assumed proceeds of approximately $19.0 million will result from the sale of common stock offered by this prospectus, after deducting estimated offering expenses and assuming no exercise of the underwriter’s over-allotment option. You should read this information together with our consolidated financial statements and related notes, which are included elsewhere in this prospectus.

	June 30, 2004

		As Adjusted	As Adjusted
	Actual	(1)	(2)

	(Dollars in thousands)
Total Assets	$396,797	$529,297	$548,297

Indebtedness:
Long-term debt(3)	$12,800	$12,800	$12,800
Trust preferred securities	15,000	15,000	15,000

Total indebtedness	$27,800	$27,800	$27,800

Stockholders’ Equity:(4)
Preferred stock, 1,000,000 shares authorized, none issued	$—	$—	$—
Common stock, no par value, 10,000,000 shares authorized; 4,632,989 shares issued and outstanding, (6,032,989 pro-forma)(2)	37,008	37,008	56,008
Retained earnings	722	722	722
Accumulated comprehensive loss	(611)	(611)	(611)

Total stockholders’ equity	$37,119	$37,119	$56,119

Book value per share	$8.01	$8.01	$9.30
Tangible book value per share	$7.13	$5.62	$7.47
Capital Ratios:
Leverage ratio(5)	11.77%	7.57%	11.29%
Tier 1 risk-based capital ratio	14.11%	11.06%	16.92%
Total risk-based capital ratio	15.89%	12.70%	17.87%

(1)	Reflects the pro-forma effect of our pending bank branch acquisitions. These acquisitions include $500,000 in loans (100% risk weighted), $2.0 million in fixed assets (100% risk weighted), $123.0 million in cash (20% risk weighted), $2.6 million in core deposit intangibles (not subject to risk weighting), $4.4 million in goodwill (not subject to risk weighting), and the assumption of $132.5 million in deposit liabilities.

(2)	Assumes (1) above in addition to the sale of 1,400,000 shares in this offering, generating proceeds of $19.0 million, after deducting offering expenses. Also assumes that all net proceeds are invested by the bank in 20% risk weighted assets.

(3)	Represents Federal Home Loan Bank advances maturing more than one year from June 30, 2004.

(4)	Does not include 695,137 shares issuable at prices ranging from $6.80 per share to $11.62 per share upon exercise of outstanding stock options.

(5)	The leverage ratio is Tier 1 capital divided by period end tangible assets.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

Overview

      Gateway Financial Holdings, Inc. is a financial holding company incorporated under the laws of North Carolina to serve as the holding company for Gateway Bank & Trust Co., a North Carolina chartered commercial bank with banking and insurance agency offices in Northeastern North Carolina, including the Outer Banks, and the Greater Hampton Roads area of Virginia. The bank began operations on December 1, 1998 and, effective October 1, 2001, became our wholly-owned subsidiary.

      Since inception, we have aggressively pursued our primary objective of building a full service commercial banking operation, while effectively supplementing our banking activities with other financial services intended to generate significant non-interest income. Accordingly, a key component of our growth strategy has been expanding our franchise through the opening of newly constructed branches and strategic branch acquisitions. The bank serves its customers from twelve full service bank branches located in Elizabeth City (2), Kitty Hawk, Edenton, Nags Head, Plymouth and Roper, North Carolina, and Virginia Beach (3) and Chesapeake (2), Virginia. During the fourth quarter of 2004, we will add three additional full service bank branches purchased from another bank (located in Elizabeth City, North Carolina and Suffolk and Emporia, Virginia). During the first half of 2005, we expect to open three newly constructed bank branches (Moyock, North Carolina and two offices in Virginia Beach, Virginia). Consistent with our long-range strategic objectives, we will continue to consider acquisition opportunities including whole bank or branch locations. We will also continue to explore de novo branching opportunities in markets that we consider attractive.

      The bank has two wholly-owned operating subsidiaries, each of which has contributed to our profitability. Gateway Insurance Services, Inc., an insurance agency with offices in Edenton, Hertford, Elizabeth City, Plymouth, Moyock and Kitty Hawk, North Carolina, sells insurance products to businesses and individuals. Gateway Investment Services, Inc. assists bank customers in their securities brokerage activities through an arrangement with an unaffiliated broker-dealer. As prescribed by this arrangement, Gateway Investment Services earns revenue through a commission sharing arrangement with the unaffiliated broker-dealer. In an ongoing effort to create significant sources of non-interest income, we will continue to look for ways to expand non-traditional banking activities in our insurance and investment services subsidiaries.

      Since inception, we have concentrated our efforts on building a franchise and infrastructure that can deliver and sustain long-term profitability. Toward that objective, and consistent with our business plans, we incurred significant operating losses from the date of our opening through December 31, 2000. These losses totaled approximately $2.5 million. We achieved our first profitable quarter during the three months ended March 31, 2001 and have now remained profitable in fourteen consecutive quarters, producing net income of $547,000 in 2001, $627,000 in 2002, $1.2 million in 2003 and $824,000 (unaudited) through the six months ended June 30, 2004. While we anticipate continued profitability, future expansion activity can be expected to generate significant additional costs that can negatively impact earnings as we pursue our growth strategies.

Comparison of Financial Condition

June 30, 2004 Compared to December 31, 2003

      We continued our pattern of strong growth during the first half of 2004, with total assets increasing by $82.0 million, or 26.0%, to $396.8 million at June 30, 2004 from $314.8 million at December 31, 2003. This growth was principally reflected in increased loans. Total loans increased by $77.0 million, or 33.2%, from $231.7 million at December 31, 2003 to $308.7 million at June 30, 2004. We have maintained liquidity at what we believe to be an appropriate level. Liquid assets consisted of cash and due from banks, interest-earning deposits in other banks and investment securities available for sale. Liquid assets were $58.9 million, or 14.8% of total assets, at June 30, 2004 as compared to $56.6 million, or 18.0% of total assets at December 31, 2003.

      Funding for the growth in assets and loans was provided by increases of $56.5 million and $13.8 million, respectively, in deposit accounts and total borrowings, which includes trust preferred securities. Total deposits increased 23.7%, from $238.5 million at December 31, 2003 to $294.9 million at June 30, 2004. Non-interest-bearing demand deposits increased by 43.9% or $16.5 million to $53.9 million at June 30, 2004 from $37.5 million at December 31, 2003. Savings, money market and NOW accounts increased by 53.4% or $39.8 million to $114.2 million, from the $74.4 million balance at December 31, 2003. Consistent with our objective to reduce reliance on time deposits, our demand, savings, money market and NOW accounts increased to $168.1 million at June 30, 2004 or 57.0% of total deposits at that date, up from $111.9 million or 46.9% of total deposits at December 31, 2003. Time deposits totaled $126.8 million at June 30, 2004 as compared to $126.6 million at December 31, 2003. Time deposits of more than $100,000 were $40.8 million, or 13.8% of total deposits at June 30, 2004 as compared with $35.8 million, or 15.0% of total deposits at December 31, 2003. We continued to utilize brokered deposits to fund growth. These time deposits decreased to $33.0 million, or 11.2% of total deposits as compared to $42.1 million, or 17.7% of total deposits at December 31, 2003. Advances from the Federal Home Loan Bank of Atlanta increased from $36.0 million to $48.8 million during the first half of 2004, while federal funds purchased decreased from $6.0 million to none outstanding at June 30, 2004. In June 2004, we issued $7.0 million in trust preferred securities through Gateway Capital Statutory Trust II.

      Total stockholders’ equity increased by $12.1 million during the six months ended June 30, 2004, consisting of $11.5 million due to the exercise of outstanding warrants, $503,000 for shares issued in a subsidiary acquisition, $80,000 for shares issued in the exercise of stock options and net income of $824,000 which was reduced by accumulated other comprehensive losses totaling $788,000 due to changes in the values of securities available for sale. Stockholders’ equity totaled $37.1 million at June 30, 2004. Our capital ratios, and those of the bank, continued to be in excess of the minimums required to be deemed well-capitalized by regulatory authorities.

December 31, 2003 Compared to December 31, 2002

      We continued our pattern of strong growth during 2003, with total assets increasing by $83.8 million, or 36.3%, to $314.8 million at December 31, 2003 from $231.1 million at December 31, 2002. This growth was principally reflected in increased loans. Total loans increased by $70.3 million, or 43.5%, from $161.5 million at year end 2002 to $231.7 million at year end 2003. The increase in loans was comprised principally of increases of $9.8 million, $33.1 million and $19.6 million, respectively, in commercial loans, construction loans, and commercial real estate loans — three areas of lending that we target. We have maintained liquidity at what we believe to be an appropriate level, as liquid assets, consisting of cash and due from banks, interest-earning deposits in other banks and investment securities available for sale, increased in the aggregate to $56.6 million, or 18.0% of total assets, at December 31, 2003. The cash surrender value of bank owned life insurance totaled $7.1 million, or 2.3% of total assets at December 31, 2003. Additionally, our investment in premises and equipment increased by $1.5 million as a result of growth and expansion and costs incurred in acquiring the former National Bank of Commerce/ CCB Ehringhaus Street branch in Elizabeth City and the upfit costs associated with opening the de novo offices on Cedar Road in Chesapeake and Shore Drive in Virginia Beach. Goodwill and other intangibles increased $1.3 million, primarily due to the acquisition of the former National Bank of Commerce/ CCB Ehringhaus Street branch.

      Funding for the growth in assets and loans was provided by increases of $63.8 million and $18.6 million, respectively, in deposit accounts and total borrowings. Total deposit accounts increased 36.5%, from $174.7 million at December 31, 2002 to $238.5 million at December 31, 2003. Non-interest-bearing demand accounts increased by $14.0 million, or 59.5%, from $23.5 million at the beginning of the period to $37.5 million at the end of the period. Savings, money market and NOW accounts more than doubled to $74.4 million, representing a total increase of $40.0 million or 116.1% over the $34.4 million reported at December 31, 2002. Consistent with our objective to reduce reliance on time deposits, our demand, savings, money market and NOW accounts of $111.9 million at December 31, 2003 represented 46.9% of total deposits at that date, up from $57.9 million or 33.2% of total deposits at December 31, 2002. Time deposits totaled $126.6 million at December 31, 2003 as compared to $116.7 million at December 31, 2002. Large denomination time deposits of more than $100,000 were $35.7 million, or 15.0% of total deposits at December 31, 2003 as compared with $44.9 million, or 25.7% of total deposits at December 31, 2002. We continued to use brokered deposits to fund growth, with such deposits increasing from $29.3 million to $42.1 million during 2003, comprising 33.2% of total time deposits at December 31, 2003. Advances from the Federal Home Loan Bank of Atlanta increased from $28.4 million to $36.0 million during the twelve months ended December 31, 2003, while federal funds purchased doubled from $3.0 million at the beginning of the year to $6.0 million at December 31, 2003. In addition, during 2003 we issued $8.0 million of trust preferred securities through Gateway Capital Statutory Trust I, which provided funding to support growth while enhancing our regulatory capital position.

      During the twelve months ended December 31, 2003, total stockholders’ equity increased by $1.0 million, as net income of $1.2 million and an increase of $112,000 in common stock from warrant conversions was reduced by a decrease of $305,000 in accumulated other comprehensive income resulting from a decrease in unrealized securities gains. Stockholders’ equity totaled $25.0 million at December 31, 2003. Our capital ratios, and those of the bank, continued to place us in excess of the minimums required to be deemed well-capitalized by the bank’s regulatory authorities.

Net Interest Income

      Like most financial institutions, the primary component of our earnings is net interest income. Net interest income is the difference between interest income, principally from loan and investment securities portfolios, and interest expense, principally on customer deposits and borrowings. Changes in net interest income result from changes in volume, spread and margin. For this purpose, volume refers to the average dollar level of interest-earning assets and interest-bearing liabilities, spread refers to the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities, and margin refers to net interest income divided by average interest-earning assets and is influenced by the level and relative mix of interest-earning assets and interest-bearing liabilities, as well as levels of non-interest-bearing liabilities and capital. During the six months ended June 30, 2004 and the years ended December 31, 2003, 2002 and 2001, average interest-earning assets were $325.7 million, $251.7 million, $177.5 million, and $122.4 million, respectively. During these same periods, our net interest margin was 3.43%, 3.24%, 3.09%, and 3.32%, respectively.

      Average Balances and Average Rates Earned and Paid. The following tables set forth, for the periods indicated, information with regard to average balances of assets and liabilities, as well as the total dollar amounts of interest income from interest-earning assets and interest expense on interest-bearing liabilities, resultant yields or costs, net interest income, net interest spread, net interest margin and the ratio of average interest-earning assets to average interest-bearing liabilities.

	For the Six Months Ended June 30,

	2004			2003

	Average		Average	Average		Average
	Balance	Interest	Rate(1)	Balance	Interest	Rate(1)

	(Dollars in thousands)
Interest-earning assets:
Loans	$267,747	$7,519	5.65%	$174,912	$5,197	5.99%
Interest-earning deposits	2,748	13	0.95%	2,085	12	1.16%
Investment securities available for sale:
Taxable	50,020	804	3.23%	49,696	967	3.92%
Tax-exempt	2,015	13	1.30%	—	—	—
FHLB/ FRB stock	3,146	60	3.84%	2,142	49	4.61%

Total interest-earning assets	325,676	8,409	5.19%	228,835	6,225	5.49%

Other assets	31,200			21,856

Total assets	$356,876			$250,691

Interest-bearing liabilities:
Deposits:
Savings, NOW and money market	$93,127	531	1.15%	$44,684	229	1.03%
Time deposits	128,506	1,564	2.45%	122,726	1,844	3.03%
Federal funds purchased	5,833	44	1.52%	2,888	25	1.75%
FHLB advances	48,159	537	2.24%	31,524	478	3.06%
Trust preferred securities	8,538	184	4.33%	—	—	—

Total interest-bearing liabilities	284,163	2,860	2.02%	201,822	2,576	2.57%

Demand deposits	44,051			23,410
Other liabilities	1,110			1,266
Stockholders’ equity	27,552			24,193

Total liabilities and stockholders’ equity	$356,876			$250,691

Net interest income and interest rate spread		$5,549	3.17%		$3,649	2.91%

Net interest margin			3.43%			3.22%

Ratio of average interest-earning assets to average interest-bearing liabilities	114.61%			113.38%

(1)	Six month data is presented on an annualized basis.

	For the Years Ended December 31,

	2003			2002			2001

	Average		Average	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate

	(Dollars in thousands)
Interest-earning assets:
Loans	$197,801	$11,511	5.82%	$130,769	$8,178	6.25%	$92,461	$7,288	7.88%
Interest-earning deposits	1,867	21	1.12%	4,055	67	1.65%	3,967	149	3.76%
Investment securities available for sale:
Taxable	49,652	1,851	3.73%	40,903	1,959	4.79%	24,970	1,620	6.49%
Tax-exempt(1)	—	—	—	—	—	—	—	—	—
FHLB/ FRB stock	2,409	103	4.28%	1,815	107	5.90%	985	68	6.90%

Total interest-earning assets	251,729	13,486	5.36%	177,542	10,311	5.81%	122,383	9,125	7.46%

Other assets	26,727			16,593			11,747

Total assets	$278,456			$194,135			$134,130

Interest-bearing liabilities:
Deposits:
Savings, NOW and money market	$55,852	557	1.00%	$28,131	285	1.01%	$19,534	401	2.05%
Time deposits	125,100	3,555	2.84%	98,288	3,479	3.54%	72,753	3,997	5.49%
Federal funds purchased	4,099	64	1.56%	779	16	2.05%	1,741	78	4.48%
FHLB advances	35,812	1,022	2.85%	26,654	1,039	3.90%	11,462	583	5.09%
Trust preferred securities	3,333	143	4.29%	—	—	—	—	—	—

Total interest-bearing liabilities	224,196	5,341	2.38%	153,852	4,819	3.13%	105,490	5,059	4.80%

Demand deposits	27,943			15,166			9,489
Other liabilities	1,972			798			659
Stockholders’ equity	24,345			24,319			18,492

Total liabilities and stockholders’ equity	$278,456			$194,135			$134,130

Net interest income and interest rate spread		$8,145	2.98%		$5,492	2.68%		$4,066	2.66%

Net interest margin			3.24%			3.09%			3.32%

Ratio of average interest- earning assets to average interest-bearing liabilities	112.28%			115.40%			116.01%

(1)	Tax-exempt yields were adjusted to a tax equivalent basis using a 34% rate.

Rate/ Volume Analysis

      The following table analyzes the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. The table distinguishes between (i) changes attributable to volume (changes in volume multiplied by the prior period’s rate), (ii) changes attributable to rate (changes in rate multiplied by the prior period’s volume), and (iii) net change (the sum of the previous columns). The change attributable to both rate and volume (changes in rate multiplied by changes in volume) has been allocated equally to both the changes attributable to volume and the changes attributable to rate.

	Year Ended June 30, 2004			Year Ended December 31,			Year Ended December 31,
	vs. June 30, 2003			2003 vs. 2002			2002 vs. 2001

	Increase			Increase (Decrease)			Increase
	(Decrease) Due to			Due to			(Decrease) Due to

	Volume	Rate	Total	Volume	Rate	Total	Volume	Rate	Total

Interest income:
Loans	$2,683	$(361)	$2,322	$4,046	$(713)	$3,333	$2,708	$(1,818)	$890
Interest-earning deposits	3	(2)	1	(30)	(16)	(46)	2	(84)	(82)
Investment securities available for sale:
Taxable	6	(169)	(163)	373	(481)	(108)	898	(559)	339
Tax-exempt	7	6	13	—	—	—	—	—	—
FHLB/ FRB stock	21	(10)	11	30	(34)	(4)	53	(14)	39

Total interest income	2,720	(536)	2,184	4,419	(1,244)	3,175	3,661	(2,475)	1,186

Interest expense:
Deposits
Savings, NOW and money market	262	40	302	279	(7)	272	132	(248)	(116)
Time deposits	79	(359)	(280)	855	(779)	76	1,153	(1,671)	(518)
Federal funds purchased	24	(5)	19	60	(12)	48	(31)	(31)	(62)
FHLB advances	219	(160)	59	309	(326)	(17)	682	(226)	456
Trust preferred securities	92	92	184	72	71	143	—	—	—

Total interest expense	676	(392)	284	1,575	(1,053)	522	1,936	(2,176)	(240)

Net interest income increase (decrease)	$2,044	$(144)	$1,900	$2,844	$(191)	$2,653	$1,725	$(299)	$1,426

Comparison of Results of Operations

Six Months Ended June 30, 2004 Versus Six Months Ended June 30, 2003

      Overview. Our net income totaled $824,000 or $0.20 per share (diluted) for the six months ended June 30, 2004, as compared with net income of $434,000 or $0.13 per share (diluted) for the six months ended June 30, 2003, an increase of $390,000 or 89.9% in net income and $0.07 or 53.8% in net income per share (diluted). Our primary focus continues to be on growth and development of our branch network and subsidiary operations, sacrificing some profitability in the near term. We generated significantly higher levels of net interest income in the 2004 period compared to 2003, which increases were partially offset by increases in non-interest expenses and income taxes. We were fully taxable in 2004 versus paying no taxes in 2003. The bank opened one new branch in Virginia Beach, Virginia, in February 2004, increasing to eleven the number of full service banking branches. In addition, the bank opened two branches in the first six months of 2003 and one in August 2003. We have incurred additional non-interest expenses both as a result of growth from period to period, and also as a result of staff additions and other costs incurred as a result of the branch expansion during 2003 and 2004. Although the rate environment over these two periods has been one of consistently low interest rates, our net interest margin and net interest rate spread has improved for the six months ended June 30, 2004 as compared with that from the same period of 2003. Our net interest rate spread increased by 26 basis points and the net interest rate margin increased by 21 basis points when comparing the six months ended June 30, 2004 to the same period of 2003.

      Net Interest Income. Net interest income increased to $5.5 million for the six months ended June 30, 2004, a $1.9 million or 52.1% increase from the $3.6 million earned in the same period of 2003. Total interest income benefited from strong growth in the level of average earning assets, but was partially offset by lower asset yields caused by the decline in market interest rates from period to period. Average total interest-earning assets increased $96.8 million, or 42.3% to $325.7 million, for the first half of 2004 as compared to $228.8 million for 2003, while the average yield dropped by 30 basis points from 5.49% to 5.19%. Substantially all of the increase in the average balance of interest-earning assets was due to growth in the loan portfolio. The average balance of loans increased by $92.8 million or 53.1% to $267.7 million for the first half of 2004 from

$174.9 million for the first half of 2003. Average total interest-bearing liabilities increased by $82.3 million, or 40.8% to $284.2 million in 2004 from $201.8 million in 2003, consistent with the increase in interest-earning assets. Reflecting our strategy of growing core deposits, the average balance of lower cost savings, NOW and money market deposits grew by $48.4 million or 108.4% to $93.1 million in the 2004 period from $44.7 million in the 2003 period. The average cost of interest-bearing liabilities decreased by 55 basis points from 2.57% to 2.02%, contributing to a 26 basis point increase in the interest rate spread for the first half of 2004 as compared with the first half of 2003. For the six months ended June 30, 2004, the net interest rate spread was 3.17% and the net interest margin was 3.43%. For the six months ended June 30, 2003, the net interest rate spread was 2.91% and the net interest margin was 3.22%. The net interest margin increased by 21 basis points in the first half of 2004 compared to 2003. Contributing to the improvement in our net interest spread and margin was an improved mix of interest-earning assets and interest-bearing liabilities. In the 2004 period, higher yielding loans equaled 82.0% of interest-earning assets as compared to 76.4% in the 2003 period. In the 2004 period, lower cost savings, NOW and money market deposits equaled 32.8% of interest-bearing liabilities as compared to 22.1% in the 2003 period. Also contributing to the increase in the net interest margin was a $20.6 million or 88.2% increase in average non-interest bearing demand deposits to $44.1 million in 2004 from $23.4 million in 2003.

      Provision for Loan Losses. We recorded a $575,000 provision for loan losses in both the first half of 2004 and in the first half of 2003. Provisions for loan losses are charged to income to bring the allowance for loan losses to a level deemed appropriate by management. In evaluating the allowance for loan losses, we consider factors that include growth, composition and industry diversification of the portfolio, historical loan loss experience, current delinquency levels, adverse situations that may affect a borrower’s ability to repay, estimated value of any underlying collateral, prevailing economic conditions and other relevant factors. In each of the first six months of both 2004 and 2003, the provision for loan losses was made principally in response to the analysis of the loan portfolio. Total loans outstanding increased by $77.0 million in the first half of 2004 and by $38.7 million in the first half of 2003. Despite the growth during 2004, our level of non-performing assets has increased only $60,000 since December 31, 2003, thereby resulting in improvements to certain key loan portfolio performance indicators such as the ratio of non-performing assets to total assets. Subsequent to June 30, 2004, the bank received an $861,000 payoff of its largest non-performing loan. At June 30, 2004 and December 31, 2003, respectively, the allowance for loan losses was $3.4 million and $2.8 million, representing 1.10% and 1.19%, respectively, of loans outstanding. This decrease in the level of our allowance expressed as a percentage of gross loans resulted from the aforementioned improvement in our asset quality. Other than the non-accrual loans discussed under the caption “Lending Activities,” our loan portfolio continues to perform very well.

      Non-Interest Income. Non-interest income totaled $2.6 million for the six months ended June 30, 2004 as compared with $2.1 million for the six months ended June 30, 2003, an increase of $474,000 or 22.5%. Since inception, we have actively pursued additional non-interest income sources outside of traditional banking operations, including income from insurance and brokerage operations. The principal reasons for the increase in total non-interest income for the first half of 2004 were increases of $272,000 or 69.2% in service charges on deposit accounts to $665,000 during the first half of 2004 from $393,000 during the first half of 2003 and income from insurance operations which increased $187,000 or 26.7% to $892,000 in the 2004 period from $705,000 in the 2003 period. Additionally, during the six months ended June 30, 2004, we recorded an increase of $120,000 or 136.4% in income from brokerage operations to $208,000 in the first half of 2004 from $88,000 in the comparable 2003 period. Earnings on bank owned life insurance, which we purchased during the third quarter of 2003, for the first six months of 2004 totaled $175,000 compared to none for the same period of 2003. Income from mortgage operations dropped $209,000 or 38.3% to $336,000 in the 2004 period from $545,000 in the 2003 period as a result of increasing mortgage rates and the corresponding decrease in the level of mortgage refinancing. The increase in service fees and charges resulted principally from our growth from period to period. The increase in income from insurance operations is due primarily to the acquisition of Whitehurst Insurance Agency, Inc., which has branches in Elizabeth City, Edenton and Moyock, North Carolina.

      Non-Interest Expenses. Non-interest expenses totaled $6.5 million for the six months ended June 30, 2004, an increase of $1.7 million or 36.2% over the $4.7 million reported for the first half of 2003. Substantially all of this increase resulted from the bank’s growth and development, and reflects the additional expenses in the current period associated with the opening of new branches in January 2003, April 2003, August 2003 and February 2004, increasing the number of full service banking locations to eleven. Ten branches were fully operational throughout the first half of 2004, while eight branches were operational throughout the first half of 2003. For the six months ended June 30, 2004, personnel costs increased by $903,000 or 35.4% to $3.5 million in 2004 from $2.6 million in 2003, while the costs of occupancy and equipment increased by $573,000, or 72.2% to $1.4 million in the 2004 period from $794,000 in 2003. Other non-interest expenses increased by $205,000, or 17.5% to $1.4 million in 2004 from $1.2 million in 2003 most notably as a result of a $52,000 increase in postage, printing and office supplies, a $57,000 increase in advertising and promotion and a $103,000 increase in other non-interest expenses.

      Provision for Income Taxes. We recorded tax expense for the six months ended June 30, 2004 of $269,000 and no income tax expense for the six months ended June 30, 2003 due to the recognition of a portion of previously reserved deferred tax assets. As we became profitable and continued to demonstrate a sustained pattern of profitability, the valuation allowance was adjusted accordingly with the benefit reflected in net income.

Year Ended December 31, 2003 Versus Year Ended December 31, 2002

      Overview. We reported net income of $1.2 million or $0.35 per diluted share for the year ended December 31, 2003, as compared with net income of $627,000 or $0.19 per diluted share for 2002, an increase of $573,000, or 91.4%, in net income and an increase of $0.16, or 84.2%, in net income per diluted share. Our primary focus continues to be on growth and development of our branch network and subsidiary operations, sacrificing some profitability in the near term. During 2003, the bank opened two new branches in leased facilities; one on Cedar Road in Chesapeake, Virginia in January 2003, and another on Shore Drive in Virginia Beach, Virginia in April 2003. The bank also purchased a second Elizabeth City, North Carolina banking location on Ehringhaus Street in August from National Bank of Commerce/ CCB. These new locations increased the number of full service banking branches to ten. We generated significantly higher levels of net interest income and non-interest income in 2003 as compared to 2002, which increases were partially offset by increases in non-interest expenses. We incurred additional non-interest expenses both as a result of growth from period to period, and also as a result of staff additions and other costs incurred as a result of the branch expansion during 2003. Although interest rates have remained at or near forty year historical lows, our net interest rate spread and net interest margin have increased primarily due to the bank’s growth of low cost core deposits.

      Net Interest Income. Net interest income increased to $8.1 million for the year ended December 31, 2003, a $2.7 million or 48.3% increase from the $5.5 million earned during 2002. Total interest income benefited from strong growth in the level of average earning assets during the year. This asset growth offset the lower asset yields caused by the decline in market interest rates during periods reported. Average total interest-earning assets increased $74.2 million, or 41.8%, to $251.7 million for 2003 as compared to $177.5 million for 2002, while the average yield dropped by 45 basis points from 5.81% to 5.36%. Average total interest-bearing liabilities increased by $70.3 million, or 45.7%, to $224.2 million for 2003 as compared to $153.9 million for 2002, while the average cost of interest-bearing liabilities decreased by 75 basis points from 3.13% to 2.38%. This resulted in a 30 basis point improvement in interest rate spread and also resulted in an improvement in the interest rate margin of 15 basis points. For the year ended December 31, 2003, the net interest rate spread was 2.98% and the net interest margin was 3.24%. For the year ended December 31, 2002, the net interest spread was 2.68% and the net interest margin was 3.09%. Contributing to the improvement in our net interest spread and margin was an improved mix of interest-earning assets and interest-bearing liabilities. In 2003, higher yielding loans equaled 78.6% of interest-earning assets as compared to 73.7% in 2002. In 2003, lower cost savings, NOW and money market deposits equaled 24.9% of interest-bearing liabilities as compared to 18.3% in 2002. Also contributing to the increase in the net interest margin was a $12.8 million, or 84.2%, increase in non-interest bearing demand deposits to $27.9 million in 2003 from $15.2 million in 2002.

      Provision for Loan Losses. We recorded a $1.2 million provision for loan losses in 2003, representing an increase of $720,000 from the $480,000 provision made in 2002. Provisions for loan losses are charged to income to bring the allowance for loan losses to a level deemed appropriate by management. In evaluating the allowance for loan losses, we consider factors that include growth, composition and industry diversification of the portfolio, historical loan loss experience, current delinquency levels, adverse situations that may affect a borrower’s ability to repay, estimated value of any underlying collateral, prevailing economic conditions and other relevant factors. In both 2003 and 2002 the provision for loan losses was made principally in response to growth in loans, as total loans outstanding increased by $70.3 million in 2003 and by $54.2 million in 2002. At December 31, the allowance for loan losses was $2.8 million for 2003 and $1.7 million for 2002, representing 1.19% and 1.07%, respectively, of loans outstanding.

      Non-Interest Income. Non-interest income totaled $4.5 million for the year ended December 31, 2003 as compared with $2.8 million for 2002, an increase of $1.7 million, or 58.7%. Since inception, we have actively pursued additional non-interest income sources outside of traditional banking operations, including income from insurance, mortgage banking and brokerage operations. The 2003 increases include $316,000, or 54.3%, in service charges on deposit accounts, $689,000, or 163.3%, in income from mortgage operations, $216,000, or 17.1%, in income from insurance operations, and $47,000, or 24.4%, in income from brokerage operations. The increase in income from mortgage operations consisted of $226,000 from increased originations of presold mortgages, $251,000 in income distributed on our investment in Sidus Financial, LLC, and $212,000 representing our equity in the 2003 income of Gateway First Mortgage, LLC. Both Sidus and Gateway First are providers of mortgage banking services to the bank and to other lenders. The increases in income from insurance and brokerage operations resulted from growth in those lines of business. We also earned $146,000 in 2003 from bank owned life insurance that was purchased during the year. Other non-interest income increased by $267,000, from $99,000 for 2002 to $366,000 for 2003, reflecting increases of $76,000 and $35,000, respectively, in miscellaneous service fee income and gains on sales of loans, as well as a gain of $119,000 in 2003 from the sale of an undeveloped parcel of land.

      Non-Interest Expenses. Non-interest expenses totaled $10.2 million for the year ended December 31, 2003, an increase of $3.0 million or 41.9% over the $7.2 million reported for 2002. In comparison, total assets averaged $278.5 million for 2003, an increase of 43.4% over average total assets of $194.1 million for the year ended December 31, 2002. Substantially all of the increase in non-interest expenses resulted from our growth and development, and reflects the additional expenses in the current year associated with the opening of new branches in January, April and August 2003, increasing the number of full service banking locations to ten. Eight of the ten branches were fully operational throughout 2003, while only five of the seven branches existing at the end of 2002 were operational throughout all of that year. As a result of such expansion, personnel costs increased by $1.6 million, or 40.6% to $5.5 million from $3.9 million, the costs of occupancy and equipment increased by $890,000, or 91.4% to $1.9 million from $974,000, and other non-interest expenses increased by $623,000, or 34.7% to $2.4 million from $1.8 million. Our item processing, which was previously outsourced, was brought in-house in 2003, and as a result data processing expenses decreased by $96,000, or 19.4% to $397,000 from $493,000. As a percentage of average total assets, total non-interest expenses were consistent at 3.67% for 2003 and 3.71% for 2002.

      Income Taxes. Income tax expense was zero for both 2003 and 2002 as a result of the recognition of deferred tax assets, generated in prior years, that had previously been offset by a valuation allowance.

Year Ended December 31, 2002 Versus Year Ended December 31, 2001

      Overview. We reported net income of $627,000 or $0.19 per diluted share for the year ended December 31, 2002, as compared with net income of $547,000 or $0.21 per diluted share for 2001, an increase of $80,000, or 14.6%, in net income but a decrease of $0.02, or 9.5%, in net income per diluted share. The decrease in earnings per share was due to an increase in the number of outstanding shares in the 2002 period as a result of the closing of our offering of common stock and warrants in June 2001. Our primary focus continues to be on growth and development of our branch network and subsidiary operations, sacrificing profitability in the near term. The bank opened one new branch in a leased facility in Edenton, North Carolina, in January 2002 and two other newly-constructed owned facilities, one in Kitty Hawk, North

Carolina during September 2002, and one in Chesapeake, Virginia during November 2002. These new locations increased the number of full service banking branches to seven. We incurred additional non-interest expenses both as a result of growth from period to period, and also as a result of staff additions and other costs incurred as a result of the branch expansion during 2002. However, although the significant downward trend in interest rates from period to period had a negative impact on our total interest income by lowering it below the levels that would be expected in a more stable interest rate environment, our net interest rate spread remained relatively unchanged primarily due to the bank’s growth of low cost core deposits.

      Net Interest Income. Net interest income increased to $5.5 million for the year ended December 31, 2002, a $1.4 million or 35.1% increase from the $4.1 million earned during 2001. Total interest income benefited from strong growth in the level of average earning assets, which offset both the lower asset yields caused by the dramatic decline in market interest rates from period to period and the effects of customer-favorable pricing of both loan and deposit products during 2002. Average total interest-earning assets increased $55.2 million, or 45.1%, to $177.5 million for 2002 as compared to $122.4 million for 2001, while the average yield dropped by 165 basis points from 7.46% to 5.81%. Average total interest-bearing liabilities increased by $48.4 million, relatively consistent with the increase in interest-earning assets. The average cost of interest-bearing liabilities decreased by 167 basis points from 4.80% to 3.13%, resulting in relatively unchanged net interest rate spread as described above. For the year ended December 31, 2002, the net interest rate spread was 2.68% and the net interest margin was 3.09%. For the year ended December 31, 2001, the net interest rate spread was 2.66% and the net interest margin was 3.32%.

      Provision for Loan Losses. We recorded a $480,000 provision for loan losses in 2002, representing an increase of $40,000 from the $440,000 provision made in 2001. Provisions for loan losses are charged to income to bring the allowance for loan losses to a level deemed appropriate by management. In evaluating the allowance for loan losses, management considers factors that include growth, composition and industry diversification of the portfolio, historical loan loss experience, current delinquency levels, adverse situations that may affect a borrower’s ability to repay, estimated value of any underlying collateral, prevailing economic conditions and other relevant factors. In both 2002 and 2001 the provision for loan losses was made principally in response to growth in loans, as total loans outstanding increased by $54.2 million in 2002 and by $31.3 million in 2001. At December 31, the allowance for loan losses was $1.7 million for 2002 and $1.4 million for 2001, representing 1.07% and 1.34%, respectively, of loans outstanding.

      Non-Interest Income. Non-interest income totaled $2.8 million for the year ended December 31, 2002 as compared with $2.4 million for 2001, an increase of $406,000, or 16.8%. Since inception, we have actively pursued additional non-interest income sources outside of traditional banking operations, including income from insurance and brokerage operations. During 2002, we experienced a $110,000, or 36.3%, decrease in income from brokerage operations that resulted from a lower level of trading volume in response to the downward trends in the securities markets. This decrease in income from brokerage operations was more than offset by increases of $201,000, or 52.8%, in service charges on deposit accounts which resulted principally from deposit growth, $176,000, or 71.5%, in the fees from mortgage banking operations, $86,000, or 47.8%, in gains realized from sales of available for sale securities and $52,000, or 4.3%, in income from insurance operations. We also incurred a loss of $37,000 from the disposal of foreclosed real estate during the year ended December 31, 2002.

      Non-Interest Expenses. Non-interest expenses totaled $7.2 million for the year ended December 31, 2002, an increase of $1.7 million, or 31.1%, over the $5.5 million reported for 2001. Substantially all of this increase resulted from the bank’s growth and development, and reflects additional expenses associated with the opening of new branches in January 2002, September 2002 and November 2002, increasing the number of full service banking locations to seven. Five of the seven branches were fully operational throughout 2002, while only three of the seven were operational throughout all of 2001. As a result of such expansion, personnel costs increased by $991,000, or 33.5%, the costs of occupancy and equipment increased by $206,000, or 26.8%, and data processing fees increased by $105,000, or 27.1%. Other non-interest expenses increased by $410,000, or 29.6%. In comparison, total assets averaged $194.1 million for 2002, an increase of 44.7% over average total assets of $134.1 million for the year ended December 31, 2001.

LIQUIDITY AND CAPITAL RESOURCES

      Our sources of funds are customer deposits, cash and demand balances due from other banks, interest-earning deposits in other banks and investment securities available for sale. These funds, together with loan repayments, are used to make loans and to fund continuing operations. In addition, at June 30, 2004, the bank had credit availability with the Federal Home Loan Bank of Atlanta of approximately $99.2 million, with $48.8 million outstanding, federal funds lines of credit with other financial institutions in the amount of $31.4 million, with no balance outstanding, and a revolving line of credit at another financial institution secured by certain loans outstanding in the amount of $7.5 million, also with no outstanding balance.

      Total deposits were $294.9 million and $238.5 million at June 30, 2004 and December 31, 2003, respectively. As a result of our loan demand exceeding the rate at which core deposits are being built, we have relied heavily on time deposits and borrowings as a source of funds. Time deposits are the only deposit accounts that have stated maturity dates. Such deposits are generally considered to be rate sensitive. At June 30, 2004 and December 31, 2003, time deposits represented 43.0% and 53.1%, respectively, of our total deposits. Time deposits of $100,000 or more represented 13.8% and 15.0%, respectively, of our total deposits at June 30, 2004 and December 31, 2003. At June 30, 2004, we had $7.2 million in deposits from eight public units and $33.0 million in brokered time deposits. We believe that most other time deposits are relationship-oriented. While we will need to pay competitive rates to retain these deposits at their maturities, there are other subjective factors that will determine their continued retention. Based upon prior experience, we anticipate that a substantial portion of outstanding certificates of deposit will renew upon maturity.

      Management anticipates that we will rely primarily upon customer deposits, loan repayments and current earnings to provide liquidity, and will use funds thus generated to make loans and to purchase securities, primarily investment-grade securities issued by the federal government and its agencies, investment-grade corporate securities and investment-grade mortgage-backed securities.

      At June 30, 2004 and December 31, 2003, our Tier 1 leverage ratio was 12.44% and 9.33%, respectively. All capital ratios place us, and the bank, well in excess of the minimum required to be deemed well-capitalized by regulatory measures.

      Our recurring cash requirements consist primarily of interest expense on long-term debt payable to Gateway Capital Statutory Trusts I and II and dividends to stockholders. These cash needs have been satisfied to date by cash retained at the holding company from various capital offerings. In the future, we may utilize dividends from the bank to satisfy these cash needs.

CAPITAL RATIOS

      The bank is subject to minimum capital requirements. See “SUPERVISION AND REGULATION.” As the following table indicates, at June 30, 2004, the bank exceeded regulatory capital requirements.

	At June 30, 2004

	Actual	Minimum	Well-Capitalized
	Ratio	Requirement	Requirement

Total risk-based capital ratio	15.89%	8.0%	10.0%
Tier 1 risk-based capital ratio	14.11%	4.0%	6.0%
Leverage ratio	12.44%	4.0%	5.0%

CONTRACTUAL OBLIGATIONS

      In the normal course of business we become party to various outstanding contractual obligations that will require future cash outflows. The following table reflects our contractual obligations outstanding as of June 30, 2004.

	Payments Due by Period

		On Demand
		Or Within			After
Contractual Obligations	Total	1 Year	2-3 Years	4-5 Years	5 Years

	(Dollars in thousands)
FHLB advances	$48,800	$36,000	$800	$—	$12,000
Trust preferred securities	15,000	—	—	—	15,000
Lease obligations	5,859	603	1,097	935	3,224
Deposits	294,927	258,457	35,580	890	—

Total contractual cash obligations	$364,586	$295,060	$37,477	$1,825	$30,224

ASSET/ LIABILITY MANAGEMENT

      Our results of operations depend substantially on our net interest income. Like most financial institutions, the bank’s interest income and cost of funds are affected by general economic conditions and by competition in the marketplace. The purpose of asset/liability management is to provide stable net interest income growth by protecting our earnings from undue interest rate risk, which arises from volatile interest rates and changes in the balance sheet mix, and by managing the risk/return relationships between liquidity, interest rate risk, market risk, and capital adequacy. We maintain, and have complied with, a board of directors approved asset/liability management policy that provides guidelines for controlling exposure to interest rate risk by utilizing the following ratios and trend analysis: liquidity, equity, volatile liability dependence, portfolio maturities, maturing assets and maturing liabilities. While our policy limits allow for variances in net interest income of plus or minus 25%, we generally endeavor to manage the exposure of our earnings to changing interest rates by maintaining our position within a more narrow range around an “earnings neutral position,” which is defined as the mix of assets and liabilities that generate a net interest margin that is least affected by interest rate changes.

      When suitable lending opportunities are not sufficient to utilize available funds, we have generally invested such funds in securities, primarily U.S. Treasury securities, securities issued by governmental agencies, mortgage-backed securities and corporate obligations. The securities portfolio contributes to our profits and plays an important part in our overall interest rate management. However, management of the securities portfolio alone cannot balance overall interest rate risk. The securities portfolio must be used in combination with other asset/liability techniques to actively manage the balance sheet. The primary objectives in the overall management of the securities portfolio are safety, liquidity, yield, asset/liability management (interest rate risk), and investing in securities that can be pledged for public deposits.

      In reviewing our needs with regard to proper management of our asset/liability program, our management estimates future needs, taking into consideration historical periods of high loan demand and low deposit balances, estimated loan and deposit increases (due to increased demand through marketing), and forecasted interest rate changes. A number of measures are used to monitor and manage interest rate risk, including income simulations and interest sensitivity (gap) analyses. An income simulation model is the primary tool used to assess the direction and magnitude of changes in net interest income resulting from changes in interest rates. Key assumptions in the model include prepayment speeds on mortgage-related assets, cash flows and maturities of other investment securities, loan and deposit volumes and pricing. These assumptions are inherently uncertain and, as a result, the model cannot precisely estimate net interest income or precisely predict the impact of higher or lower interest rates on net interest income. Actual results will differ from simulated results due to timing, magnitude and frequency of interest rate changes and changes in market conditions and management strategies, among other factors.

      Based on the results of the income simulation model as of June 30, 2004, for the twelve month period ending June 30, 2005, we would expect an increase in net interest income of $407,000 if interest rates increase from current rates by 100 basis points and a decrease in net interest income of $(627,000) if interest rates decrease from current rates by 100 basis points.

      The analysis of an institution’s interest rate gap (the difference between the repricing of interest-earning assets and interest-bearing liabilities during a given period of time) is another standard tool for the measurement of the exposure to interest rate risk. We believe that because interest rate gap analysis does not address all factors that can affect earnings performance, it should be used in conjunction with other methods of evaluating interest rate risk.

      The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at June 30, 2004, which are projected to reprice or mature in each of the future time periods shown. Except as stated below, the amounts of assets and liabilities shown which reprice or mature within a particular period were determined in accordance with the contractual terms of the assets or liabilities. Loans with adjustable rates are shown as being due at the end of the next upcoming adjustment period. Money market deposit accounts and negotiable order of withdrawal or other transaction accounts are assumed to be subject to immediate repricing and depositor availability and have been placed in the shortest period. In making the gap computations, none of the assumptions sometimes made regarding prepayment rates and deposit decay rates have been used for any interest-earning assets or interest-bearing liabilities. In addition, the table does not reflect scheduled principal payments which will be received throughout the lives of the loans. The interest rate sensitivity of our assets and liabilities illustrated in the following table would vary substantially if different assumptions were used or if actual experience differs from that indicated by such assumptions.

	Terms to Repricing at June 30, 2004

		Over 3
		Months to	Total
	3 Months	12	Within 12	Over 12
	or Less	Months	Months	Months	Total

	(Dollars in thousands)
Interest-earning assets:
Loans	$163,951	$28,123	$192,074	$116,620	$308,694
Interest-earning deposits	3,459	—	3,459	—	3,459
Investment securities available for sale	—	—	—	35,509	35,509
FHLB/ FRB stock	—	—	—	3,162	3,162

Total interest-earning assets	$167,410	$28,123	$195,533	$155,291	$350,824

Percentage of total interest-earning assets	47.72%	8.02%	55.74%	44.26%	100.00%
Cumulative percentage to total interest-earning assets	47.72%	55.74%	55.74%	100.00%	100.00%
Interest-bearing liabilities:
Deposits:
Savings, NOW and money market	$114,219	$—	$114,219	$—	$114,219
Time	34,069	56,259	90,328	36,470	126,798
FHLB advances	31,000	5,000	36,000	12,800	48,800
Trust preferred securities	15,000	—	15,000	—	15,000

Total interest-bearing liabilities	$194,288	$61,259	$255,547	$49,270	$304,817

	Terms to Repricing at June 30, 2004

		Over 3
		Months to	Total
	3 Months	12	Within 12	Over 12
	or Less	Months	Months	Months	Total

	(Dollars in thousands)
Percentage of total interest-bearing liabilities	63.74%	20.10%	83.84%	16.16%	100.00%
Cumulative percentage of total interest-bearing liabilities	63.74%	83.84%	83.84%	100.00%	100.0%
Interest sensitivity gap	$(26,878)	$(33,136)	$(60,014)	$106,021	$46,007
Cumulative interest sensitivity gap	$(26,878)	$(60,014)	$(60,014)	$46,007	$46,007
Cumulative interest sensitivity gap as a percentage of total interest-earning assets	(7.66)%	(17.11)%	(17.11)%	13.11%	13.11%
Cumulative ratio of interest-sensitive assets to interest-sensitive liabilities	86.17%	76.52%	76.52%	115.09%	115.09%

      The table illustrates that if assets and liabilities reprice in the time intervals indicated in the table, we are liability sensitive within twelve months and asset sensitive thereafter. As stated above, certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market interest rates. For instance, while the table is based on the assumption that interest-bearing demand accounts, money market accounts and savings accounts are immediately sensitive to movements in rates, we expect that in a changing rate environment the amount of the adjustment in interest rates for such accounts would be less than the adjustment in categories of assets which are considered to be immediately sensitive. Additionally, certain assets have features which restrict changes in the interest rates of such assets both on a short-term basis and over the lives of such assets. Further, in the event of a change in market interest rates, prepayment and early withdrawal levels could deviate significantly from those assumed in calculating the tables. Finally, the ability of many borrowers to service their adjustable-rate debt may decrease in the event of an increase in market interest rates. Due to these shortcomings, we place primary emphasis on our income simulation model when managing our exposure to changes in interest rates. Therefore, at June 30, 2004, management has determined that with respect to those assets and liabilities repricing during the next twelve months, we are asset sensitive.

CRITICAL ACCOUNTING POLICIES

      The preparation of our audited consolidated financial statements and the information included in Management’s Discussion and Analysis is governed by policies that are based on accounting principles generally accepted in the United States of America and general practices within the banking industry. Among the more significant policies are those that govern accounting for loans and allowance for loan losses and goodwill. These policies are discussed in Note B of the “Notes To Consolidated Financial Statements” for the years ended December 31, 2003, 2002 and 2001 included in this prospectus.

      A critical accounting policy is one that is both very important to the portrayal of our financial condition and results, and requires a difficult, subjective or complex judgment by management. What makes these judgments difficult, subjective and/or complex is the need to make estimates about the effects of matters that are inherently uncertain. Estimates and judgments are integral to our accounting for certain items, and those estimates and judgments affect the reported amounts of assets, liabilities, revenues, expenses and related disclosure of contingent assets and liabilities. We periodically evaluate our estimates, including those related to the allowance for loan losses and goodwill. While we base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, actual results may differ from these estimates under different assumptions or conditions. Further information regarding the accounting policies that we consider to be critical is provided below.

      Allowance for loan losses. Our most significant critical accounting policy is the determination of our allowance for loan losses. The allowance for loan losses reflects the estimated losses that will result from the inability of our customers to make required payments. The allowance for loan losses results from management’s evaluation of the risk characteristics of the loan portfolio under current economic conditions and considers such factors as the financial condition of the borrower, fair market value of collateral and other items that, in our opinion, deserve current recognition in estimating possible credit losses. Our evaluation process is based on historical evidence and current trends among delinquencies, defaults and nonperforming assets. Our estimate of the allowance for loan losses does not include the impact of events that might occur in the future.

      Management considers the established allowance adequate to absorb losses that relate to loans outstanding at June 30, 2004, although future additions to the allowance may be necessary based on changes in economic conditions and other factors. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses. Such agencies may require adjustments to the allowance based on their judgments of information available to them at the time of their examination. If the financial condition of our borrowers were to deteriorate, resulting in an impairment of their ability to make payments, our estimates would be updated, and additional provisions may be required. For further information on the allowance for loan losses, see “Financial Condition” in Management’s Discussion and Analysis and Note D of the “Notes to Consolidated Financial Statements for the years ended December 31, 2003, 2002, and 2001” included in this prospectus.

      Goodwill. Goodwill, which represents the excess of the purchase price over the fair value of net assets acquired in a business combination, is tested at least annually for impairment. The impairment test is a two-step process that begins with an initial impairment evaluation. If the initial evaluation suggests that an impairment of the asset value exists, the second step would determine the amount of the impairment, if any. If the tests conclude that goodwill is impaired, the carrying value would be adjusted, and an impairment loss would be recorded.

OFF-BALANCE SHEET ARRANGEMENTS

      Information about our off-balance sheet risk exposure is presented in Note 3 of the “Notes to Consolidated Financial Statements for the Six Months ended June 30, 2004” included in this prospectus. As part of our ongoing business, we do not participate in transactions that generate relationships with unconsolidated entities or financial partnerships, such as entities often referred to as special purpose entities, which generally are established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. As of June 30, 2004, we are not involved in any unconsolidated special purpose entity transactions.

RECENT ACCOUNTING PRONOUNCEMENTS

Consolidation of Variable Interest Entities

      In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. (FIN) 46, Consolidation of Variable Interest Entities. This interpretation addresses the consolidation by business enterprises of variable interest entities as defined in the interpretation. In December 2003, the FASB issued a revision to FIN 46 to clarify some of the provisions of FIN 46 and to exempt certain entities from its requirements. Small business issuers must apply FIN 46R no later than the end of the first reporting period ending after December 15, 2004. FIN 46 is effective for public entities that have interests in special purpose entities for periods ending after December 15, 2003.

      Adoption of FIN 46R will result in deconsolidation of our trust preferred subsidiaries, Gateway Capital Statutory Trusts I and II. Upon deconsolidation, the junior subordinated debentures issued by us to the trusts will be included in long-term debt (instead of the trust preferred securities) and our equity interests in the trusts will be included in other assets. If these trusts were deconsolidated as of June 30 2004, the effect on our balance sheet would be an increase in other assets of $465,000 with a corresponding increase in long-term debt. The deconsolidation of the trusts will not materially impact net income.

      Trust preferred securities presently qualify, within certain limits, as Tier 1 regulatory capital and are reported in Federal Reserve regulatory reports as minority interests in consolidated subsidiaries. The junior subordinated debentures do not qualify as Tier 1 regulatory capital. On May 6, 2004, the Board of Governors of the Federal Reserve issued proposed regulations to allow the continued inclusion of outstanding and prospective issuances of trust preferred securities in the Tier 1 capital of bank holding companies, subject to stricter quantitative limits and qualitative standards.

Application of Accounting Principles to Loan Commitments

      On March 9, 2004, the SEC Staff issued Staff Accounting Bulletin No. (SAB) 105, Application of Accounting Principles to Loan Commitments. SAB 105 clarifies existing accounting practices relating to the valuation of issued loan commitments, including interest rate lock commitments, subject to SFAS No. 149 and Derivative Implementation Group Issue C13, Scope Exceptions: When a Loan Commitment is included in the Scope of Statement 133. Furthermore, SAB 105 disallows the inclusion of the values of a servicing component and other internally developed intangible assets in the initial and subsequent interest rate lock commitments valuation. The provisions of SAB 105 were effective for loan commitments entered into after March 31, 2004. The adoption of SAB 105 did not have a material impact on the consolidated financial statements.

The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments

      In March 2004, the Emerging Issues Task Force released EITF Issue 03-01, The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments. The Issue provides guidance for evaluating whether an investment is other-than-temporarily impaired and requires certain disclosures with respect to these investments. The recognition and measurement guidance for other-than-temporary impairment is applicable for reporting periods beginning after June 15, 2004. The adoption of EITF Issue 03-01 did not result in any other-than-temporary impairment.

BUSINESS

General

      Gateway Financial Holdings, Inc. is the financial holding company for Gateway Bank & Trust Co., a North Carolina chartered commercial bank with banking and insurance agency offices in Northeastern North Carolina, including the Outer Banks, and the Greater Hampton Roads area of Virginia. The bank began operations on December 1, 1998 and effective October 1, 2001, became our wholly-owned subsidiary upon completion of our reorganization into a holding company. We are headquartered in Elizabeth City, North Carolina.

      At June 30, 2004, we had:

•	total assets of $396.8 million,

•	net loans of $305.3 million,

•	deposits of $294.9 million, and

•	stockholders’ equity of $37.1 million.

      We emphasize personalized service, access to decision makers and quick turn around time on lending decisions. Our slogan is “Real People . . . Real Solutions.” We focus on serving small to medium sized businesses, professionals, and individual consumers in our market area.

      We have a management team with extensive experience in our local markets. We emphasize commercial lending and have developed a loan portfolio that is primarily composed of commercially related loans. Construction, commercial real estate and commercial loans comprised over 75% of our loan portfolio at June 30, 2004.

      We believe we have created and maintained a strong credit culture. As of June 30, 2004, our non-performing assets totaled $1.3 million or 0.32% of total assets and our allowance for loan losses was $3.4 million or 1.10% of total loans and 268.0% of non-performing loans. Subsequent to June 30, 2004, we received an $861,000 payoff of our largest non-performing loan.

      A key component of our growth strategy has been expanding our franchise through the opening of newly constructed bank branches and strategic bank branch acquisitions. The bank serves its customers from twelve full service bank branches located in Elizabeth City (2), Kitty Hawk, Edenton, Nags Head, Plymouth and Roper, North Carolina, Virginia Beach (3) and Chesapeake (2), Virginia. During the fourth quarter of 2004, we will acquire three additional full service bank branches from another bank (Elizabeth City, North Carolina and Suffolk and Emporia, Virginia) with deposits of $132.5 million as of June 30, 2004. During the first half of 2005, we expect to open three newly constructed bank branches (Moyock, North Carolina and two offices in Virginia Beach, Virginia).

      Our profitability has been enhanced by generating significant non-interest income from the sale of insurance and investment products and from mortgage loan originations. For the year ended 2003 and the first half of 2004, non-interest income equaled 35.5% and 31.7% of total revenue (net interest income plus non-interest income), respectively. Our profitability has also been enhanced by the improvement in our net interest margin, which increased to 3.43% for the six months ended June 30, 2004 as compared to 3.09% for the year ended December 31, 2002. This margin improvement was in part due to an improved mix of interest-earning assets and interest-bearing liabilities. During the six months ended June 30, 2004, average loans were 82.2% of average interest-bearing assets as compared to 73.7% for the year ended December 31, 2002. Additionally, non-interest-bearing deposits and lower cost deposits (savings, NOW and money market accounts) were 51.6% of average deposits in the first six months of 2004 compared to 30.6% in the year 2002.

      All of our material business activities are conducted through the bank, which is a member of the Federal Reserve System and the Federal Home Loan Bank of Atlanta. The bank’s deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation. Besides the bank, we have two other subsidiaries, which were formed solely to issue trust preferred securities. Gateway Capital Statutory Trust I issued $8.0 million of trust preferred securities in August 2003. Gateway Capital Statutory Trust II issued $7.0 million of trust preferred securities in June 2004.

      The bank has two wholly-owned operating subsidiaries. Gateway Insurance Services, Inc., an insurance agency with offices in Edenton, Hertford, Elizabeth City, Moyock, Plymouth and Kitty Hawk, North Carolina, sells insurance products to businesses and individuals. Gateway Investment Services, Inc. assists bank customers in their securities brokerage activities through an unaffiliated broker-dealer. Through this broker-dealer arrangement, Gateway Investment Services earns revenue through commission sharing from the unaffiliated broker-dealer. Certain Gateway Investment Services employees are also employees of the unaffiliated broker-dealer.

Our Market Area

      Our primary market area is the geographically contiguous Northeastern coastal region of North Carolina, including the Outer Banks, and the Greater Hampton Roads area of Virginia. Our principal office is located in Elizabeth City, North Carolina, in Pasquotank County, the county seat and largest municipality in the Northeastern region of North Carolina. The Northeastern coastal region of North Carolina is a growing commuter corridor to the Greater Hampton Roads area. The Outer Banks includes such popular vacation areas as Corolla, Duck, Kitty Hawk, Kill Devil Hills, Manteo, Nags Head, and Southern Shores.

      The Greater Hampton Roads area, which includes Norfolk, Virginia Beach, Suffolk and Chesapeake, has an estimated population of over 1.5 million. It is one of the top ten markets for business relocation and expansion with a 3.6% unemployment rate. It boasts eight universities with over 72,000 students. The Port of Virginia is the largest intermodal cargo facility on the East Coast of the United States. The Norfolk Naval Base is the world’s largest naval base and Hampton Roads is home to NATO North American Headquarters and seven of the nation’s 60 largest stateside military facilities. Virginia Beach is the largest city in Virginia with a population of 425,000 and has the fourth highest median income in the United States at $53,540.

Trust Preferred Securities

      On August 1, 2003, we privately issued $8.0 million aggregate liquidation amount of floating rate capital securities through Gateway Capital Statutory Trust I and on June 17, 2004, we privately issued $7.0 million aggregate liquidation amount of floating rate capital securities through Gateway Capital Statutory Trust II. Our trust subsidiaries were formed with the sole purpose of issuing the capital securities. Based on current Federal Reserve Board guidelines, approximately $12.6 million of the proceeds from the sale of the trust preferred securities qualifies as Tier 1 capital. Approximately $2.4 million of the proceeds qualifies as Tier 2 supplementary capital. After the closing of this offering, all of the proceeds will qualify as Tier 1 capital.

Business Strategy

      We established our bank with the objective of becoming a vital, long-term player in our markets with a reputation for quality customer service provided by a financially sound organization. A commitment to customer service is at the foundation of our approach and we believe it differentiates us from our competitors. Making good quality, profitable loans, which result in a long-standing relationship with our borrowers, is a cornerstone of our strategy. We seek to leverage the core relationships we build by providing a variety of services to our customers. With that focus, we target:

•	Small and medium sized businesses, and the owners and managers of these entities;

•	Professional and middle managers of locally based companies;

•	Residential real estate developers; and

•	Individual consumers.

      We believe that our target customers are under-served by local bank branches of regional and super-regional financial institutions. We intend to grow our franchise through:

•	new and existing relationships developed by our bankers;

•	opportunities to acquire new relationships resulting from recent significant consolidation among banks in our markets; and

•	expanding to contiguous areas through de novo entry, further branch acquisitions, or potential whole bank acquisitions which make strategic and economic sense.

      We also intend to continue to diversify our revenue in order to continue to generate significant non-interest income. We presently offer investment brokerage and insurance services and we originate mortgage loans for sale in the secondary market. In 2004, we purchased one insurance agency, certain offices of another insurance agency, and a premium finance agency. We intend to continue to make similar acquisitions that have a strategic fit and enhance our profitability. We believe that the profitability of these added businesses and services, not just the revenue generated, is critical to our success.

Competition

      The bank faces considerable competition in its market areas for deposits and loans from other depository institutions. Many of the bank’s depository institution competitors have substantially greater resources, broader geographic markets, and higher lending limits than the bank and are also able to provide more services and make greater use of media advertising. The bank also competes with credit unions, insurance companies, money market mutual funds, consumer finance companies, mortgage companies and other financial companies, some of which are not subject to the same degree of regulation and restrictions as the bank in attracting deposits and making loans.

Lending Activities

      General. We provide our customers with a full range of short- to medium-term commercial, agricultural, Small Business Administration guaranteed, U.S. Department of Agriculture guaranteed, and personal loans, both secured and unsecured. We also make real estate mortgage and construction loans.

      Our loan policies and procedures establish the basic guidelines governing our lending operations. Generally, the guidelines address the types of loans that we seek, target markets, underwriting and collateral requirements, terms, interest rate and yield considerations and compliance with laws and regulations. All loans or credit lines are subject to approval procedures and amount limitations. These limitations apply to the borrower’s total outstanding indebtedness to us, including the indebtedness of any guarantor. The policies are reviewed and approved at least annually by our board of directors. We supplement our own supervision of the loan underwriting and approval process with periodic loan audits by outside professionals experienced in loan review work. We have focused our portfolio lending activities on typically higher yielding commercial, construction and commercial mortgage loans rather than lower yielding residential mortgages, which we typically originate for sale in the secondary market.

      The following table sets forth, at the dates indicated, our loan portfolio composition by type of loan:

			At December 31,

	At June 30,
	2004		2003		2002

		Percent		Percent		Percent
	Amount	of Total	Amount	of Total	Amount	of Total

	(Dollars in thousands)
Commercial	$78,981	25.6%	$52,554	22.7%	$42,767	26.5%
Real estate — construction	81,229	26.3%	55,970	24.2%	22,861	14.2%
Real estate — commercial mortgage	76,512	24.7%	67,952	29.3%	48,362	29.9%
Real estate — 1-4 family mortgage	41,841	13.6%	32,191	13.9%	31,957	19.8%
Consumer	8,850	2.9%	10,458	4.5%	7,707	4.7%
Home equity lines of credit	21,281	6.9%	12,615	5.4%	7,834	4.9%

Subtotal	308,694	100.0%	231,740	100.0%	161,488	100.0%

Less: Allowance for loan losses	(3,404)		(2,759)		(1,721)

Net loans	$305,290		$228,981		$159,767

	At December 31,

	2001		2000		1999

		Percent		Percent		Percent
	Amount	of Total	Amount	of Total	Amount	of Total

	(Dollars in thousands)
Commercial	$61,364	57.2%	$35,656	47.0%	$13,564	45.9%
Real estate — construction	10,050	9.4%	6,421	8.4%	2,606	8.8%
Real estate — commercial mortgage	15,401	14.3%	15,746	20.8%	4,815	16.3%
Real estate — 1-4 family mortgage	7,074	6.6%	7,241	9.5%	3,674	12.4%
Consumer	7,692	7.2%	6,594	8.7%	3,729	12.6%
Home equity lines of credit	5,659	5.3%	4,264	5.6%	1,186	4.0%

Subtotal	107,240	100.0%	75,922	100.0%	29,574	100.0%

Less: Allowance for loan losses	(1,435)		(1,028)		(462)

Net loans	$105,805		$74,894		$29,112

      The following table presents, at June 30, 2004, (i) the aggregate maturities or repricings of loans in the named categories of our loan portfolio and (ii) the aggregate amounts of such loans maturing or repricing after one year by fixed and variable rates:

	Within 1 Year	1-5 Years	After 5 Years	Total

	(Dollars in thousands)
Commercial	$61,767	$16,896	$318	$78,981
Real estate — construction	61,934	17,561	1,734	81,229

Total	$123,701	$34,457	$2,052	$160,210

Fixed rate loans				$36,509
Variable rate loans				—

				$36,509

      Commercial Loans. Commercial business lending is a primary focus of our lending activities. At June 30, 2004, our commercial loan portfolio equaled $79.0 million, or 25.6%, of total loans, as compared with $52.6 million, or 22.7%, of total loans at December 31, 2003. Commercial loans include both secured and unsecured loans for working capital, expansion, and other business purposes. Short-term working capital loans generally are secured by accounts receivable, inventory and equipment. We also make term commercial loans secured by equipment and real estate. Lending decisions are based on an evaluation of the financial strength, management and credit history of the borrower, and the quality of the collateral securing the loan. With few exceptions, we require personal guarantees and secondary sources of repayment.

      Commercial loans generally provide higher yields and reprice more frequently than other types of loans that we make, such as real estate loans. As of June 30, 2004, approximately 71% of our commercial loans had interest rates that re-set periodically based on changes in the prime interest rate. Our commercial loans are generally between $750,000 and $1.5 million in size.

      One- to Four-Family Mortgage Loans. We are involved in making fixed and adjustable rate mortgage loans secured by residential properties. We focus on conventional conforming loans that qualify for sale into the secondary market. Our primary strategy with respect to residential mortgage lending is to generate non-interest income from mortgage banking activities. To a much lesser extent, we originate loans which we hold in our portfolio.

      We generate our mortgage banking non-interest income from three sources. We receive fees for loans referred through and closed by Sidus Financial, LLC. We also receive income distributions due to our minority ownership interest in Sidus Financial, LLC. We record our pro rata profit or loss from our ownership interest in Gateway First Mortgage, LLC. Gateway First has mortgage loan originators in most of our Virginia branches.

      During the first half of 2004 we have referred 228 mortgage loans totaling $35.5 million and received $336,000 in fee income. For the year ended December 31, 2003 we referred 663 mortgage loans totaling $94.1 million and received $1.1 million in fee income. For the year ended December 31, 2002 we referred 245 mortgage loans totaling $35.8 million and received $422,000 in fee income.

      At June 30, 2004, our residential one- to four-family loans totaled $41.8 million, or 13.6% of total loans as compared with $32.2 million or 13.9% of total loans at December 31, 2003. Many of the residential loans in our loan portfolio are secured by vacation homes. These loans tend to prepay more quickly than loans secured by primary residences, hence, the yields relative to the actual life of the loans can be more attractive as compared to the yield to maturity.

      On July 21, 2004 we entered into an agreement to sell our membership interest in Sidus Financial, LLC (see “Recent Developments”), however, we will maintain our loan referral arrangement. While we will continue to generate fees from this arrangement we will no longer receive income distributions on our investment. For the six months ended June 30, 2004 we received $80,000 in distributions and $191,000 in fees from loan referrals.

      Commercial Mortgage Loans. We have made, and anticipate that we will continue to make, loans secured by commercial real estate. Commercial real estate loans equaled $76.5 million, or 24.7% of total loans, at June 30, 2004, and $68.0 million, or 29.3% of total loans, at December 31, 2003. This lending involves loans secured principally by commercial buildings for office, storage and warehouse space, and by agricultural properties. Generally in underwriting commercial real estate loans, we require the personal guaranty of borrowers and a demonstrated cash flow capability sufficient to service the debt. Loans secured by commercial real estate may be in greater amount and involve a greater degree of risk than one- to four-family residential mortgage loans. We generally limit the loan to value ratio on commercial real estate loans to 80%. Payments on such loans are often dependent on successful operation or management of the properties.

      Construction Loans. We originate one- to four-family residential construction loans for the construction of custom homes (where the home buyer is the borrower) and provide financing to builders and consumers for the construction of pre-sold homes. Real estate construction loans amounted to $81.2 million, or 26.3% of total loans, at June 30, 2004 and $56.0 million or 24.2% of total loans at December 31, 2003. We generally receive a pre-arranged permanent financing commitment from an outside entity prior to financing the construction of pre-sold homes. We lend to builders who have demonstrated a favorable record of performance and profitable operations and who are building in markets that management believes it understands and in which it is comfortable with the economic conditions. We also make commercial real estate construction loans, generally for owner-occupied properties. We endeavor to limit our construction lending risk through adherence to established underwriting procedures. We generally require documentation of all draw requests and utilize loan officers or third party inspectors to inspect the project prior to paying any draw requests from the builder. With few exceptions, we require personal guarantees and secondary sources of repayment on construction loans.

      Consumer Loans and Home Equity Lines of Credit. Loans to individuals include automobile loans, boat and recreational vehicle financing, home equity and home improvement loans and miscellaneous secured and unsecured personal loans. At June 30, 2004 our consumer loans totaled $8.9 million or 2.9% of total loans as compared to $10.5 million or 4.5% at December 31, 2003. At June 30, 2004 home equity lines of credit outstanding totaled $21.3 million or 6.9% of total loans as compared to $12.6 million of 5.4% of loans at December 31, 2003. Consumer loans generally can carry significantly greater risks than other loans, even if secured, if the collateral consists of rapidly depreciating assets such as automobiles and equipment. Repossessed collateral securing a defaulted consumer loan may not provide an adequate source of repayment of the loan. Consumer loan repayments are sensitive to job loss, illness and other personal factors. We attempt to manage the risks inherent in consumer lending by following established credit guidelines and underwriting practices designed to minimize risk of loss.

Commitments and Contingent Liabilities

      In the ordinary course of business, we enter into various types of transactions that include commitments to extend credit that are not included in net loans receivable presented on our consolidated balance sheets. We apply the same credit standards to these commitments as we use in all of our lending activities and have included these commitments in our lending risk evaluations. Our exposure to credit loss under commitments to extend credit is represented by the amount of these commitments. See Note 3 and Note 9 of the “Notes to Consolidated Financial Statements for the Six Months ended June 30, 2004” included in this prospectus.

Asset Quality

      We consider asset quality to be of primary importance, and employ a third party loan reviewer to ensure adherence to the lending policy as approved by the board of directors. It is the responsibility of each lending officer to assign an appropriate risk grade to every loan originated. Credit administration, through the loan review process, validates the accuracy of the initial risk grade assessment. In addition, as a given loan’s credit quality improves or deteriorates, it is credit administration’s responsibility to change the borrower’s risk grade accordingly. At least annually we undergo loan review by an outside third party who reviews compliance with our underwriting standards and risk grading and provides a report detailing the conclusions of its review to our board and senior management. The board requires management to address, in writing, any criticisms raised during the loan review and to take appropriate actions where warranted.

Non-performing Assets

      The table sets forth, for the periods indicated, information with respect to our non-accrual loans, restructured loans, total non-performing loans (non-accrual loans plus restructured loans), and total non-performing assets.

		At December 31,
	At June 30,
	2004	2003	2002	2001	2000	1999

	(Dollars in thousands)
Non-accrual loans	$1,270	$1,210	$1,328	$—	$—	$—
Restructured loans	—	—	—	—	—	—

Total non-performing loans	1,270	1,210	1,328	—	—	—
Real estate owned	—	—	230	230	—	—

Total non-performing assets	$1,270	$1,210	$1,558	$230	$—	$—

Accruing loans past due 90 days or more	$—	$—	$—	$—	$4	$—
Potential problem loans	—	—	—	—	—
Allowance for loan losses	3,404	2,759	1,721	1,435	1,028	462
Non-performing loans to period end loans	0.41%	0.52%	0.82%	—	—	—
Allowance for loan losses to period end loans	1.10%	1.19%	1.07%	1.34%	1.35%	1.56%
Allowance for loan losses to non- performing loans	268.03%	228.02%	129.59%	—	—	—
Non-performing assets to total assets	0.32%	0.38%	0.67%	0.14%	—	—

      Our consolidated financial statements are prepared on the accrual basis of accounting, including the recognition of interest income on loans, unless we place a loan on non-accrual basis. We account for loans on a non-accrual basis when we have serious doubts about the collectibility of principal or interest. Generally, our policy is to place a loan on non-accrual status when the loan becomes 90 days past due. We also place loans on non-accrual status in cases where we are uncertain whether the borrower can satisfy the contractual terms of the loan agreement. Loans have all accrued interest receivable reversed when placed on non-accrual. Amounts received on non-accrual loans generally are applied first to principal and then to interest only after all principal has been collected. Restructured loans are those for which concessions, including the reduction of interest rates below a rate otherwise available to that borrower or the deferral of interest or principal, have been granted due to the borrower’s weakened financial condition. We accrue interest on restructured loans at the restructured rates when we anticipate that no loss of original principal will occur. Potential problem loans are loans which are currently performing and are not included in non-accrual or restructured loans above, but about which we have serious doubts as to the borrower’s ability to comply with present repayment terms. These loans are likely to be included later in non-accrual, past due or restructured loans, so they are considered by our management in assessing the adequacy of our allowance for loan losses. At June 30, 2004, we had $1.3 million in non-accrual loans, consisting primarily of loans outstanding to one borrower. Interest foregone on non-accrual loans was approximately $34,000 for the six months ended June 30, 2004. Subsequent to June 30, 2004, we received an $861,000 payoff on our largest non-performing loan. Management does not anticipate that any significant loss will be incurred on non-performing assets.

      Real estate owned consists of foreclosed, repossessed or idled properties. At June 30, 2004 we had no real estate owned.

Analysis of Allowance for Loan Losses

      Our allowance for loan losses is established through charges to earnings in the form of a provision for loan losses. We increase our allowance for loan losses by provisions charged to operations and by recoveries of amounts previously charged off, and we reduce our allowance by loans charged off. We evaluate the adequacy of the allowance at least quarterly. In addition, on a quarterly basis our board of directors reviews our loan portfolio, conducts an evaluation of our credit quality and reviews our computation of the loan loss provision, recommending changes as may be required. In evaluating the adequacy of the allowance, we consider the growth, composition and industry diversification of the portfolio, historical loan loss experience, current delinquency levels, adverse situations that may affect a borrower’s ability to repay, estimated value of any underlying collateral, prevailing economic conditions and other relevant factors deriving from our limited history of operations. In addition, regulatory agencies, as an integral part of their examination process, periodically review our allowance for loan losses and may require us to make adjustments to the allowance based upon judgments different from those of our management.

      We use our risk grading program, as described under “Asset Quality,” to facilitate our evaluation of probable inherent loan losses and the adequacy of the allowance for loan losses. In this program, risk grades are initially assigned by loan officers and reviewed by Credit Administration. Subsequent tests of assigned risk grades are performed as part of a third party’s loan review. The testing program includes an evaluation of a sample of new loans, large loans, loans that are identified as having potential credit weaknesses, loans past due 90 days or more, and non-accrual loans. We strive to maintain our loan portfolio in accordance with conservative loan underwriting policies that result in loans specifically tailored to the needs of our market area. We have no foreign loans and we do not engage in significant lease financing or highly leveraged transactions.

      We follow a loan review program designed to evaluate the credit risk in our loan portfolio. Through this loan review process, we maintain an internally classified watch list that helps management assess the overall quality of the loan portfolio and the adequacy of the allowance for loan losses. In establishing the appropriate classification for specific assets, management considers, among other factors, the estimated value of the underlying collateral, the borrower’s ability to repay, the borrower’s payment history and the current delinquent status. As a result of this process, certain loans are categorized as substandard, doubtful or loss and reserves are allocated based on management’s judgment and historical experience.

      Loans classified as “substandard” are those loans with clear and defined weaknesses such as unfavorable financial ratios, uncertain repayment sources or poor financial condition that may jeopardize the liquidation of the debt. They are characterized by the distinct possibility that we will sustain some losses if the deficiencies are not corrected. A reserve of 15% is generally allocated to these loans. Loans classified as “doubtful” are those loans that have characteristics similar to substandard loans but with an increased risk that collection or liquidation in full is highly questionable and improbable. A reserve of 50% is generally allocated to loans classified as doubtful. Loans classified as “loss” are considered uncollectible and of such little value that their continuance as bankable assets is not warranted. This classification does not mean that the loan has absolutely no recovery or salvage value but rather it is not practical or desirable to defer writing off this asset even though partial recovery may be achieved in the future. As a practical matter, when loans are identified as loss they are charged off against the allowance for loan losses. In addition to the above classification categories, we also categorize loans based upon risk grade and loan type, assigning an allowance allocation based upon each category.

      Growth in loans outstanding has, throughout our history, been the primary reason for increases in our allowance for loan losses and the resultant provisions for loan losses necessary to provide for those increases. This growth has been spread among our major loan categories. For all fiscal years through 2003 and for the first six months of 2004, our net loan charge-offs in each period were no more than 0.15% of average loans outstanding. At June 30, 2004 management considered the allowance for loan losses to be adequate to absorb losses inherent in the loan portfolio.

      The allowance for loan losses represents management’s estimate of an amount adequate to provide for known and inherent losses in the loan portfolio in the normal course of business. We make allowances that are allocated to certain individual loans and pools of loans based on risk characteristics, as discussed below. While management believes that it uses the best information available to establish the allowance for loan losses, future adjustments to the allowance may be necessary and results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while we believe we have established the allowance for loan losses in conformity with generally accepted accounting principles, there can be no assurance that regulators, in reviewing our portfolio, will not require an increase in our allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed herein. Any material increase in the allowance for loan losses may adversely affect our financial condition and results of operations.

      The following table shows the allocation of the allowance for loan losses at the dates indicated. The allocation is based on an evaluation of defined loan problems, historical ratios of loan losses and other factors that may affect future loan losses in the categories of loans shown.

			At December 31,

	At June 30,
	2004		2003		2002

		% of Total		% of Total		% of Total
	Amount	Loans(1)	Amount	Loans(1)	Amount	Loans(1)

	(Dollars in thousands)
Balance applicable to:
Commercial	$947	25.6%	$683	22.7%	$482	26.5%
Real estate — construction	974	26.3%	672	24.2%	229	14.2%
Real estate — mortgage(2)	1,183	38.3%	1,102	43.2%	803	49.7%
Consumer	88	2.9%	125	4.5%	77	4.7%
Home equity lines of credit	212	6.9%	139	5.4%	78	4.9%
Unallocated	—	—	38	—	52	—

Total	$3,404	100.0%	$2,759	100.0%	$1,721	100.0%

	At December 31,

	2001		2000		1999

		% of Total		% of Total		% of Total
	Amount	Loans(1)	Amount	Loans(1)	Amount	Loans(1)

	(Dollars in thousands)
Balance applicable to:
Commercial	$900	57.2%	$581	47.0%	$203	45.9%
Real estate — construction	120	9.4%	90	8.4%	35	8.8%
Real estate — mortgage(2)	150	20.9%	230	30.3%	49	28.7%
Consumer	90	7.2%	79	8.7%	65	12.6%
Home equity lines of credit	50	5.3%	47	5.6%	12	4.0%
Unallocated	125	—	1	—	98	—

Total	$1,435	100.0%	$1,028	100.0%	$462	100.0%

(1)	Represents total of all outstanding loans in each category as a percent of total loans outstanding.

(2)	Represents total of commercial and residential real estate loans outstanding.

      The following table sets forth, for the periods indicated, information regarding changes in our allowance for loan losses:

	At or for the Six
	Months Ended
	June 30,		At or for the Years Ended December 31,

	2004	2003	2003	2002	2001	2000	1999

	(Dollars in thousands)
Balance at beginning of period	$2,759	$1,721	$1,721	$1,435	$1,028	$462	$10

Charge-offs:
Commercial	—	(21)	(195)	(146)	(20)	—	—
Real estate	—	—	—	(18)	—	—	—
Consumer	(82)	(3)	(20)	(30)	(17)	(7)	(3)
Home equity lines of credit	—	—	—	—	—	—	—

Total charge-offs	(82)	(24)	(215)	(194)	(37)	(7)	(3)

Recoveries:
Commercial	152	—	1	—	—	—	—
Real estate	—	—	—	—	4	—	—
Home equity lines of credit	—	—	—	—	—	—	—

Total recoveries	152	—	1	—	4	—	—

Net (charge-offs) recoveries	70	(24)	(214)	(194)	(33)	(7)	(3)
Allowance for loan losses on loans purchased	—	—	52	—	—	91	—
Provision for loan losses charged to operations	575	575	1,200	480	440	482	455

Balance at end of period	$3,404	$2,272	$2,759	$1,721	$1,435	$1,028	$462

Ratio of net loan charge-offs (recoveries) to average loans outstanding	(0.05)%	0.03%	0.11%	0.15%	0.04%	0.01%	0.02%

Insurance Agency Activities

      Since inception, we have actively pursued additional non-interest income sources outside of traditional banking operations. We offer property, casualty, life and health insurance products to businesses and individuals through the bank’s wholly-owned operating subsidiary, Gateway Insurance Services, Inc. Gateway Insurance Services, Inc., an independent insurance agency that does not engage in insurance underwriting, was created through the acquisition and integration of three independent insurance agencies. Gateway Insurance Services, Inc, also acquired and integrated a book of business from another agency and an insurance premium financing company. Gateway Insurance Services, Inc. has offices in Edenton, Hertford, Elizabeth City, Moyock, Plymouth and Kitty Hawk, North Carolina.

      Revenue from insurance operations totaled $892,000 for the first six months of 2004 as compared to $705,000 for the same period of 2003. Revenue from insurance operations was $1.5 million, $1.3 million and $1.2 million for the years ended December 31, 2003, 2002 and 2001, respectively.

      Consistent with our long-range strategic objectives, we will continue to consider acquisition opportunities, including whole independent insurance agencies as well as specific books of business from existing agencies.

Investment Activities

      Our portfolio of investment securities consists of U.S. Treasury and investment grade government agency, mortgage-backed, corporate debt, and municipal securities. Securities to be held for indefinite periods of time and not intended to be held to maturity are classified as available for sale and carried at fair value with any unrealized gains or losses reflected as an adjustment to stockholders’ equity. Securities held for indefinite periods of time include securities that management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in interest rates and/or significant prepayment risks. It is our policy to classify all investment securities as available for sale. The following table summarizes the amortized costs, gross unrealized gains and losses and the resulting market value of securities available for sale:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value

	(Dollars in thousands)
June 30, 2004
U.S. government agencies	$20,110	$6	$749	$19,367
Corporate debt securities	2,076	19	2	2,093
Mortgage-backed securities	12,219	22	207	12,034
Municipal securities	2,101	—	86	2,015

	$36,506	$48	$1,044	$35,509

December 31, 2003
U.S. government agencies	$24,678	$147	$50	$24,775
Corporate debt securities	2,083	75	—	2,158
Mortgage-backed securities	16,725	160	45	16,840

	$43,486	$382	$95	$43,773

December 31, 2002
U.S. government agencies	$24,020	$293	$—	$24,313
Corporate debt securities	1,397	41	—	1,438
Mortgage-backed securities	18,496	355	1	18,850

	$43,913	$689	$1	$44,601

December 31, 2001
U.S. government agencies	$16,807	$94	$65	$16,836
Corporate debt securities	377	—	1	376
Mortgage-backed securities	13,844	170	—	14,014

	$31,028	$264	$66	$31,226

      The following table summarizes the amortized costs, fair values and weighted average yields of securities available-for-sale at June 30, 2004 and December 31, 2003, by contractual maturity groups:

			Weighted
	Amortized	Fair	Average
	Cost	Value	Yield

	(Dollars in thousands)
June 30, 2004:
Securities available for sale:
U.S. Government agencies:
Due after one but within five years	$12,308	$11,855	3.26%
Due after five but within ten years	7,805	7,514	3.92%

	20,113	19,369	3.53%

Corporate debt securities:
Due after one but within five years	1,535	1,550	5.30%
Due after one but within five years	541	543	5.34%

	2,076	2,093	5.31%

Municipal securities:
Due after one but within five years	645	627	3.49%
Due after five but within ten years	500	482	5.71%
Due after ten years	956	907	6.21%

	2,101	2,016	5.24%

Mortgage-backed securities:
Due after one but within five years	952	966	4.51%
Due after five but within ten years	969	971	3.46%
Due after ten years	10,295	10,094	4.60%

	12,216	12,031	4.50%

Total securities available for sale:
Due after one but within five years	15,440	14,998	3.56%
Due after five but within ten years	9,815	9,510	4.04%
Due after ten years	11,251	11,001	4.73%

	$36,506	$35,509	4.05%

December 31, 2003:
Securities available for sale:
U.S. Government agencies:
Due after one but within five years	$11,024	$11,086	3.33%
Due after five but within ten years	13,654	13,689	3.38%

	24,678	24,775	3.36%

Corporate debt securities:
Due after one but within five years	1,032	1,074	5.52%
Due after five but within ten years	1,051	1,084	5.36%

	2,083	2,158	5.27%

			Weighted
	Amortized	Fair	Average
	Cost	Value	Yield

	(Dollars in thousands)
Mortgage-backed securities:
Due after one but within five years	901	919	4.11%
Due after five but within ten years	3,017	2,978	2.80%
Due after ten years	12,807 16,725	12,943 16,840	4.27	% 4.00%

Total securities available for sale:	12,956	13,079	3.53%
Due after one but within five years	17,723	17,752	3.39%
Due after five but within ten years	12,807	12,942	4.27%
Due after ten years	$43,486	$43,773	3.69%

      We do not engage in, nor do we presently intend to engage in, securities trading activities and therefore do not maintain a trading account. At June 30, 2004 there were no securities of any issuer (other than governmental agencies) that exceeded 10% of our stockholders’ equity.

      The following table shows our investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at June 30, 2004. These unrealized losses on investment securities are a result of increases in interest rates during the six months ended June 30, 2004 and relate to nine U.S. government securities and obligations of U.S. government agencies, one corporate debt security, six municipal securities, and three mortgage-backed securities. All unrealized losses on investment securities are considered by management to be temporary given the credit ratings on these investment securities.

	Less Than 12 Months		12 Months or More		Total

	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses

	(Dollars in thousands)
Securities available for sale:
U.S. government securities and obligations of U.S. government agencies	$18,848	$749	$—	$—	$18,848	$749
Corporate debt securities	505	2	—	—	505	2
Municipal securities	2,016	207	—	—	2,016	207
Mortgage-backed securities	9,142	86	—	—	9,142	86

Total temporarily impaired securities	$30,511	$1,044	$—	$—	$30,511	$1,044

Sources of Funds

      Deposit Activities. We provide a range of deposit services, including noninterest bearing checking accounts, interest bearing checking and savings accounts, money market accounts and certificates of deposit. These accounts generally earn interest at rates established by management based on competitive market factors and management’s desire to increase or decrease certain types or maturities of deposits. We use brokered deposits to supplement our funding sources. Brokered deposits totaled $33.0 million at June 30, 2004. However, we strive to establish customer relations to attract core deposits in non-interest-bearing transactional accounts and thus reduce our cost of funds.

      The following table sets forth for the periods indicated the average balances outstanding and average interest rates for each major category of deposits.

			At December 31,
	For the Six Months
	Ended June 30,
	2004		2003		2002

	Average	Average	Average	Average	Average	Average
	Balance	Rate	Balance	Rate	Balance	Rate

	(Dollars in thousands)
Non-interest bearing deposits	$44,051	—	$27,943	—	$15,166	—

Interest-bearing demand deposits	54,773	1.33%	22,628	0.49%	13,983	0.85%
Money market deposits	33,758	1.00%	30,122	1.47%	11,921	1.31%
Savings deposits	4,596	0.05%	3,102	0.10%	2,227	0.43%
Time deposits over $100,000	41,588	2.49%	42,423	2.85%	41,873	3.40%
Time deposits under $100,000	86,918	2.46%	82,677	2.84%	56,415	3.64%

Total interest-bearing deposits	221,633	1.91%	180,952	2.27%	126,419	2.98%

Total average deposits	$265,684	1.60%	$208,895	1.97%	$141,585	2.66%

	At December 31,

	2001		2000		1999

	Average	Average	Average	Average	Average	Average
	Balance	Rate	Balance	Rate	Balance	Rate

	(Dollars in thousands)
Non-interest bearing deposits	$9,489	—	$6,323	—	$3,023	—

Interest-bearing demand deposits	9,210	1.63%	5,552	2.58%	1,385	2.90%
Money market deposits	8,319	2.83%	5,914	4.47%	3,326	4.50%
Savings deposits	2,005	0.78%	2,266	2.40%	812	2.00%
Time deposits over $100,000	29,982	5.47%	18,599	6.41%	5,486	5.37%
Time deposits under $100,000	42,771	5.52%	26,743	5.87%	3,981	5.37%

Total interest-bearing deposits	92,287	4.77%	59,074	5.46%	14,990	4.77%

Total average deposits	$101,776	4.33%	$65,397	4.93%	$18,013	3.97%

      The following table sets forth at the dates indicated the amounts and maturities of certificates of deposit with balances of $100,000 or more at June 30, 2004:

At June 30, 2004

(Dollars in thousands)
Remaining maturity:
Less than three months	$13,977
Over three months through one year	18,117
Over one year through three years	8,469
Over three years through five years	212

Total	$40,775

      Borrowings. As additional sources of funding, we use advances from the Federal Home Loan Bank of Atlanta under a line of credit equal to 25% of the bank’s total assets ($99.2 million at June 30, 2004). Outstanding advances at June 30, 2004 were as follows:

	Interest
Maturity	Rate	At June 30, 2004

		(Dollars in thousands)
February 4, 2005	2.14%	$5,000
July 21, 2005	1.48%	31,000
February 27, 2006	5.45%	800
March 17, 2010	5.71%	1,500
November 10, 2010	5.43%	5,000
January 24, 2012	3.88%	5,500

		$48,800

      Pursuant to collateral agreements with the Federal Home Loan Bank, at June 30, 2004 advances were secured by investment securities available for sale with a fair value of $34.7 million and by loans with a carrying amount of $39.9 million, which approximates market value. We have a maximum borrowing availability from the Federal Home Loan Bank equal to 25% of total assets.

      We may purchase federal funds through four unsecured federal funds lines of credit aggregating $31.4 million. These lines are intended for short-term borrowings and are subject to restrictions limiting the frequency and term of advances. These lines of credit are payable on demand and bear interest based upon the daily federal funds rate (1.58% at June 30, 2004). We had no outstanding balance on these lines of credit as of June 30, 2004. The maximum amounts outstanding under these lines of credit at any month-end during the six months ended June 30, 2004 was $8.0 million. The average amount outstanding under these lines of credit was $5.8 million for the first six months of 2004.

      We also have a direct extension credit line with one institution that provides borrowing availability of up to $7.5 million. This line, which is secured by loans with a carrying amount and approximate market value of $9.4 million, matures May 3, 2005 and bears interest at the prime rate (4.00% at June 30, 2004). We had no outstanding balance on this line of credit as of June 30, 2004 and have not utilized this available credit in any previous period.

      In August of 2003, $8.0 million of trust preferred securities were placed through Gateway Capital Statutory Trust I. The trust has invested the total proceeds from the sale of its trust preferred securities in junior subordinated deferrable interest debentures issued by us. The trust preferred securities pay cumulative cash distributions quarterly at an annual rate, reset quarterly, equal to LIBOR plus 3.10%. The dividends paid to holders of the trust preferred securities, which will be recorded as interest expense, are deductible for income tax purposes. The trust preferred securities are redeemable on or after September 17, 2008, in whole or in part. Redemption is mandatory at September 17, 2033. In June of 2004, $7.0 million of trust preferred securities were placed through Gateway Capital Statutory Trust II. The trust has invested the total proceeds from the sale of the trust preferred securities in junior subordinated deferrable interest debentures issued by us. The trust preferred securities pay cumulative cash distributions quarterly at an annual rate, reset quarterly, equal to the 3 month LIBOR plus 2.65%. The dividends paid to holders of the trust preferred securities, which will be recorded as interest expense, are deductible for income tax purposes. The trust preferred securities are redeemable on or after June 17, 2009, in whole or in part. Redemption is mandatory at June 17, 2034. We have fully and unconditionally guaranteed the trust preferred securities through the combined operation of the debentures and other related documents. Our obligation under the guarantee is unsecured and subordinate to senior and subordinated indebtedness. The principal reason for issuing the trust preferred securities is that the proceeds from their sale qualify as Tier I capital for regulatory capital purposes (subject to certain limitations), thereby enabling us to enhance our regulatory capital positions without diluting the ownership of our shareholders.

Properties

      The bank currently operates out of the banking and insurance offices set forth below:

	Approximate
	Square
Office Location	Footage	Owned/Leased

North Carolina:
Edenton — 344 Virginia Road(4)	1,500	Leased
Elizabeth City — 1145 North Road Street(1)	9,000	Own bldg./Land leased
Elizabeth City — 1141 North Road Street(6)	5,000	Leased
Elizabeth City — 1404 West Ehringhaus Street(3)	2,000	Owned
Elizabeth City — 802 West Ehringhaus Street(2)	3,000	Leased
Hertford — 147 North Church Street(2)	2,000	Owned
Kitty Hawk — 3600 Croatan Highway(1)	6,500	Owned
Nags Head — 2808 South Croatan Highway(5)	4,400	Leased
Plymouth — 433 U.S. Highway 64 East(4)	5,200	Owned
Roper — 102 W. Buncomb Street(3)	550	Owned
Virginia:
Chesapeake — 111 Gainsborough Square(5)	7,200	Owned
Chesapeake — 575 Cedar Road(3)	2,000	Own bldg./Land leased
Virginia Beach — 4460 Corporation Lane(3)	4,000	Leased
Virginia Beach — 3001 Shore Drive(3)	2,000	Leased
Virginia Beach — 713 Independence Boulevard(3)	2,200	Leased

(1)	Includes banking, investment brokerage and insurance services.

(2)	Insurance services only.

(3)	Banking services only.

(4)	Only banking and insurance services.

(5)	Only banking and investment brokerage services.

(6)	Operations building.

      The properties we own, including land, buildings and improvements, furniture, equipment and vehicles, had a net book value at June 30, 2004 of $13.0 million. In the opinion of our management, such properties are adequately covered by insurance, are in good operating condition, ordinary wear and tear excepted, and are adequate and suitable for the ordinary and regular conduct and operation our business.

Employees

      As of June 30, 2004, we had 150 full-time equivalent employees. None of these employees are covered by a collective bargaining agreement. We consider relations with our employees to be good.

Litigation

      There are no pending legal proceedings to which we are a party, or of which any of our property is the subject, other than immaterial litigation incidental to our business.

MANAGEMENT

      We have assembled a board of directors and a management team with extensive local experience and long-standing business relationships in our market area. We believe this enhances our ability to attract and retain commercial customers.

Directors

      The following table lists our directors, their ages at December 31, 2003, and their principal occupations for the last five years. With the exception of the two new directors noted below, and Jerry T. Womack, who was appointed to the board in September 2000, and Ollin B. Sykes, who was appointed to the board in January 2003, each such person has served as a director since the bank’s incorporation on November 24, 1998.

Name and Age	Principal Occupation over the Last Five Years

Listed below are the Class I directors whose three-year terms expire in 2006:
Robert Willard Luther, III, 38	Owner and Manager, Luther’s, Inc., d/b/a Luther Greenhouses; Owner and Manager, Luther Transportation, Inc.; both of Elizabeth City, North Carolina
W.C. “Bill” Owens, Jr., 56	President and Manager, W.W. Owens & Sons Moving and Storage, Inc.; President, Albermarle Mini Warehouses, Inc.; Partner, Owens & Robertson (real estate and property rental); General Partner, Owens & Small (real estate development); Vice President, Consolidated Development Corporation (real estate development and property rental); Owner, Owens & Owens (property rental); President, Taylor Mueller Realty (real estate sales); all of Elizabeth City, North Carolina
Frank T. Williams, 68	President and Chief Executive Officer, Frank T. Williams Farms, Inc., Virginia Beach, Virginia, and affiliated companies, including: Frank T. Williams & Sons (farming and real estate development), Virginia Beach, Virginia; Currituck Grain, Inc. (grain elevator and feed mill), Moyock, North Carolina; Chesapeake Grain, Inc. (grain elevator and fertilizer manufacturing), Chesapeake, Virginia; Frank T. Williams Farms, Inc. (livestock and trucking), Moyock, North Carolina; Creeds & Associates, Inc. (real estate), Virginia Beach, Virginia; Moyock Farms & Associates, Inc. (farming and real estate), Virginia Beach, Virginia; Grain Depot, Inc. (bonded public grain warehouse), Chesapeake, Virginia; Pungo Ferry Landing, Inc. (real estate) Virginia Beach, Virginia, W. W. Realty Associates, LLC, Virginia Beach, Virginia; Sawyer Farm, Inc. (real estate), Virginia Beach, Virginia
Jerry T. Womack, 64	President and Chief Executive Officer, Suburban Grading & Utilities, Inc., Norfolk, Virginia
Listed below are the Class II directors whose three-year terms expire in 2007:
William Brumsey, III, 62	Attorney-at-Law, Currituck, North Carolina
James H. Ferebee, Jr., 60	President, Ferebee & Sons, Inc. (farming), Partner, Ferebee IV Partnership (farm management and sales); President, Lake Phelps Grain, Inc. (grain elevator); all of Shawboro, North Carolina
Frances Morrisette Norrell, 43	General Partner, LFM Properties (real estate development); Elizabeth City, North Carolina
Ollin B. Sykes, 52	CPA and Partner, Sykes & Co., P.A. (independent certified public accountants), Edenton, North Carolina

Name and Age	Principal Occupation over the Last Five Years

Listed below are the names of the Class III directors whose three-year terms expire in 2005:
D. Ben Berry, 49	Chairman, President and Chief Executive Officer, Gateway Financial Holdings, since October 2001; President and Chief Executive Officer, Gateway Bank & Trust Co., Elizabeth City, North Carolina
Jimmie Dixon, Jr., 67	Chairman of the Board, City Beverage Co., Inc. (beer distributorship), Elizabeth City, North Carolina
Russell E. Twiford, 78	Retired attorney (The Twiford Law Firm), Elizabeth City, North Carolina
Richard W. Whiting, 77	Retired (former Managing Director, Merrill Lynch Capital Markets), Edenton, North Carolina
Listed below are the names of directors who were appointed to the board effective August 23, 2004 and will serve until the next annual meeting of the shareholders in 2005:
Charles R. Franklin, Jr., 61	Area Program Director, Albemarle Mental Health Center, Elizabeth City, North Carolina
Robert Y. Green, Jr., 56	Chief Executive Officer, Caliper, Inc. (power plant maintenance and staffing), Virginia Beach, Virginia

Compensation of Directors

      During 2004, director fees consist of a $600 per month retainer ($1,200 per month for the Chairman of the Executive Committee) and $100 per board and committee meeting attended.

Audit Committee Financial Expert

      Director Ollin B. Sykes, CPA and Partner with Sykes & Co., P.A., an independent certified public accounting firm in Edenton, N.C., has been appointed as the audit committee financial expert. He satisfies the audit committee independence requirements stated in the rules of The Nasdaq Stock Market, Inc.

Director Relationships

      Board Relationships. No director or principal officer is related to another director or principal officer.

      Other Directorships. No director is a director of any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.

Involvement in Certain Legal Proceedings

      On June 27, 2003, World Theater, Inc., a North Carolina corporation for which Director Ollin B. Sykes served as a director, filed a bankruptcy petition in U.S. Bankruptcy Court for the Southern District of New York.

Beneficial Ownership of Securities

      To our knowledge, as of June 30, 2004, no shareholder owned more than five percent of our common stock, other than Jerry T. Womack, who is one of our directors. The following table sets forth certain information as to this shareholder:

	Shares Currently	Percent of Shares
Name and Address of Shareholder	Beneficially Owned	Beneficially Owned(1)

Jerry T. Womack	264,812	5.7%
1190 Harmony Road
Norfolk, Virginia 23502

(1)	The ownership percentage reflected above is calculated based on the total of 4,632,989 shares issued and outstanding at June 30, 2004, plus the number of shares of common stock that can be issued to that individual within 60 days of June 30, 2004 upon the exercise of stock options held by the individual.

      The following table shows, as of June 30, 2004, the number of shares beneficially owned by each director and by all directors and principal officers of the company as a group:

	Shares Currently	Percent of
Beneficial Owner	Owned(1)	Shares Owned(2)

D. Ben Berry (director, Chairman, President & CEO)	124,297	2.6%
William Brumsey, III (director)	88,747	1.9%
Jimmie Dixon, Jr. (director)	62,479	1.3%
James H. Ferebee, Jr. (director)	90,311	1.9%
Mark A. Holmes (Senior Executive VP)	62,701	1.3%
Robert Willard Luther, III (director)	34,070	*
Frances Morrisette Norrell (director)	42,057	*
W.C. “Bill” Owens, Jr. (director)	84,552	1.8%
Ollin B. Sykes (director)	38,646	*
David R. Twiddy (Senior Executive VP)	52,409	1.1%
Russell E. Twiford (director)	163,982	3.5%
Richard W. Whiting (director)	36,914	*
Frank T. Williams (director)	96,836	2.1%
Jerry T. Womack (director)	264,812	5.7%
Directors and principal officers as a group (16 persons)	1,242,813	24.5%

NOTES:

*	Owns less than one percent of the outstanding common stock.

(1)	For each director or principal officer listed above, this column includes the following number of shares of common stock capable of being issued within 60 days of June 30, 2004, upon the exercise of stock options held by the named individual: Berry — 106,971; Brumsey — 27,873; Dixon — 27,873; Ferebee — 27,873; Holmes — 47,543; Luther — 27,873; Norrell — 27,873; Owens — 27,873; Twiddy — 19,576; Twiford — 27,873; Whiting — 34,490; Williams — 27,873; Womack — 16,849; directors and principal officers as a group — 448,413. To our knowledge, each person has sole voting and investment power over the securities shown as beneficially owned by such person, except for the following shares which the individual indicates that he or she shares voting and/or investment power: Berry — 242; Brumsey — 6,303; Dixon — 8,275; Ferebee — 56,652; Holmes — 2,425; Luther — 3,199; Norrell — 2,485; Owens — 35,558; Sykes — 17,109; Twiford — 137,109; Whiting — 2,182; Womack — 121,267; directors and principal officers as a group — 392,806.

(2)	The ownership percentage of each individual is calculated based on the total of 4,632,989 shares issued and outstanding as of June 30, 2004, plus the number of shares of common stock that can be issued to that individual within 60 days of June 30, 2004 upon the exercise of stock options held by the individual. The ownership percentage of the group is based on the shares outstanding plus the number of shares of common stock that can be issued to the entire group within 60 days of June 30, 2004 upon the exercise of all stock options held by the group.

Principal Officers

      Other than D. Ben Berry, our Chairman, President and Chief Executive Officer, whose information appears above under the description of Class III Directors, our principal executive officers and their ages at December 31, 2003 are:

      David R. Twiddy, age 46, has served as our Senior Executive Vice President since 2002. Prior to that, he served as President of the bank’s two subsidiaries, Gateway Insurance Services, Inc. and Gateway Investment Services, Inc. since January 2000. Prior to that, Mr. Twiddy was Vice-President of the predecessor insurance agencies for Gateway Insurance Services, Inc.

      Mark A. Holmes, age 47, has served as our Senior Executive Vice President, Treasurer and Chief Financial Officer since our formation and in similar capacities for the bank since the bank’s incorporation in 1998. Prior to his employment by the Bank, Mr. Holmes was the Executive Vice President, Chief Executive Officer and Cashier for the Morris Plan Bank in Burlington, North Carolina.

Executive Compensation

      During 2003, all of our employees were compensated by the bank.

      Cash Compensation. The cash and cash equivalent compensation paid by the bank during the fiscal years ended December 31, 2003, 2002, and 2001 to each of our executive officers who earned in excess of $100,000 is as follows:

Summary Compensation Table

		Annual Compensation			Long-Term Compensation

				Other Annual		All Other
				Compensation	Options	Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	($)(1)	(#)(2)	($)(3)

D. Ben Berry	2003	206,242	48,500	6,000	-0-	12,000
Chairman, President	2002	178,660	70,000	6,000	-0-	11,000
and CEO	2001	168,521	35,000	-0-	39,128	10,500

David R. Twiddy	2003	136,242	20,500	-0-	-0-	9,405
Senior Executive	2002	130,326	29,000	-0-	-0-	9,615
Vice President	2001	112,639	4,000	-0-	16,170	7,054

Mark A. Holmes	2003	131,242	16,000	-0-	-0-	8,835
Senior Executive	2002	121,579	29,000	-0-	-0-	9,035
Vice President	2001	106,163	12,500	-0-	16,170	7,104

(1)	Directors’ fees. The value of non-cash compensation paid to the officer during the fiscal years disclosed did not exceed 10% of the officer’s cash compensation.

(2)	Adjusted for stock dividends.

(3)	Consists entirely of the bank’s contribution on behalf of the officer under the bank’s salary deferral plan under Section 401(k) of the Internal Revenue Code of 1986, as amended.

      Options Granted. During 2003, none of the named executive officers were granted options to purchase shares of our common stock.

      Options Held. The following table contains information with respect to stock options to purchase shares of our common stock held by the named executive officers during 2003.

Aggregated Option Exercises in 2003 and December 31, 2003, Option Values

	Shares		Number of Securities		Value of Unexercised
	Acquired on		Underlying Unexercised		In-the-Money Options at
	Exercise	Value	Options at 12/31/2003		12/31/2003 (1)
Name	(#)	Realized ($)	Exercisable/Unexercisable		Exercisable/Unexercisable

D. Ben Berry	-0-	-0-	97,137	19,118	$321,238	$83,056
David R. Twiddy	-0-	-0-	15,406	7,894	$68,123	$34,292
Mark A. Holmes	-0-	-0-	42,042	8,778	$142,883	$38,429

(1)	Value represents the difference between the fair market value ($12.04) and the exercise price for the unexercised options at December 31, 2003.

Employment Agreements

      Terms of the Agreements. The bank is a party to employment agreements with D. Ben Berry, Chairman, President and Chief Executive Officer of Gateway Financial and the bank, and David R. Twiddy and Mark A. Holmes, Senior Executive Vice Presidents of Gateway Financial and the bank. With respect to Messrs. Berry and Holmes, their agreements became effective December 1, 1998 for a term of three years. Mr. Twiddy’s agreement became effective January 3, 2002 for a term of three years. On each anniversary of the effective date of the agreements, the term of each agreement is automatically extended for an additional one year period beyond the then effective expiration date unless written notice from the bank or the officer is received 90 days prior to the anniversary date advising the other that the agreement shall not be further extended. No such notice has been given by any such party. In addition, the officers have the option to terminate the agreements upon sixty days’ written notice to the bank.

      Under the agreements, each officer receives an annual cash salary, with annual adjustments and discretionary bonuses as determined by the Compensation Committee. Mr. Berry’s salary was increased to $260,000 as of March 1, 2004. Mr. Twiddy’s salary pursuant to the contract for 2004 has been established by the Compensation Committee at $150,000. Mr. Holmes’ salary pursuant to the agreement for 2004 has been established by the Compensation Committee at $140,000. Under the Agreements, each officer also is entitled to all fringe benefits that are generally provided by the bank for its employees.

      Change of Control Provisions. The agreements provide for certain payments to each officer upon any change of “control” of the bank. “Control” is defined, under the Agreements, to mean any of the following events:

(i) After the effective date of the agreements, any “person” (as such term is defined in Section 7(j)(8)(A) of the Change in Bank Control Act of 1978), directly or indirectly, acquires beneficial ownership of voting stock, or acquires irrevocable proxies or any combination of voting stock and irrevocable proxies, representing twenty-five percent (25%) or more of any class of voting securities of the bank, or acquires control of, in any manner, the election of a majority of the directors of the bank; or

(ii) The bank consolidates or merges with or into another corporation, association or entity, or is otherwise reorganized, where the bank is not the surviving corporation in such transaction; or

(iii) All or substantially all of the assets of the bank are sold or otherwise transferred to or are acquired by any other corporation, association or other person, entity or group.

      Upon any such change in control, each officer has the right to terminate his employment if he determines, in his sole discretion, that within 24 months after such change in control, he has not been assigned duties, responsibilities and status commensurate with his duties prior to such change of control, his salary has been reduced below the amount he would have received under the agreement, his benefits have been reduced or eliminated, or he has been transferred to a location which is an unreasonable distance from his then current principal work location.

      Upon termination of an officer’s employment upon a change in control, whether voluntary or involuntary, the bank has agreed to pay each officer an amount equal to 2.99 times his “base amount” as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended. This compensation is payable, at each officer’s option, either by lump sum or in 36 equal monthly installments. The bank has the right, under the agreements, to reduce any such payments as necessary under the Internal Revenue Code to avoid the imposition of excise taxes on each officer or the disallowance of a deduction to the bank.

SUPERVISION AND REGULATION

      Banking is a complex, highly regulated industry. The primary goals of the bank regulatory system are to maintain a safe and sound banking system and to facilitate the conduct of sound monetary policy. In furtherance of these goals, Congress has created several largely autonomous regulatory agencies and enacted numerous laws that govern banks, bank and financial holding companies and the banking industry. The descriptions of and references to the statutes and regulations below are brief summaries and do not purport to be complete. The descriptions are qualified in their entirety by reference to the specific statutes and regulations discussed.

Gateway Financial Holdings, Inc.

      Gateway Financial Holdings, Inc. is a bank holding company that has elected to be treated as a financial holding company. As a bank holding company under the Bank Holding Company Act of 1956, as amended, we are registered with, and subject to regulation by, the Federal Reserve. We are required to file annual and other reports with, and furnish information to, the Federal Reserve. The Federal Reserve conducts periodic examinations of us and may examine any of our subsidiaries, including the bank.

      The Bank Holding Company Act provides that a bank holding company must obtain the prior approval of the Federal Reserve for the acquisition of more than five percent of the voting stock or substantially all of the assets of any bank or bank holding company. The Bank Holding Company Act also provides that, with certain exceptions, a bank holding company may not engage in any activities other than those of banking or managing or controlling banks and other authorized subsidiaries or own or control more than five percent of the voting shares of any company that is not a bank. The Federal Reserve has deemed limited activities to be closely related to banking and therefore permissible for a bank holding company.

      However, with the passage of the Gramm-Leach-Bliley Financial Services Modernization Act, the types of activities in which a bank holding company may engage were significantly expanded. Subject to various limitations, the Modernization Act generally permits a bank holding company to elect to become a “financial holding company.” A financial holding company may affiliate with securities firms and insurance companies and engage in other activities that are “financial in nature.” Among the activities that are deemed “financial in nature” are, in addition to traditional lending activities, securities underwriting, dealing in or making a market in securities, sponsoring mutual funds and investment companies, insurance underwriting and agency activities, certain merchant banking activities, and activities that the Federal Reserve considers to be closely related to banking.

      A bank holding company may become a financial holding company under the Modernization Act if each of its subsidiary banks is “well-capitalized” under the Federal Deposit Insurance Corporation Improvement Act’s prompt corrective action provisions, is well managed and has at least a satisfactory rating under the Community Reinvestment Act. In addition, the bank holding company must file a declaration with the Federal Reserve that the bank holding company wishes to become a financial holding company. A bank holding company that falls out of compliance with these requirements may be required to cease engaging in some of its activities.

      Under the Modernization Act, the Federal Reserve serves as the primary “umbrella” regulator of financial holding companies, with supervisory authority over each parent company and limited authority over its subsidiaries. Expanded financial activities of financial holding companies generally will be regulated according to the type of such financial activity: banking activities by banking regulators, securities activities by securities regulators and insurance activities by insurance regulators. The Modernization Act also imposes additional restrictions and heightened disclosure requirements regarding private information collected by financial institutions.

      Enforcement Authority. We will be required to obtain the approval of the Federal Reserve prior to engaging in or, with certain exceptions, acquiring control of more than 5% of the voting shares of a company engaged in, any new activity. Prior to granting such approval, the Federal Reserve must weigh the expected benefits of any such new activity to the public (such as greater convenience, increased competition, or gains in efficiency) against the risk of possible adverse effects of such activity (such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices). The Federal Reserve has cease-and-desist powers over bank holding companies and their nonbanking subsidiaries where their actions would constitute a serious threat to the safety, soundness or stability of a subsidiary bank. The Federal Reserve also has authority to regulate debt obligations (other than commercial paper) issued by bank holding companies. This authority includes the power to impose interest ceilings and reserve requirements on such debt obligations. In addition, Federal Reserve regulations restrict the extension of credit to any bank holding company by its subsidiary bank. A bank holding company and its subsidiaries are also prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services.

      Interstate Acquisitions. Federal banking law generally provides that a bank holding company may acquire or establish banks in any state of the United States, subject to certain aging and deposit concentration limits. In addition, North Carolina banking laws permit a bank holding company that owns stock of a bank located outside North Carolina to acquire a bank or bank holding company located in North Carolina. Federal banking law will not permit a bank holding company to own or control banks in North Carolina if the acquisition would exceed 20% of the total deposits of all federally-insured deposits in North Carolina.

      Capital Adequacy. The Federal Reserve has promulgated capital adequacy regulations for all bank holding companies with assets in excess of $150 million. The Federal Reserve’s capital adequacy regulations are based upon a risk-based capital determination, whereby a bank holding company’s capital adequacy is determined in light of the risk, both on- and off-balance sheet, contained in the company’s assets. Different categories of assets are assigned risk weightings and are counted at a percentage of their book value.

      The regulations divide capital between Tier 1 capital (core capital) and Tier 2 capital. For a bank holding company, Tier 1 capital consists primarily of common stock, related surplus, noncumulative perpetual preferred stock, minority interests in consolidated subsidiaries and a limited amount of qualifying cumulative preferred securities. Goodwill and certain other intangibles are excluded from Tier 1 capital. Tier 2 capital consists of an amount equal to the allowance for loan and lease losses up to a maximum of 1.25% of risk-weighted assets, limited other types of preferred stock not included in Tier 1 capital, hybrid capital instruments and term subordinated debt. Investments in and loans to unconsolidated banking and finance subsidiaries that constitute capital of those subsidiaries are excluded from capital. The sum of Tier 1 and Tier 2 capital constitutes qualifying total capital. The Tier 1 component must comprise at least 50% of qualifying total capital.

      Every bank holding company has to achieve and maintain a minimum Tier 1 capital ratio of at least 4.0% and a minimum total capital ratio of at least 8.0%. In addition, banks and bank holding companies are required to maintain a minimum leverage ratio of Tier 1 capital to average total consolidated assets (leverage capital ratio) of at least 3.0% for the most highly-rated, financially sound banks and bank holding companies and a minimum leverage ratio of at least 4.0% for all other banks. The Federal Deposit Insurance Corporation and the Federal Reserve define Tier 1 capital for banks in the same manner for both the leverage ratio and the risk-based capital ratio. However, the Federal Reserve defines Tier 1 capital for bank holding companies in a slightly different manner. As of June 30, 2004, our Tier 1 leverage capital ratio and total capital were 12.44% and 15.89%, respectively.

      The guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory level, without significant reliance on intangible assets. The guidelines also indicate that the Federal Reserve will continue to consider a “Tangible Tier 1 Leverage Ratio” in evaluating proposals for expansion or new activities. The Tangible Tier 1 Leverage Ratio is the ratio of Tier 1 capital, less intangibles not deducted from Tier 1 capital, to quarterly average total assets. As of June 30, 2004, the Federal Reserve had not advised us of any specific minimum Tangible Tier 1 Leverage Ratio applicable to us.

      Source of Strength for Subsidiaries. Bank holding companies are required to serve as a source of financial strength for their depository institution subsidiaries, and, if their depository institution subsidiaries become undercapitalized, bank holding companies may be required to guarantee the subsidiaries’ compliance with capital restoration plans filed with their bank regulators, subject to certain limits.

      Dividends. As a holding company that does not, as an entity, currently engage in separate business activities of a material nature, our ability to pay cash dividends depends upon the cash dividends received from our subsidiary bank and management fees paid by the bank. We must pay our operating expenses from funds we receive from the bank. Therefore, shareholders may receive cash dividends from us only to the extent that funds are available after payment of operating expenses. In addition, the Federal Reserve generally prohibits bank holding companies from paying cash dividends except out of operating earnings, provided that the prospective rate of earnings retention appears consistent with the bank holding company’s capital needs, asset quality and overall financial condition. As a North Carolina corporation, our payment of cash dividends is subject to the restrictions under North Carolina law on the declaration of cash dividends. Under such provisions, cash dividends may not be paid if a corporation will not be able to pay its debts as they become due in the usual course of business after paying such a cash dividend or if the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed to satisfy certain liquidation preferential rights.

      Change of Control. State and federal banking law restricts the amount of voting stock of a bank that a person may acquire without the prior approval of banking regulators. The Bank Holding Company Act requires that a bank holding company obtain the approval of the Federal Reserve before it may merge with a bank holding company, acquire a subsidiary bank, acquire substantially all of the assets of any bank, or before it may acquire ownership or control of any voting shares of any bank or bank holding company if, after such acquisition, it would own or control, directly or indirectly, more than 5% of the voting shares of that bank or bank holding company. The overall effect of such laws is to make it more difficult for another entity to acquire control of us by tender offer or similar means than it might be to acquire control of another type of corporation. Consequently, our shareholders may be less likely to benefit from an increase in stock prices that may result from tender offers or similar efforts to acquire control of other types of companies.

Gateway Bank & Trust Co.

      Gateway Bank & Trust Co. is subject to various requirements and restrictions under the laws of the United States and the State of North Carolina. As a North Carolina bank, the bank is subject to regulation, supervision and regular examination by the North Carolina Commissioner of Banks. As a member of the Federal Reserve, the bank is subject to regulation, supervision and regular examination by the Federal Reserve. The North Carolina Commissioner of Banks and the Federal Reserve have the power to enforce compliance with applicable banking statutes and regulations. These requirements and restrictions include requirements to maintain reserves against deposits, restrictions on the nature and amount of loans that may be made and the interest that may be charged thereon and restrictions relating to investments and other activities of the bank.

      Transactions with Affiliates. The bank may not engage in specified transactions (including, for example, loans) with its affiliates unless the terms and conditions of those transactions are substantially the same or at least as favorable to the bank as those prevailing at the time for comparable transactions with or involving other nonaffiliated entities. In the absence of comparable transactions, any transaction between the bank and its affiliates must be on terms and under circumstances, including credit standards, which in good faith would be offered or would apply to nonaffiliated companies. In addition, transactions referred to as “covered transactions” between the bank and its affiliates may not exceed 10% of the bank’s capital and surplus per affiliate and an aggregate of 20% of its capital and surplus for covered transactions with all affiliates. Certain transactions with affiliates, such as loans, also must be secured by collateral of specific types and amounts. The bank also is prohibited from purchasing low-quality assets from an affiliate. Every company under common control with the bank, including us, is deemed to be an affiliate of the bank.

      Loans to Insiders. Federal law also constrains the types and amounts of loans that the bank may make to its executive officers, directors and principal shareholders. Among other things, these loans are limited in amount, must be approved by the bank’s board of directors in advance, and must be on terms and conditions as favorable to the bank as those available to an unrelated person.

      Regulation of Lending Activities. Loans made by the bank are also subject to numerous federal and state laws and regulations, including the Truth-In-Lending Act, Federal Consumer Credit Protection Act, the Equal Credit Opportunity Act, the Real Estate Settlement Procedures Act and adjustable rate mortgage disclosure requirements. Remedies to the borrower or consumer and penalties to the bank are provided if the bank fails to comply with these laws and regulations. The scope and requirements of these laws and regulations have expanded significantly in recent years.

      Branch Banking. All banks located in North Carolina are authorized to branch statewide. Accordingly, a bank located anywhere in North Carolina has the ability, subject to regulatory approval, to establish branch facilities near any of our facilities and within our market area. If other banks were to establish branch facilities near our facilities, it is uncertain whether these branch facilities would have a material adverse effect on our business.

      Federal law provides for nationwide interstate banking and branching, subject to certain aging and deposit concentration limits that may be imposed under applicable state laws. Applicable North Carolina statutes permit regulatory authorities to approve de novo branching in North Carolina by institutions located in states that would permit North Carolina institutions to branch on a de novo basis into those states. Federal regulations prohibit an out-of-state bank from using interstate branching authority primarily for the purpose of deposit production. These regulations include guidelines to insure that interstate branches operated by an out-of-state bank in a host state are reasonably helping to meet the credit needs of the host state communities served by the out-of-state bank.

      Pursuant to a regulatory agreement between the state banking regulatory authorities in North Carolina and Virginia, we are permitted to open and operate bank branches in Virginia. The Virginia banking regulator has the opportunity to comment on our operations in Virginia, but the bank’s Virginia operations are subject to regulation, supervision and regular examination by the North Carolina Commissioner of Banks.

      Reserve Requirements. Pursuant to regulations of the Federal Reserve, the bank must maintain average daily reserves against its transaction accounts. No reserves are required to be maintained on the first $6.6 million of transaction accounts, but reserves equal to 3.0% must be maintained on the aggregate balances of those accounts between $6.6 million and $45.4 million, and reserves equal to 10.0% plus $1.2 million must be maintained on aggregate balances in excess of $45.4 million. These percentages are subject to adjustment by the Federal Reserve. Because required reserves must be maintained in the form of vault cash or in a non-interest-bearing account at a Federal Reserve Bank, the effect of the reserve requirement is to reduce the amount of the institution’s interest-earning assets. As of June 30, 2004, the bank met its reserve requirements.

      Community Reinvestment. Under the Community Reinvestment Act, as implemented by regulations of the federal bank regulatory agencies, an insured bank has a continuing and affirmative obligation, consistent with its safe and sound operation, to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for banks, nor does it limit a bank’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the federal bank regulatory agencies, in connection with their examination of insured banks, to assess the banks’ records of meeting the credit needs of their communities, using the ratings of “outstanding,” “satisfactory,” “needs to improve,” or

“substantial noncompliance,” and to take that record into account in its evaluation of certain applications by those banks. All banks are required to make public disclosure of their CRA performance ratings. The bank received a “satisfactory” rating in its most recent CRA examination.

      Governmental Monetary Policies. The commercial banking business is affected not only by general economic conditions but also by the monetary policies of the Federal Reserve. Changes in the discount rate on member bank borrowings, control of borrowings, open market transactions in United States government securities, the imposition of and changes in reserve requirements against member banks and deposits and assets of foreign bank branches, and the imposition of and changes in reserve requirements against certain borrowings by banks and their affiliates are some of the monetary policies available to the Federal Reserve. Those monetary policies influence to a significant extent the overall growth of all bank loans, investments and deposits and the interest rates charged on loans or paid on time and savings deposits in order to mitigate recessionary and inflationary pressures. These techniques are used in varying combinations to influence overall growth and distribution of bank loans, investments, and deposits, and their use may also affect interest rates charged on loans or paid for deposits.

      The monetary policies of the Federal Reserve Board have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future. In view of changing conditions in the national economy and money markets, as well as the effect of actions by monetary and fiscal authorities, no prediction can be made as to possible future changes in interest rates, deposit levels, loan demand or the business and earnings of the bank.

      Dividends. All dividends paid by the bank are paid to us as the sole shareholder of the bank. The general dividend policy of the bank is to pay dividends at levels consistent with maintaining liquidity and preserving applicable capital ratios and debt servicing obligations. The dividend policy of the bank is subject to the discretion of its board of directors and will depend upon such factors as future earnings, financial condition, cash needs, capital adequacy, compliance with applicable statutory and regulatory requirements and general business conditions.

      The ability of the bank to pay cash dividends is restricted under applicable law and regulations. Under North Carolina banking law, cash dividends must be paid out of retained earnings and no cash dividends may be paid if payment of the cash dividend would cause the Bank’s surplus to be less than 50% of its paid-in capital. Also, under federal banking law, no cash dividend may be paid if the bank is undercapitalized or insolvent or if payment of the cash dividend would render the bank undercapitalized or insolvent, and no cash dividend may be paid by the bank if it is in default of any deposit insurance assessment due to the Federal Deposit Insurance Corporation.

      The payment of cash dividends on the stock of the bank will be a function of the profitability of the bank in general and applicable tax rates in effect from year to year. The bank’s ability to pay dividends in the future will directly depend on its future profitability, which cannot be accurately estimated or assured.

      Capital Adequacy. The capital adequacy regulations which apply to state banks, such as the bank, are similar to the Federal Reserve requirements promulgated with respect to bank holding companies discussed above.

      Changes in Management. Any depository institution that is not in compliance with the minimum capital requirements of its primary federal banking regulator, or is otherwise in a troubled condition must notify its primary federal banking regulator of the proposed addition of any person to the board of directors or the employment of any person as a senior executive officer of the institution at least 30 days before such addition or employment becomes effective. During this 30-day period, the applicable federal banking regulatory agency may disapprove of the addition of such director or employment of such officer. The bank is not subject to any such requirements.

      Enforcement Authority. The federal banking laws also contain civil and criminal penalties available for use by the appropriate regulatory agency against certain “institution-affiliated parties” primarily including management, employees and agents of a financial institution, as well as independent contractors such as attorneys and accountants and others who participate in the conduct of the financial institution’s affairs and who caused or are likely to cause more than minimum financial loss to or a significant adverse effect on the institution, who knowingly or recklessly violate a law or regulation, breach a fiduciary duty or engage in unsafe or unsound practices. These practices can include the failure of an institution to timely file required reports or the submission of inaccurate reports. These laws authorize the appropriate banking agency to issue cease and desist orders that may, among other things, require affirmative action to correct any harm resulting from a violation or practice, including restitution, reimbursement, indemnification or guarantees against loss. A financial institution may also be ordered to restrict its growth, dispose of certain assets or take other action as determined by the primary federal banking agency to be appropriate.

      Prompt Corrective Action. Banks are subject to restrictions on their activities depending on their level of capital. Federal “prompt corrective action” regulations divide banks into five different categories, depending on their level of capital. Under these regulations, a bank is deemed to be “well-capitalized” if it has a total risk-based capital ratio of 10% or more, a core capital ratio of six percent or more and a leverage ratio of five percent or more, and if the bank is not subject to an order or capital directive to meet and maintain a certain capital level. Under these regulations, a bank is deemed to be “adequately capitalized” if it has a total risk-based capital ratio of eight percent or more, a core capital ratio of four percent or more and a leverage ratio of four percent or more (unless it receives the highest composite rating at its most recent examination and is not experiencing or anticipating significant growth, in which instance it must maintain a leverage ratio of three percent or more). Under these regulations, a bank is deemed to be “undercapitalized” if it has a total risk-based capital ratio of less than eight percent, a core capital ratio of less than four percent or a leverage ratio of less than three percent. Under these regulations, a bank is deemed to be “significantly undercapitalized” if it has a risk-based capital ratio of less than six percent, a core capital ratio of less than three percent and a leverage ratio of less than three percent. Under such regulations, a bank is deemed to be “critically undercapitalized” if it has a leverage ratio of less than or equal to two percent. In addition, the applicable federal banking agency has the ability to downgrade a bank’s classification (but not to “critically undercapitalized”) based on other considerations even if the bank meets the capital guidelines.

      If a state member bank, such as the bank, is classified as undercapitalized, the bank is required to submit a capital restoration plan to the Federal Reserve. An undercapitalized bank is prohibited from increasing its assets, engaging in a new line of business, acquiring any interest in any company or insured depository institution, or opening or acquiring a new branch office, except under certain circumstances, including the acceptance by the Federal Reserve of a capital restoration plan for that bank. If a state member bank is classified as undercapitalized, the Federal Reserve may take certain actions to correct the capital position of the bank. If a state member bank is classified as significantly undercapitalized, the Federal Reserve would be required to take one or more prompt corrective actions. These actions would include, among other things, requiring sales of new securities to bolster capital, changes in management, limits on interest rates paid, prohibitions on transactions with affiliates, termination of certain risky activities and restrictions on compensation paid to executive officers. If a bank is classified as critically undercapitalized, the bank must be placed into conservatorship or receivership within 90 days, unless the Federal Deposit Insurance Corporation determines otherwise.

      The capital classification of a bank affects the frequency of examinations of the bank and impacts the ability of the bank to engage in certain activities and affects the deposit insurance premiums paid by the bank. The Federal Reserve is required to conduct a full-scope, on-site examination of every member bank at least once every twelve months.

      Banks also may be restricted in their ability to accept brokered deposits, depending on their capital classification. “Well-capitalized” banks are permitted to accept brokered deposits, but all banks that are not well-capitalized are not permitted to accept such deposits. The Federal Reserve may, on a case-by-case basis, permit member banks that are adequately capitalized to accept brokered deposits if the Federal Reserve determines that acceptance of such deposits would not constitute an unsafe or unsound banking practice with respect to the bank.

      Deposit Insurance. The bank’s deposits are insured up to $100,000 per insured depositor by the Federal Deposit Insurance Corporation. The bank’s deposit insurance assessments may increase depending upon the risk category and subcategory, if any, to which the bank is assigned. The Federal Deposit Insurance Corporation assesses insurance premiums on a bank’s deposits at a variable rate depending on the probability that the deposit insurance fund will incur a loss with respect to the bank. The Federal Deposit Insurance Corporation determines the deposit insurance assessment rates on the basis of the bank’s capital classification and supervisory evaluations. Each of these categories has three subcategories, resulting in nine assessment risk classifications. The three subcategories with respect to capital are “well-capitalized,” “adequately capitalized” and “less than adequately capitalized” (that would include “undercapitalized,” “significantly undercapitalized” and “critically undercapitalized” banks). The three subcategories with respect to supervisory concerns are “healthy,” “supervisory concern” and “substantial supervisory concern.” A bank is deemed “healthy” if it is financially sound with only a few minor weaknesses. A bank is deemed subject to “supervisory concern” if it has weaknesses that, if not corrected, could result in significant deterioration of the bank and increased risk to the Bank Insurance Fund of the Federal Deposit Insurance Corporation. A bank is deemed subject to “substantial supervisory concern” if it poses a substantial probability of loss to the Bank Insurance Fund. Any increase in insurance assessments could have an adverse effect on the bank’s earnings.

Legislation

      Sarbanes-Oxley Act. On July 30, 2002, the Sarbanes-Oxley Act, or SOX, was enacted. SOX is not a banking law, but applies to all public companies, including us. The stated goals of SOX are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies, and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. Given the extensive role of the Securities and Exchange Commission in implementing and interpreting the rules relating to many of SOX’s new requirements, the potential impact on us of these requirements may not be determined for some time.

      SOX includes additional disclosure requirements and new corporate governance rules for public companies, requires the SEC to adopt extensive additional disclosure, corporate governance and other related rules for public companies, increases criminal penalties for violations of the securities laws, and mandates further studies of specified issues by the SEC and other federal government agencies. SOX also provides for the federal regulation of accounting firms that provide services to public companies and mandates additional listing standards for the securities exchanges.

      The SEC has adopted rules implementing the provisions of SOX, but some of these rules do not presently apply to us yet since certain of the rules have delayed effective dates. The SEC has also extended the effective dates of certain rules after their adoption. Our management believes it is in compliance with all presently applicable SOX requirements. As the new SOX requirements become applicable, we will review those rules and comply as required.

      USA PATRIOT Act. In October 2001, the President signed into law the USA PATRIOT Act. This Act was in direct response to the terrorist attacks on September 11, 2001, and strengthens the anti-money laundering provisions of the Bank Secrecy Act. Most of the new provisions added by this Act apply to accounts at or held by foreign banks, or accounts of or transactions with foreign entities. The bank does not have significant foreign business and has not had its operations materially affected by the Act. This Act does, however, require the federal banking regulators to consider a bank’s record of compliance under the Bank Secrecy Act in acting on any application filed by a bank. As the bank is subject to the provisions of the Bank Secrecy Act (i.e., reporting of cash transactions in excess of $10,000), the bank’s record of compliance in this area will be an additional factor in any applications filed by it in the future. To the bank’s knowledge, its record of compliance in this area is satisfactory and its processes and procedures to ensure compliance with the Bank Secrecy Act are satisfactory.

      Our management cannot predict what other legislation might be enacted or what other regulations might be adopted by our regulatory authorities or the effects thereof.

DESCRIPTION OF OUR SECURITIES

      The following descriptions do not purport to be complete and are subject to, and qualified in their entirety by reference to, the more complete descriptions thereof set forth in our Articles of Incorporation and our Bylaws, as amended to date.

Authorization

      Our authorized capital stock consists of 10,000,000 shares of common stock, no par value, of which 4,632,989 shares were outstanding as of June 30, 2004, and 1,000,000 shares of preferred stock, whose rights, privileges and preferences will be established by the board of directors on issuance. There are no shares of preferred stock outstanding. Each share of common stock has the same rights, privileges and preferences as every other share. Upon conclusion of the offering, assuming the underwriter does not exercise its over-allotment option, there will be 6,032,989 shares of common stock outstanding. Up to an additional 448,413 shares of common stock will be issuable upon exercise of outstanding options granted to our directors and principal officers under our stock option plans. See “MANAGEMENT”.

Common Stock

      Dividend and Liquidation Rights. Holders of our common stock are entitled to receive such dividends as may be declared by the board of directors out of funds legally available therefor, and to receive pro rata any assets distributable to holders of our common stock upon our liquidation. However, our payment of cash dividends will be subject to the restrictions of North Carolina law applicable to the declaration of cash dividends by a business corporation. Under such provisions, cash dividends may not be paid if a corporation will not be able to pay its debts as they become due in the usual course of business after paying such cash dividend or if the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed to satisfy certain liquidation preferential rights. Our ability to pay cash dividends to our shareholders is also primarily dependent upon the cash dividends received from our subsidiary bank.

      Voting Rights. Holders of our common stock are entitled to vote for the election of directors and upon all other matters that may be submitted to a vote of the shareholders generally. Each share entitles its holder to one vote in the election of directors as well as all other matters to be voted on by shareholders. However, holders of our common stock are not entitled to cumulate their votes in the election of directors. Consequently, the holders of the majority of the outstanding shares of common stock represented at a meeting at which a quorum is present or represented may elect all of the directors. Our Bylaws provide that our directors serve terms that are staggered so that no more than approximately one-third of the directors are eligible for election at any single meeting of the shareholders.

      No Preemptive Rights. Holders of our common stock do not have preemptive rights to subscribe for additional shares on a pro rata basis when additional shares are offered for sale by us.

      Assessment and Redemption. Our common stock is not subject to redemption or any sinking fund and all outstanding shares are fully paid and non-assessable.

      Liquidation Rights. In the event of any liquidation, dissolution or winding up of the corporation, the holders of our common stock are entitled to receive, after payment of all of our debts and liabilities, all of our remaining assets available for distribution in cash or in kind. In the event of any liquidation, dissolution or winding up of our subsidiary bank, we, as the sole shareholder of the bank’s common stock, would be entitled to receive all remaining assets of the bank available for distribution in cash or in kind after payment of all debts and liabilities of the bank (including all deposits and accrued interest thereon).

Preferred Stock

      The authorized preferred stock is available for issuance from time to time at the discretion of our board of directors without shareholder approval. The board of directors has the authority to prescribe for each series of preferred stock it establishes the number of shares in that series, the number of votes (if any) to which the shares in that series are entitled, the consideration for the shares in that series, and the designations, powers, preferences and other rights, qualifications, limitations or restrictions of the shares in that series. Depending upon the rights prescribed for a series of preferred stock, the issuance of preferred stock could have an adverse effect on the voting power of the holders of common stock and could adversely affect holders of common stock by delaying or preventing a change in control, making removal of our present management more difficult or imposing restrictions upon the payment of dividends and other distributions to the holders of common stock.

Certain Provisions Having Potential Anti-Takeover Effects

      General. The following is a summary of the material provisions of North Carolina corporate law and our Articles of Incorporation and Bylaws that address matters of corporate governance and the rights of shareholders. Certain of these provisions may delay or prevent takeover attempts not first approved by our board of directors (including takeovers which certain shareholders may deem to be in their best interests). These provisions also could delay or frustrate the removal of incumbent directors or the assumption of control by shareholders. The primary purpose of these provisions is to encourage negotiations with our management by persons interested in acquiring control of Gateway Financial. All references to the Articles of Incorporation and Bylaws are to our Articles of Incorporation and Bylaws in effect as of the date of this prospectus.

      Classification of the Board of Directors. The Bylaws provide that if the number of directors is nine or more (the number of directors is currently 14), our board of directors shall be divided into three classes, which shall be as nearly equal in number as possible. If so classified, each director shall serve for a term ending on the date of the third annual meeting of shareholders following the annual meeting at which the director was elected. A director elected to fill a vacancy shall serve only until the next meeting of shareholders at which directors are elected. Currently, approximately one-third of our board of directors is elected each year, and two annual meetings will be required for the shareholders to change a majority of the members constituting our board.

      Filling Vacancies. Vacancies occurring in our board of directors may be filled by the shareholders or a majority of the remaining directors, even though less than a quorum, or by the sole remaining director.

      Amendment of Bylaws. Subject to certain restrictions described below, either a majority of our board of directors or our shareholders may amend or repeal the Bylaws. A Bylaw adopted, amended or repealed by our shareholders may not be readopted, amended or repealed by the board. Generally, the shareholders may adopt, amend, or repeal the Bylaws in accordance with the North Carolina Business Corporations Act.

      Special Meetings of Shareholders. Our Bylaws provide that special meetings of shareholders may be called only by the President or by our board of directors.

      Authorized But Unissued Shares. North Carolina law does not require shareholder approval for any issuance of authorized shares. Authorized but unissued shares may be used for a variety of corporate purposes, including future public or private offerings to raise additional capital or to facilitate corporate acquisitions. One of the effects of the existence of authorized but unissued shares may be to enable the board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the shareholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

      Statutory and other Restrictions on Acquisition of our Common Stock. We are subject to the North Carolina Control Share Acquisition Act which generally provides that shares of our common stock that are “Control Shares” will not have certain voting rights unless the remaining shareholders grant voting rights. Control Shares are shares acquired by a person under certain circumstances which, when added to other shares owned by that person, would entitle that person (except for the application of the statute) to (i) one-fifth, (ii) one-third, or (iii) a majority, of all voting power in the election of our directors. Voting rights may be restored to Control Shares, however, by the affirmative vote of the holders of a majority of our common stock (other than shares held by the owner of the Control Shares and our officers). If voting rights are restored to Control Shares which give the holder a majority of all voting power in the election of our directors, then the other shareholders may require us to redeem their shares at their fair value as of a date prior to the date on which the vote was taken which restored voting rights to the Control Shares.

      We are also subject to the North Carolina Shareholder Protection Act which generally requires that unless certain “fair price” and procedural requirements are satisfied, the affirmative vote of the holders of 95% of the outstanding shares of our common stock (excluding shares owned by an “Interested Shareholder”) is required to approve certain business combinations with other entities that are the beneficial owners of more than 20% of our common stock or which are our affiliates and previously had been 20% beneficial holders of our common stock.

      Our Articles of Incorporation provide that our board of directors may consider the social and economic effects of any matter presented for their consideration on the communities in which we operate and may consider the business and financial condition of a proposed acquiror, its management’s experience and integrity, and the prospects of successful conclusion of the transaction when evaluating any business combination.

Limitations on Director Liability

      Our Articles of Incorporation contain a provision that the directors shall generally not be liable to Gateway Financial or any of its shareholders for monetary damages for breach of duty as a director to the fullest extent permitted by the North Carolina Business Corporation Act. This provision will eliminate such liability except for (i) acts and omissions that the director knew or believed to be clearly in conflict with the best interests of Gateway Financial at the time of the act or omission, (ii) liability for distributions and dividends in violation of the Business Corporation Act, and (iii) any transaction from which the director derived an improper personal benefit.

Indemnification of Directors and Officers

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons under the provisions discussed above or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Registrar and Transfer Agent

      The registrar and transfer agent for our common stock is SunTrust Bank, Atlanta, Georgia.

Our Securities Are Not Insured by the FDIC

      An investment in any of our securities, including our common stock, will not be a deposit or a savings account and will not be insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency and is subject to investment risk, including the possible loss of principal.

UNDERWRITING

      Subject to the terms and conditions stated in the underwriting agreement, we have agreed to sell, and the underwriter, Ryan Beck & Co., Inc., has agreed to purchase 1,400,000 shares of our common stock. The common stock will be offered subject to receipt and acceptance by the underwriter and to certain other conditions, including the right to reject orders in whole or in part.

      Under the terms and conditions of the underwriting agreement, the underwriter is obligated to accept and pay for all of the shares of common stock, if any are taken. The underwriting agreement provides that the obligations of the underwriter are subject to approval of certain legal matters by its counsel, including the authorization and the validity of the common stock, and to other conditions contained in the underwriting agreement, such as effectiveness with the Securities and Exchange Commission of the registration statement that includes this prospectus and the receipt by the underwriter of certificates from our officers, legal opinions from our attorneys and a letter from our independent accountants regarding our financial statements and the statistical data contained in this prospectus and in our filings under the Securities Exchange Act of 1934.

      We have been advised that the underwriter proposes to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus and to certain selected dealers at this price, less a concession not in excess of $           per share. The underwriter may allow, and any selected dealers may reallow, a concession not to exceed $           per share to certain brokers and dealers. After the shares of common stock are released for sale to the public, the offering price and other selling terms may from time to time be changed by the underwriter.

      In addition, we have granted the underwriter an option to purchase additional shares of our common stock, not to exceed 210,000 shares, on the same terms as other shares purchased by the underwriter. The underwriter may exercise this option at any time during a period of 30 days following the offering. In the event the underwriter exercises this option in full, the total offering price, aggregate discounts and commissions and net proceeds before expenses of the offering will each increase by 15%. The underwriter may exercise the option to purchase additional shares of our common stock solely for the purpose of covering over-allotments, if any, made in connection with the distribution.

      The underwriter has informed us that it does not intend to confirm sales to any accounts over which it exercises discretionary authority.

      All of our executive officers and directors have agreed that, prior to March 31, 2005, they will not, without the underwriter’s prior written consent, directly or indirectly, offer for sale, sell, contract to sell, or grant any option to sell (including, without limitation, any short sale), pledge, transfer, assign or otherwise dispose of any shares of our common stock or securities exchangeable for or convertible into shares of our common stock.

      We will reimburse the underwriter for its reasonable out-of-pocket expenses which will not exceed $          in the aggregate, including fees of counsel for the underwriter.

      We have agreed to indemnify the underwriter and the persons who control it against certain liabilities, including liabilities under the Securities Act of 1933 and the Securities Exchange Act of 1934 and liabilities arising from breaches of the representations, warranties and covenants contained in the underwriting agreement, and, under certain conditions, to contribute to any payment that the underwriters may be required to make for those liabilities.

      During and after this offering, the underwriter may purchase and sell our common stock in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of our common stock. The underwriter also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of our common stock sold in the offering for their account may be reclaimed by the syndicate if such securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of our common stock which may be higher than the price that might otherwise prevail in the open market, and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

      Certain of our officers and directors have indicated an intent to participate in this offering through the purchase of approximately 143,000 shares of our common stock in the aggregate. Such participation is permitted where a specific portion of the offering is directed for sale to officers and directors by the issuer. Officers and directors who purchase shares will be prohibited from the sale, transfer, assignment, pledge or hypothecation of our common stock for a three-month period following the closing date of this offering. We are directing 143,000 shares of our common stock for purchase by our officers and directors in this offering.

LEGAL MATTERS

      Maupin Taylor P.A., Raleigh, North Carolina, will pass upon the legality of the securities offered by this prospectus for us. Certain legal matters will be passed upon for the underwriter by Gaeta & Associates, P.A., Raleigh, North Carolina.

EXPERTS

      The consolidated audited financial statements of Gateway Financial as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, have been included herein in reliance upon the report of Dixon Hughes PLLC, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN OBTAIN MORE INFORMATION

      We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and we file reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the Securities and Exchange Commission at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Our filings with the Securities and Exchange Commission are available to the public from the Securities and Exchange Commission’s website at http://www.sec.gov. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information. Our website is www.gatewaybankandtrust.com.

      We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 of which this prospectus is a part, under the Securities Act of 1933, as amended, for the common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement. For further information about us or our common stock, please review the registration statement, which may be inspected for free at the principal office of the Securities and Exchange Commission in Washington, D.C., and copies of all or part of which may be obtained from the Securities and Exchange Commission by paying the prescribed fees.

GATEWAY FINANCIAL HOLDINGS, INC. & SUBSIDIARIES

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2004	2003*

	(Unaudited)

	(Amounts in thousands,
	except share data)
ASSETS
Cash and due from banks	$19,888	$7,676
Interest-earning deposits in other banks	3,459	5,152
Investment in securities available for sale, at fair value	35,509	43,773
Loans	308,694	231,740
Allowance for loan losses	(3,404)	(2,759)

NET LOANS	305,290	228,981
Accrued interest receivable	1,505	1,301
Stock in Federal Reserve Bank, at cost	722	722
Stock in Federal Home Loan Bank of Atlanta, at cost	2,440	2,050
Premises and equipment, net	13,013	11,967
Core deposit intangibles, net	567	607
Goodwill	3,343	2,975
Bank-owned life insurance	7,281	7,106
Other assets	3,780	2,516

TOTAL ASSETS	$396,797	$314,826

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Demand	$53,910	$37,454
Savings	4,906	4,428
Money Market and NOW	109,313	70,010
Time over $100,000	40,775	35,775
Other Time	86,023	90,785

TOTAL DEPOSITS	294,927	238,452

Federal funds purchased	—	6,000
Advances from Federal Home Loan Bank	48,800	36,000
Trust preferred securities	15,000	8,000
Accrued expenses and other liabilities	951	1,403

TOTAL LIABILITIES	359,678	289,855

Stockholders’ Equity
Preferred stock, 1,000,000 shares authorized, none issued	—	—
Common stock, no par value, 10,000,000 shares authorized, 4,632,989 and 3,167,542 shares issued and outstanding at June 30, 2004 and December 31, 2003, respectively	37,008	24,896
Retained earnings (deficit)	722	(102)
Accumulated other comprehensive income (loss)	(611)	177

TOTAL STOCKHOLDERS’ EQUITY	37,119	24,971

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$396,797	$314,826

*	Derived from audited consolidated financial statements.

See accompanying notes.

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Six Months Ended June 30,

	2004	2003

	(Amounts in thousands,
	except share and
	per share data)
Interest
Income Interest and fees on loans	$7,519	$5,197
Investment securities available for sale
Taxable	804	967
Tax-exempt	13	—
Interest-earning bank deposits	13	12
Other interest and dividends	60	49

Total Interest Income	8,409	6,225

Interest Expense
Money market, NOW and savings deposits	531	229
Time deposits	1,564	1,844
Federal funds purchased	44	25
Advances from Federal Home Loan Bank	537	478
Trust preferred securities	184	—

Total Interest Expense	2,860	2,576

Net Interest Income	5,549	3,649
Provision for Loan Losses	575	575

Net Interest Income After Provision for Loan Losses	4,974	3,074

Non-Interest Income
Service charges on deposit accounts	665	393
Mortgage operations	336	545
Gain on sale of securities	160	120
Gain on sale of loans	—	98
Gain (loss) on sale of premises and equipment	(11)	119
Insurance operations	892	705
Brokerage operations	208	88
Income from bank-owned life insurance	175	—
Other	152	35

Total Non-Interest Income	2,577	2,103

Non-Interest Expense
Personnel costs	3,455	2,552
Occupancy and equipment	1,367	794
Data processing fees	257	223
Other (Note 4)	1,379	1,174

Total Non-Interest Expense	6,458	4,743

Income Before Income Taxes	1,093	434
Income Tax Expense	269	—

Net Income	$824	$434

Net Income Per Common Share
Basic	$0.23	$0.13
Diluted	0.20	0.13
Weighted Average Shares Outstanding
Basic	3,562,917	3,313,674
Diluted	4,054,551	3,362,520

See accompanying notes.

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (Unaudited)

				Accumulated
				Other
	Common Stock		Retained	Comprehensive	Total
			Earnings	Income	Stockholders’
	Shares	Amount	(Deficit)	(Loss)	Equity

	(Amounts in thousands, except share data)
Balance at December 31, 2003	3,167,542	$24,896	$(102)	$177	$24,971
Comprehensive income:
Net income	—	—	824	—	824
Other comprehensive income
Unrealized holding loss on available for sale securities	—	—	—	(788)	(788)

Total comprehensive income					36

Shares issued in 21-for-20 stock split effected as a 5% stock dividend	161,184	—	—	—	—
Shares issued in exercise of common stock warrants	1,256,472	11,529	—	—	11,529
Shares issued in subsidiary acquisition	38,013	503	—	—	503
Shares issued in exercise of stock options	9,778	80	—	—	80

Balance at June 30, 2004	4,632,989	$37,008	$722	$(611)	$37,119

See accompanying notes.

GATEWAY FINANCIAL HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended
	June 30,

	2004	2003

	(Amounts in
	thousands)
Cash Flows from Operating Activities
Net income	$824	$434
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of intangibles	56	2
Depreciation and amortization	620	599
Provision for loan losses	575	575
(Gain) loss on sale of bank premises and equipment	11	(119)
Gain on sale of investment securities available for sale	(160)	(120)
Loss on disposal of foreclosed real estate	—	27
Earnings on bank-owned life insurance	(175)	—
Gain on sale of loans	—	(98)
Originations of loans held for sale	—	(1,875)
Proceeds from sale of loans held for sale	—	1,973
Changes in assets and liabilities:
Increase in accrued interest receivable	(204)	(102)
Increase in other assets	(674)	(143)
Increase (decrease) in accrued expenses and other liabilities	(452)	91

Net Cash Provided by Operating Activities	421	1,244

Cash Flows from Investing Activities
Purchases of investment securities available for sale	(25,100)	(19,761)
Maturities, sales and calls of investment securities available for sale	32,069	14,347
Net increase in loans	(76,854)	(38,735)
Proceeds from sale of foreclosed real estate	—	203
Purchases of premises and equipment	(1,395)	(1,252)
Proceeds from sale of bank premises and equipment	24	281
(Purchase) redemption of FHLB stock	(390)	10
Net cash paid in subsidiary acquisitions	(140)	—

Net Cash Used by Investing Activities	(71,786)	(44,907)

Cash Flows from Financing Activities
Net increase in deposits	56,475	39,819
Net increase (decrease) in federal funds purchased	(6,000)	700
Proceeds from issuance of trust preferred securities	7,000	—
Net increase FHLB advances	12,800	4,800
Cash paid for fractional shares	—	(4)
Proceeds from the exercise of common stock warrants	11,529	—
Proceeds from the exercise of stock options	80	—

Net Cash Provided by Financing Activities	81,884	45,315

Net Increase in Cash and Cash Equivalents	10,519	1,652
Cash and Cash Equivalents, Beginning	12,828	9,508

Cash and Cash Equivalents, Ending	$23,347	$11,160

Noncash assets acquired in business combinations are presented in Note 10.

See accompanying notes.

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2004

Note 1 —	Basis of Presentation

      Gateway Bank & Trust Co. (the “Bank”) was incorporated November 24, 1998 and began banking operations on December 1, 1998. Effective October 1, 2001, the Bank became a wholly-owned subsidiary of Gateway Financial Holdings, Inc., a financial holding company whose principal business activity consists of the ownership of the Bank, Gateway Capital Statutory Trust I, a trust formed in August of 2003 to facilitate the issuance of $8.0 million of trust preferred securities, and Gateway Capital Statutory Trust II, a trust formed in June of 2004 to facilitate the issuance of $7.0 million of trust preferred securities. Gateway Financial Holdings, Inc., its subsidiaries and the Bank’s wholly-owned subsidiaries are collectively referred to herein as the “Company.”

      The Bank is engaged in general commercial and retail banking in Northeastern North Carolina and in the South Hampton Roads area of Southeastern Virginia, operating under state banking laws and the rules and regulations of the Federal Reserve System and the North Carolina Commissioner of Banks. The Bank undergoes periodic examinations by those regulatory authorities.

      The Bank has two wholly-owned operating subsidiaries, Gateway Investment Services, Inc., whose principal activity is to engage in brokerage services as an agent for non-bank investment products and services and Gateway Insurance Services, Inc., an independent insurance agency with offices in Edenton, Hertford, Elizabeth City, Plymouth and Kitty Hawk, North Carolina.

      All intercompany transactions and balances have been eliminated in consolidation. In management’s opinion, the financial information, which is unaudited, reflects all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the financial information as of and for the three month and six month periods ended June 30, 2004 and 2003, in conformity with accounting principles generally accepted in the United States of America.

      The preparation of financial statements requires management to make estimates and assumptions that affect reported amounts of assets and liabilities at the date of the financial statements, as well as the amounts of income and expense during the reporting period. Actual results could differ from those estimates. Operating results for the three month and six month periods ended June 30, 2004 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2004.

      The organization and business of the Company, the accounting policies followed by the Company and other relevant information are contained in the notes to the consolidated financial statements filed as part of the Company’s 2003 annual report on Form 10-KSB. This quarterly report should be read in conjunction with such annual report.

Note 2 —	Stock Compensation Plans

      Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company’s stock option plan have no intrinsic value at the grant date and, under Opinion No. 25, no compensation cost is recognized for them. The Company has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided pro forma disclosures of net income and earnings per share and other disclosures as if the fair value based method of accounting had been applied.

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Six Months
	Ended June 30,

	2004	2003

	(Amounts in
	thousands,
	except
	per share data)
Net income:
As reported	$824	$434
Deduct: Total stock-based employee compensation expense determined under fair value method for all awards, net of related tax effects	50	79

Pro forma	$774	$355

Basic earnings per share:
As reported	$0.23	$0.13
Pro forma	0.22	0.11
Diluted earnings per share:
As reported	$0.20	$0.13
Pro forma	0.19	0.11

Note 3 —	Commitments

      In the normal course of business there are commitments and contingent liabilities, such as commitments to extend credit, that may or may not require future cash outflows. The following table reflects contractual obligations of the Company outstanding as of June 30, 2004.

	Total
	Amounts	Within			After
Other Commitments	Committed	1 Year	2-3 Years	4-5 Years	5 Years

	(In thousands)
Undisbursed home equity credit lines	$15,817	$15,817	$—	$—	$—
Other commitments and credit lines	44,612	44,612	—	—	—
Undisbursed portion of construction loans	26,658	26,658	—	—	—
Standby letters of credit	1,248	1,248	—	—	—
Construction	2,700	2,700	—	—	—

Total other commitments	$91,035	$91,035	$—	$—	$—

Note 4 —	Other Non-Interest Expense

      The major components of other non-interest expense are as follows:

	Six Months
	Ended June 30,

	2004	2003

	(Amounts in
	thousands)
Postage, printing and office supplies	$375	$323
Advertising and promotion	139	82
Professional services	247	254
Other	618	515

	$1,379	$1,174

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 5 —	Comprehensive Income

      A summary of comprehensive income is as follows:

	Six Months
	Ended June 30,

	2004	2003

	(Amounts in
	thousands)
Net income	$824	$434
Other comprehensive income (loss):
Net increase (decrease) in the fair value of investment securities available for sale, net of tax	(788)	134

Total comprehensive income (loss)	$36	$568

Note 6 —	Per Share Results

      Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate to outstanding stock options and warrants, and are determined using the treasury stock method.

      The basic and diluted weighted average shares outstanding are as follows:

	Six Months Ended
	June 30,

	2004	2003

Weighted average outstanding shares used for basic EPS	3,562,917	3,313,674
Plus incremental shares from assumed exercise of:
Stock options	200,596	48,846
Warrants	291,038	—

Weighted average outstanding shares used for diluted EPS	4,054,551	3,362,520

      No adjustments were required to be made to net income in the computation of diluted earnings per share.

      On February 27, 2004, the Company’s Board of Directors declared a 21-for-20 stock split to be effected in the form of a 5% stock dividend, which was distributed April 8, 2004 to shareholders of record on March 15, 2004. All references to per share results and weighted average shares outstanding have been adjusted to reflect the effects of this stock split.

Note 7 —	Business Segment Reporting

      In addition to its banking operations, the Company has two other reportable segments, Gateway Investment Services, Inc., whose principal activity is to engage in brokerage services as an agent for non-bank

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

investment products and services, and Gateway Insurance Services, Inc., an independent insurance agency. Set forth below is certain financial information for each segment and in total:

	Total	Banking	Brokerage	Insurance

	(Amounts in thousands)
Total Assets At June 30, 2004	$396,797	$394,749	$263	$1,785

Six Months Ended June 30, 2004
Net interest income	$5,549	$5,548	$—	$1
Non-interest income	2,577	1,477	208	892

Total income	$8,126	$7,025	$208	$893

Net income	$824	$676	$54	$94

Six Months Ended June 30, 2003
Net interest income	$3,649	$3,649	$—	$—
Non-interest income	2,103	1,310	88	705

Total income	$5,752	$4,959	$88	$705

Net income (loss)	$434	$391	$(40)	$83

Note 8 —	Trust Preferred Securities

      In June of 2004, $7.0 million of trust preferred securities were placed through Gateway Capital Statutory Trust II (the “Trust”). The Trust issuer has invested the total proceeds from the sale of the Trust Preferred Securities in Junior Subordinated Deferrable Interest Debentures (the “Junior Subordinated Debentures”) issued by the Company. The trust preferred securities pay cumulative cash distributions quarterly at an annual rate, reset quarterly, equal to the 3 month LIBOR plus 2.65%. The dividends paid to holders of the trust preferred securities, which will be recorded as interest expense, are deductible for income tax purposes. The trust preferred securities are redeemable on or after June 17, 2009, in whole or in part. Redemption is mandatory at June 17, 2034. The Company has fully and unconditionally guaranteed the trust preferred securities through the combined operation of the debentures and other related documents. The Company’s obligation under the guarantee is unsecured and subordinate to senior and subordinated indebtedness of the Company. This issuance will supplement the previous $8.0 million of Trust Preferred Securities issued by Gateway Capital Trust I in August 2003 which qualifies as Tier 1 capital and pays cumulative cash distributions quarterly at an annual rate, reset quarterly, equal to LIBOR plus 3.10%. Based on current Federal

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Reserve Board guidelines, approximately $12.6 million of the $15.0 million in Trust Preferred Securities qualifies as Tier 1 capital and the remaining $2.4 million in proceeds qualifies as Tier 2 supplementary capital on our books.

Note 9 —	Commitments to Acquire Deposits, Property and Equipment

      On May 13, 2004, the Gateway Financial Holdings, Inc. announced its intent to purchase three branch facilities (Elizabeth City, North Carolina, Suffolk, Virginia, and Emporia, Virginia) and their related deposits, from Provident Bank, the banking subsidiary of Provident Bankshares Corporation. The deposits of the three branches totaled approximately $132.5 million as of June 30, 2004; split approximately equally between the locations. In conjunction with the acquisitions, which are expected to close during the fourth quarter of 2004, the Company will purchase the branch facilities and approximately $538,000 in loans secured by deposits. Additional information regarding this transaction is presented within the Company’s Form 8-K filing, dated May 27, 2004. The Company has received all required state and federal regulatory approvals for this acquisition.

Note 10 —	Business Combinations

      During May 2004, Gateway Insurance Services, Inc., completed the acquisition of Whitehurst Insurance Agency, Inc., an independent insurance agency with offices located in Elizabeth City, Moyock and Edenton, North Carolina. This transaction was accounted for as a purchase. A summary, of the purchase price and the assets acquired is as follows.

(Amounts in Thousands)

Purchase price:
Portion paid in cash	$69
Issuance of common stock	503

Total purchase price	$572

Assets acquired:
Property and equipment	$123
Goodwill	337
Other intangibles	112

Total assets acquired	$572

      During June 2004, Gateway Insurance Services, Inc., completed the acquisition of Insurance Express Premium Finance, an insurance premium finance agency located in Plymouth, North Carolina. This

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

transaction was accounted for as a purchase. A summary, in thousands, of the purchase price and the assets acquired is as follows.

Purchase price:
Portion paid in cash	$71

Total purchase price	$71

Assets acquired:
Property and equipment	$10
Goodwill	31
Loans	30

Total assets acquired	$71

      The goodwill resulting from these two acquisitions is expected to be tax deductible. The pro-forma impact of the acquisitions as though they had been made at the beginning of the periods presented is not considered material to the Company’s consolidated financial statements.

INDEPENDENT AUDITORS’ REPORT

To the Stockholders and the Board of Directors

Gateway Financial Holdings, Inc.
Elizabeth City, North Carolina

      We have audited the accompanying consolidated balance sheets of Gateway Financial Holdings, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Gateway Financial Holdings, Inc. and subsidiaries at December 31, 2003 and 2002 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

Sanford, North Carolina

March 9, 2004

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2003 and 2002

	2003	2002

	(In thousands, except
	share data)
ASSETS
Cash and due from banks	$7,676	$7,639
Interest-earning deposits in other banks	5,152	1,869
Investment in securities available for sale, at fair value (Note C)	43,773	44,601
Loans (Note D)	231,740	161,488
Allowance for loan losses (Note D)	(2,759)	(1,721)

NET LOANS	228,981	159,767
Accrued interest receivable	1,301	1,167
Stock in Federal Reserve Bank, at cost	722	467
Stock in Federal Home Loan Bank of Atlanta, at cost	2,050	1,670
Foreclosed real estate	—	230
Premises and equipment, net (Note E)	11,967	10,465
Core deposit intangibles, net (Note R)	607	349
Goodwill (Notes O and R)	2,975	1,941
Bank-owned life insurance	7,106	—
Other assets	2,516	888

TOTAL ASSETS	$314,826	$231,053

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Demand	$37,454	$23,483
Savings	4,428	2,406
Money market and NOW	70,010	32,035
Time (Note F)	126,560	116,739

TOTAL DEPOSITS	238,452	174,663
Federal funds purchased (Note G)	6,000	3,001
Advances from Federal Home Loan Bank (Note G)	36,000	28,400
Trust preferred securities (Note G)	8,000
Accrued expenses and other liabilities	1,403	1,021

TOTAL LIABILITIES	289,855	207,085

Stockholders’ Equity (Notes I, K and N)
Preferred stock, 1,000,000 shares authorized, none issued	—	—
Common stock, no par value, 10,000,000 shares authorized, 3,167,542 and 3,006,007 shares issued and outstanding at December 31, 2003 and 2002, respectively	24,896	24,788
Accumulated deficit	(102)	(1,302)
Accumulated other comprehensive income	177	482

TOTAL STOCKHOLDERS’ EQUITY	24,971	23,968

Commitments (Notes D and L)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$314,826	$231,053

See accompanying notes.

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended December 31, 2003, 2002 and 2001

	2003	2002	2001

	(Amounts in thousands,
	except share and
	per share data)
INTEREST INCOME
Interest and fees on loans	$11,511	$8,178	$7,288
Interest on investment securities	1,851	1,959	1,620
Interest-earning bank deposits	21	67	149
Other interest and dividends	103	107	68

TOTAL INTEREST INCOME	13,486	10,311	9,125

INTEREST EXPENSE
Money market, NOW and savings deposits	557	285	401
Time deposits (Note F)	3,555	3,479	3,997
Federal funds purchased	64	16	78
Advances from Federal Home Loan Bank	1,022	1,039	583
Trust preferred securities	143	—	—

TOTAL INTEREST EXPENSE	5,341	4,819	5,059

NET INTEREST INCOME	8,145	5,492	4,066
PROVISION FOR LOAN LOSSES (Note D)	1,200	480	440

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	6,945	5,012	3,626

NON-INTEREST INCOME
Service charges on deposit accounts	898	582	381
Mortgage operations	1,111	422	246
Insurance operations	1,480	1,264	1,212
Brokerage operations	240	193	303
Gain on sale of securities	244	266	180
Income from bank-owned life insurance	146	—	—
Other	366	99	98

TOTAL NON-INTEREST INCOME	4,485	2,826	2,420

NON-INTEREST EXPENSE
Personnel costs	5,549	3,947	2,956
Occupancy and equipment	1,864	974	768
Data processing fees	397	493	388
Other (Note J)	2,420	1,797	1,387

TOTAL NON-INTEREST EXPENSE	10,230	7,211	5,499

INCOME BEFORE INCOME TAXES	1,200	627	547
INCOME TAXES (Note H)	—	—	—

NET INCOME	$1,200	$627	$547

NET INCOME PER COMMON SHARE
Basic	$0.36	$0.19	$0.21

Diluted	$0.35	$0.19	$0.21

See accompanying notes.

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years Ended December 31, 2003, 2002 and 2001

	2003	2002	2001

	(Amounts in thousands)
Net income	$1,200	$627	$547

Other comprehensive income:
Securities available for sale:
Unrealized holding gains (losses) on available-for-sale securities	(157)	756	41
Tax effect	38	(227)	(113)
Reclassification of gains recognized in net income	(244)	(266)	(181)
Tax effect	58	80	54

Total other comprehensive income (loss)	(305)	343	(199)

Comprehensive income	$895	$970	$348

See accompanying notes.

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Years Ended December 31, 2003, 2002 and 2001

					Accumulated
	Common Stock		Additional		Other
			Paid-In	Accumulated	Comprehensive	Total
	Shares	Amount	Capital	Deficit	Income	Equity

		(Amounts in thousands, except share data)
Balance at December 31, 2000	1,621,792	$8,109	$7,470	$(2,476)	$338	$13,441
Net income	—	—	—	547	—	547
Other comprehensive loss	—	—	—	—	(199)	(199)
Issuance of common stock	1,110,973	5,555	3,654	—	—	9,209
Effect of holding company reorganization	—	11,124	(11,124)	—	—	—

Balance at December 31, 2001	2,732,765	24,788	—	(1,929)	139	22,998
Net income	—	—	—	627	—	627
Other comprehensive income	—	—	—	—	343	343
Shares issued in 11-for-10 stock split effected as a 10% stock dividend	273,242	—	—	—	—	—

Balance at December 31, 2002	3,006,007	24,788	—	(1,302)	482	23,968
Net income	—	—	—	1,200	—	1,200
Other comprehensive loss	—	—	—	—	(305)	(305)
Shares issued in exercise of common stock warrants	11,662	112	—	—	—	112
Shares issued in 21-for-20 stock split effected as a 5% stock dividend	149,873	—	—	—	—	—
Cash paid for fractional shares	—	(4)	—	—	—	(4)

Balance at December 31, 2003	3,167,542	$24,896	$—	$(102)	$177	$24,971

See accompanying notes.

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2003, 2002 and 2001

	2003	2002	2001

	(Amounts in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,200	$627	$547
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of intangibles	59	49	254
Depreciation and amortization	1,286	555	238
Deferred income taxes	(368)	—	—
Realized gain on available-for-sale securities	(244)	(267)	(181)
Realized gain on sale of loans	(98)	(63)	—
Realized loss on sale of foreclosed real estate	27	37	—
Realized gain on sale of bank premises and equipment	(118)	—	—
Provision for loan losses	1,200	480	440
Change in assets and liabilities:
(Increase) decrease in accrued interest receivable	(117)	(401)	68
Increase in other assets	(1,171)	(235)	(252)
Increase in accrued expenses and other liabilities	300	58	289

NET CASH PROVIDED BY OPERATING ACTIVITIES	1,956	840	1,403

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of available-for-sale securities	(31,925)	(45,289)	(30,399)
Maturities, sales and calls of available-for-sale securities	32,089	32,472	21,294
Proceeds from sale of loans	1,973	1,552	—
Net increase in loans from originations and repayments	(68,809)	(56,161)	(31,732)
Proceeds from sale of foreclosed real estate	203	193	151
Proceeds from sale of bank premises and equipment	330	—	—
Purchase of premises and equipment	(1,971)	(5,029)	(2,062)
Purchase of Federal Reserve Bank stock	(255)	—	(467)
Purchase of Federal Home Loan Bank stock	(380)	(755)	(590)
Purchase of bank owned life insurance	(7,106)	—	—
Net cash (paid) received in branch and subsidiary acquisitions	11,260	—	(600)

NET CASH USED BY INVESTING ACTIVITIES	(64,591)	(73,017)	(44,405)

CASH FLOWS FROM FINANCING ACTIVITIES
Increase in deposits	47,248	58,945	25,425
Net increase in FHLB advances	7,600	10,100	11,800
Net increase in federal funds purchased	2,999	1	3,000
Proceeds from issuance of trust preferred securities	8,000	—	—
Net repayments on other borrowings	—	—	(93)
Proceeds from issuance of common stock	—	—	9,209
Proceeds from the conversion of common stock warrants	112	—	—
Cash paid for fractional shares	(4)	—	—

NET CASH PROVIDED BY FINANCING ACTIVITIES	65,955	69,046	49,341

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	3,320	(3,131)	6,339
CASH AND CASH EQUIVALENTS, BEGINNING	9,508	12,639	6,300

CASH AND CASH EQUIVALENTS, ENDING	$12,828	$9,508	$12,639

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid	$5,290	$4,772	$4,707

Income taxes paid	$162	$—	$—

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING ACTIVITIES
Unrealized holding gains (losses) on available-for-sale securities, net	$(305)	$343	$(199)

Transfer from loans to real estate acquired in settlement of loans	$—	$230	$381

Noncash assets acquired and liabilities assumed in a business combination are presented in Note O.

See accompanying notes.

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003, 2002 and 2001

Note A — Organization and Operations

      Gateway Bank & Trust Co. (the “Bank”) was incorporated November 24, 1998 and began banking operations on December 1, 1998. Effective October 1, 2001, the Bank became a wholly-owned subsidiary of Gateway Financial Holdings, Inc., a financial holding company whose principal business activity consists of the ownership of the Bank and Gateway Capital Statutory Trust I, a trust formed in August of 2003 to facilitate the issuance of $8.0 million of trust preferred securities. Gateway Financial Holdings, Inc., its subsidiaries and the Bank’s wholly-owned subsidiaries are collectively referred to herein as the “Company.”

      The Bank is engaged in general commercial and retail banking in Northeastern North Carolina and in the Tidewater area of Southeastern Virginia, operating under state banking laws and the rules and regulations of the Federal Reserve System and the North Carolina Commissioner of Banks. The Bank undergoes periodic examinations by those regulatory authorities.

      The Bank has two wholly-owned subsidiaries, Gateway Investment Services, Inc., whose principal activity is to engage in brokerage services as an agent for non-bank investment products and services and Gateway Insurance Services, Inc., an independent insurance agency with offices in Edenton, Hertford, Elizabeth City, Plymouth and Kitty Hawk, North Carolina.

Note B — Summary of Significant Accounting Policies

Principles of Consolidation

      The consolidated financial statements include the accounts of Gateway Financial Holdings, Inc. and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses.

Cash and Cash Equivalents

      For the purpose of presentation in the statement of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet captions “Cash and due from banks” and “Interest-earning deposits in other banks.”

Investment Securities Held to Maturity

      Investment securities that management has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity.

Investment Securities Available for Sale

      Investment securities available for sale are reported at fair value and consist of debt instruments that are not classified as either trading securities or as held to maturity securities. Unrealized holding gains and losses, net of deferred income tax, on available for sale securities are reported as a net amount in other comprehensive

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

income. Gains and losses on the sale of investment securities available for sale are determined using the specific-identification method. Declines in the fair value of individual held to maturity and investment securities available for sale below their cost that are other than temporary would result in write-downs of the individual securities to their fair value. Such write-downs would be included in earnings as realized losses. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

Loans

      Loans that management has the intent and ability to hold for the foreseeable future or until maturity are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans. Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan. The accrual of interest on impaired loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

Allowance for Loan Losses

      The provision for loan losses is based upon management’s estimate of the amount needed to maintain the allowance for loan losses at an adequate level. In making the evaluation of the adequacy of the allowance for loan losses, management gives consideration to current economic conditions, statutory examinations of the loan portfolio by regulatory agencies, delinquency information and management’s internal review of the loan portfolio. Loans are considered impaired when it is probable that all amounts due under the contractual terms of the loan will not be collected. The measurement of impaired loans is generally based on the present value of expected future cash flows discounted at the historical effective interest rate, or upon the fair value of the collateral if collateral dependent. If the recorded investment in the loan exceeds the measure of fair value, a valuation allowance is established as a component of the allowance for loan losses. While management uses the best information available to make evaluations, future adjustments to the allowance may be necessary if conditions differ substantially from the assumptions used in making the evaluations. In addition, regulatory examiners may require the Bank to recognize changes to the allowance for loan losses based on their judgments about information available to them at the time of their examination.

Foreclosed Real Estate

      Real estate acquired through, or in lieu of, loan foreclosure is initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations of the property are periodically performed by management and the real estate is carried at the lower of cost or fair value minus estimated cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in other non-interest expense.

Premises and Equipment

      Premises and equipment are stated at cost less accumulated depreciation. Depreciation is calculated on the straight-line method over the estimated useful asset lives of 3–10 years for furniture and equipment, 5 years for vehicles, and 40 years for bank premises. Leasehold improvements are amortized over the terms of the respective leases or the estimated useful lives of the improvements, whichever is shorter. Repairs and maintenance costs are charged to operations as incurred and additions and improvements to premises and equipment are capitalized. Upon sale or retirement, the cost and related accumulated depreciation are removed from the accounts and any gains or losses are reflected in current operations.

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Federal Home Loan Bank and Federal Reserve Bank Stock

      As a requirement for membership, the Company invests in stock of the Federal Home Loan Bank of Atlanta (“FHLB”) and the Federal Reserve Bank (“FRB”). These investments are carried at cost.

Intangible Assets

      Branch and business acquisitions typically result in the Company recording certain intangible assets, principally deposit base premiums and goodwill. The Company’s policy is to amortize core deposit intangibles on a straight-line basis over ten years. Other acquisition-related intangible assets, including goodwill and intangible assets previously subject to Statement of Financial Accounting Standards No. 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions, are subject to periodic review and are adjusted for any impairment in value.

Income Taxes

      Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. Deferred tax assets are also recognized for operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which the temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that the tax benefits will not be realized.

Comprehensive Income

      The Company reports as comprehensive income all changes in shareholders’ equity during the year from sources other than shareholders. Other comprehensive income refers to all components (revenues, expenses, gains, and losses) of comprehensive income that are excluded from net income. The Company’s only component of other comprehensive income is unrealized gains and losses on investment securities available for sale.

Mortgage Operations

      The Bank originates single family, residential first mortgage loans on a presold basis. The Bank recognizes certain origination and service release fees upon the sale, which are included in non-interest income on the statements of operations under the caption “Mortgage operations.” Also included under this caption is income derived from equity investments in certain mortgage companies.

Stock Compensation Plans

      Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company’s stock option plan have no intrinsic value at the grant date and, under Opinion No. 25, no compensation cost is recognized for them. The Company has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided pro forma disclosures of net income and earnings per share and other disclosures as if the fair value based method of accounting had been applied.

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2003	2002	2001

	(Amounts in thousands,
	except per share data)
Net income:
As reported	$1,200	$627	$547
Deduct: Total stock-based employee compensation expense determined under fair value method for all awards, net of related tax effects	203	210	534

Pro forma	$997	$417	$13

Basic net income per share:
As reported	$0.36	$0.19	$0.21
Pro forma	0.30	0.13	0.00
Diluted net income per share:
As reported	$0.35	$0.19	$0.21
Pro forma	0.29	0.13	0.00

Per Share Results

      Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate to outstanding stock options and warrants, and are determined using the treasury stock method.

      The basic and diluted weighted average shares outstanding are as follows:

	2003	2002	2001

Weighted average outstanding shares used for basic EPS	3,316,768	3,314,122	2,649,358
Plus incremental shares from assumed exercise of:
Stock options	92,674	7,327	7,117
Warrants	48,486	—	—

Weighted average outstanding shares used for diluted EPS	3,457,928	3,321,449	2,656,475

      On May 14, 2002, the Company’s Board of Directors declared an 11-for-10 stock split, effected in the form of a 10% stock dividend, which was distributed June 5, 2002 to shareholders of record on May 22, 2002. On May 1, 2003, the Company’s Board of Directors declared a 21-for-20 stock split, effected in the form of a 5% stock dividend, which was distributed June 12, 2003 to shareholders of record on May 23, 2003. On February 27, 2004, the Company’s Board of Directors declared a 21-for-20 stock split, to be effected in the form of a 5% stock dividend, which will be distributed April 8, 2004 to shareholders of record on March 15, 2004. All references to per share results and weighted average common and common equivalent shares outstanding have been adjusted to reflect the effects of these stock splits.

      There were no adjustments required to be made to net income in the computation of diluted earnings per share. For the years ended December 31, 2002 and 2001, there were options of 551,183 and 329,086, respectively, that were antidilutive since the exercise price exceeded the average market price of the Company’s common stock for the year. In addition, for the years ended December 31, 2002 and 2001 there were warrants to purchase 1.3 million shares of common stock that were antidilutive since the exercise price

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

exceeded the average market price of the Company’s common stock for the year. These options and warrants have been omitted from the calculation of diluted earnings per share for those years.

Recent Accounting Pronouncements

      In October 2002, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 147, Acquisitions of Certain Financial Institutions, which addresses the financial accounting and reporting for the acquisition of all or part of a financial institution. This standard removes certain acquisitions of financial institutions from the scope of SFAS No. 72, Accounting for Certain Acquisitions of Bank or Thrift Institutions. This statement requires financial institutions to reclassify goodwill arising from a qualified business acquisition from SFAS No. 72 goodwill to goodwill subject to the provisions of SFAS No. 142. The reclassified goodwill will no longer be amortized but will be subject to an annual impairment test, pursuant to SFAS No. 142. The Company adopted SFAS No. 147 in the fourth quarter of 2002. The adoption of SFAS No. 147 did not have a material impact on the consolidated financial statements.

      In April 2003, the FASB issued SFAS No. 149, Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities. SFAS No. 149 improves financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. In particular, SFAS No. 149 clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative, clarifies when a derivative contains a financing component, amends the definition of an “underlying” to conform it to language used in FIN 45 and amends certain other existing pronouncements. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. In addition, with some exceptions, all provisions of SFAS No. 149 should be applied prospectively. The adoption of SFAS No. 149 did not have a material impact on the consolidated financial statements.

      In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). This Statement is effective for financial instruments entered into or modified by the Company after May 31, 2003, and is effective at the beginning of the first interim period beginning after June 15, 2003. However, the FASB has deferred indefinitely the classification and measurement provisions as they related to certain mandatorily redeemable noncontrolling interests. The adoption of SFAS No. 150 did not have a material impact on the consolidated financial statements.

      In January 2003, the FASB issued Interpretation No. (FIN) 46, Consolidation of Variable Interest Entities. This interpretation addresses the consolidation by business enterprises of variable interest entities as defined in the interpretation. In December 2003, the FASB issued a revision to FIN 46 (FIN 46R) to clarify some of the provisions of FIN 46 and to exempt certain entities from its requirements. FIN 46R is effective for public entities that have interests in structures that are commonly referred to as special-purpose entities for periods ending after December 15, 2003. Application by public entities, other than small business issuers, for all other types of variable interest entities is required in financial statements for periods ending after March 15, 2004. The Company does not expect that FIN 46 and FIN 46R will have a material impact on its consolidated financial statements.

      In November 2003, the Emerging Issues Task Force (EITF) reached a partial consensus on Issue 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. Issue 03-1 requires certain quantitative and qualitative disclosures for investments subject to SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, that are impaired at the balance sheet date but for which an other-than-temporary impairment has not been recognized. The Company adopted the partial consensus on Issue 03-1 during 2003 and has provided the new disclosures in Note C. The EITF is expected to

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

continue deliberating other aspects of Issue 03-1, including when to recognize other-than-temporary impairment.

Reclassifications

      Certain amounts for 2002 and 2001 have been reclassified to conform to the classifications adopted for 2003. These reclassifications had no effect on net income or stockholders’ equity as previously reported.

Note C — Investment Securities

      The following is a summary of the securities portfolio by major classification:

	December 31, 2003

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

		(Amounts in thousands)
Securities available-for-sale:
U.S. government securities and obligations of U.S. government agencies	$24,678	$147	$50	$24,775
Corporate debt securities	2,083	75	—	2,158
Mortgage-backed securities	16,725	160	45	16,840

	$43,486	$382	$95	$43,773

	December 31, 2002

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

		(Amounts in thousands)
Securities available-for-sale:
U.S. government securities and obligations of U.S. government agencies	$24,020	$293	$—	$24,313
Corporate debt securities	1,397	42	—	1,439
Mortgage-backed securities	18,496	355	2	18,849

	$43,913	$690	$2	$44,601

      The following table shows investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2003. These unrealized losses on investment securities are a result of volatility in the market during 2003 and relate to three U.S. government securities and obligations of U.S. government agencies and two mortgage-backed securities. All unrealized losses on investment securities are considered by management

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

to be temporary given the credit ratings on these investment securities and the short duration of the unrealized loss.

	Less Than 12 Months		12 Months or More		Total

	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses

Securities available for sale:
U.S. government securities and obligations of U.S. government agencies	$10,976	$50	$—	$—	$10,976	$50
Mortgage-backed securities	1,802	38	674	7	2,476	45

Total temporarily impaired securities	$12,778	$88	$674	$7	$13,452	$95

      Proceeds from maturities, sales and calls of investment securities during the years ended December 31, 2003, 2002 and 2001 were $32.1 million, $32.5 million and $21.3 million, respectively. From those transactions, the Company realized gross gains of $246,000, $266,000 and $187,000 and gross losses of $2,000, $0 and $6,000 in 2003, 2002 and 2001, respectively.

      The amortized cost and fair values of securities available-for-sale at December 31, 2003 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized	Fair
	Cost	Value

	(Dollars in thousands)
Due after one year through five years	$12,956	$13,079
Due after five years through ten years	17,723	17,752
Due after ten years	12,807	12,942

	$43,486	$43,773

      For purposes of the maturity table, mortgage-backed securities, which are not due at a single maturity date, have been allocated over maturity groupings based on the weighted-average contractual maturities of underlying collateral. The mortgage-backed securities may mature earlier than their weighted-average contractual maturities because of principal prepayments.

      Securities with an amortized cost of $35.7 million and a fair value of $35.9 million were pledged to secure FHLB advances and public monies on deposit as required by law at December 31, 2003.

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note D — Loans

      A summary of the balances of loans follows:

	December 31,

	2003	2002

	(Dollars in thousands)
Commercial	$52,554	$42,767
Real estate — construction	55,970	22,861
Real estate — commercial mortgage	67,952	48,362
Real estate — 1-4 family mortgage	32,191	31,957
Consumer	10,458	7,707
Home equity lines of credit	12,615	7,834

Subtotal	231,740	161,488
Less: Allowance for loan losses	(2,759)	(1,721)

Net loans	$228,981	$159,767

      Loans are primarily made in Northeastern North Carolina and the Tidewater area of Southeastern Virginia. Real estate loans can be affected by the condition of the local real estate market. Our loan portfolio can be affected by the local economic conditions. Impaired loans at December 31, 2003 and 2002 consisted of loans of approximately $1,210,000 and $1,328,000, respectively, that were more than 90 days delinquent and on which the accrual of interest had ceased. The average recorded investment in impaired loans was approximately $1,295,000, $1,021,000 and $0 for the years ended December 31, 2003, 2002 and 2001, respectively. Interest income that would have been recorded on nonaccrual loans totaled $40,000 and $100,000 for the years ended December 31, 2003 and 2002. There were no nonaccrual, restructured or impaired loans at December 31, 2001. The allowance for loan losses allocated to these impaired loans was $194,000 and $153,000, respectively.

      The Company grants loans to directors and executive officers of the Bank and their related interests. Such loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other borrowers and, in management’s opinion, do not involve more than the normal risk of collectibility. All loans to directors and executive officers or their related interests are submitted to the Board of Directors for approval.

      A summary of related party loan transactions is as follows (in thousands):

2003

Balance at beginning of year	$11,542
Additions	14,746
Loans of newly elected directors	840
Loan repayments	(9,631)

Balance at end of year	$17,497

      At December 31, 2003, commitments to extend credit to directors, executive officers and their related interests consisted of unused lines of credit totaling $1.7 million.

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      An analysis of the allowance for loan losses follows:

	2003	2002	2001

	(Amounts in thousands)
Balance at beginning of year	$1,721	$1,435	$1,028

Provision charged to operations	1,200	480	440

Allowance for loan losses on loans purchased	52	—	—

Charge-offs	(215)	(194)	(37)
Recoveries	1	—	4

Net charge-offs	(214)	(194)	(33)

Balance at end of year	$2,759	$1,721	$1,435

Note E — Premises and Equipment

      Following is a summary of premises and equipment at December 31, 2003 and 2002:

	2003	2002

	(Amounts in
	thousands)
Land	$1,921	$1,782
Furniture and equipment	3,783	2,477
Vehicles	301	180
Buildings and improvements	7,505	6,443
Construction in progress	63	414
Accumulated depreciation	(1,606)	(833)

Total	$11,967	$10,465

      Depreciation and amortization amounting to $779,000, $357,000 and $238,000 for the years ended December 31, 2003, 2002 and 2001, respectively, is included in occupancy and equipment expense.

      The Company leases, under separate agreements, land on which the permanent headquarters and adjacent parking lot are located. The Company also leases land on which its Chesapeake, Virginia branch is located, as well as, its operations facility and branch facilities in Virginia Beach, Virginia and Edenton, North Carolina. These leases expire at various dates through December 31, 2019. Future rentals under these leases are as follows (in thousands):

2004	$437
2005	420
2006	358
2007	283
2008	273
Thereafter	1,534

$3,305

      Rental expense amounted to $423,000, $256,000 and $204,000 during the years ended December 31, 2003, 2002 and 2001, respectively.

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Certain leases contain options to extend for up to three consecutive five-year terms. The Company has an option to purchase the land on which its permanent headquarters are affixed at the end of the twenty-year lease term for a cost of $300,000.

Note F — Deposits

      The weighted average cost of time deposits was 2.47%, 3.17% and 4.20% at December 31, 2003, 2002 and 2001, respectively.

      Time deposits in denominations of $100,000 or more were $35.8 million and $44.9 million at December 31, 2003 and 2002, respectively. Interest expense on such deposits aggregated $2.2 million in 2003 and $2.1 million in 2002. At December 31, 2003, the scheduled maturities of time deposits are as follows:

	$100,000	Under
	and Over	$100,000	Total

2004	$26,435	$67,317	$93,752
2005	7,211	19,089	26,300
2006	1,919	3,549	5,468
2007	—	360	360
2008	210	462	672
Thereafter	—	8	8

Total	$35,775	$90,785	$126,560

Note G — Borrowings

      Advances from the Federal Home Loan Bank of Atlanta consisted of the following at December 31, 2003 and 2002:

	Interest
Maturity	Rate	2003	2002

January 2, 2004	1.15%	$13,000,000	$—
May 25, 2004	1.46%	5,000,000	—
February 4, 2005	2.14%	5,000,000	—
February 27, 2006	5.45%	1,000,000	1,400,000
March 17, 2010	5.71%	1,500,000	1,500,000
November 10, 2010	5.43%	5,000,000	5,000,000
January 24, 2012	3.88%	5,500,000	5,500,000
February 20, 2003	1.43%	—	5,000,000
May 21, 2003	1.51%	—	5,000,000
December 19, 2003	1.80%	—	5,000,000

		$36,000,000	$28,400,000

      Pursuant to collateral agreements with the Federal Home Loan Bank, at December 31, 2003 advances are secured by investment securities available for sale with a fair value of $29.0 million and by loans with a carrying amount of $32.1 million, which approximates market value. The Company has a maximum borrowing availability from FHLB equal to 25% of total assets.

      The Company may purchase federal funds through four unsecured federal funds lines of credit aggregating $31.4 million. These lines are intended for short-term borrowings and are subject to restrictions

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

limiting the frequency and term of advances. These lines of credit are payable on demand and bear interest based upon the daily federal funds rate (1.33% at December 31, 2003). The Company had $6.0 million and $3.0 million outstanding on these lines of credit as of December 31, 2003 and 2002, respectively. The maximum amounts outstanding under these lines of credit at any month-end during 2003 and 2002 were $12.2 million and $4.2 million, respectively. The average amounts outstanding under these lines of credit were $4.1 million for 2003 and $779,000 for 2002.

      In August of 2003, $8.0 million of trust preferred securities were placed through Gateway Capital Statutory Trust I (the “Trust”). The Trust issuer has invested the total proceeds from the sale of the Trust Preferred in Junior Subordinated Deferrable Interest Debentures (the “Junior Subordinated Debentures”) issued by the Company. The trust preferred securities pay cumulative cash distributions quarterly at an annual rate, reset quarterly, equal to LIBOR plus 3.10%. The dividends paid to holders of the trust preferred securities, which will be recorded as interest expense, are deductible for income tax purposes. The trust preferred securities are redeemable on or after September 17, 2008, in whole or in part. Redemption is mandatory at September 17, 2033. The Company has fully and unconditionally guaranteed the trust preferred securities through the combined operation of the debentures and other related documents. The Company’s obligation under the guarantee is unsecured and subordinate to senior and subordinated indebtedness of the Company. The trust preferred securities qualify as Tier I capital, limited to 25% of total Tier I capital. The full amount of the trust preferred securities qualify as Tier I capital for regulatory capital purposes.

Note H — Income Taxes

      The significant components of the provision for income taxes for the years ended December 31, 2003, 2002 and 2001.

	2003	2002	2001

	(In thousands)
Current tax provision:
Federal	$341	$—	$—
State	79	—	—

	420	—	—

Deferred tax provision:
Federal	(43)	192	176
State	(9)	41	37

	(52)	233	213

Provision for income tax expense before adjustment to deferred tax asset valuation allowance	368	233	213
Decrease in valuation allowance	(368)	(233)	(213)

Net provision for income taxes	$—	$—	$—

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The difference between the provision for income taxes and the amounts computed by applying the statutory federal income tax rate of 34% to income before income taxes is summarized below:

	2003	2002	2001

	(In thousands)
Tax computed at the statutory federal rate	$408	$213	$186
Increase (decrease) resulting from:
State income taxes, net of federal benefit	46	20	16
Adjustment to deferred tax asset valuation allowance	(368)	(233)	(213)
Non-taxable income from bank owned life insurance	(50)
Other permanent differences	(36)	—	11

Provision for income taxes	$—	$—	$—

      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred taxes at December 31, 2003 and 2002 are as follows:

	2003	2002

	(In thousands)
Deferred tax assets relating to:
Allowance for loan losses	$963	$521
Pre-opening costs and expenses	—	47
Net operating loss carryforwards	33	234
Equity investment basis difference	125	48
Other	33	43

Total deferred tax assets	1,154	893
Less valuation allowance	(227)	(595)

Net deferred tax assets	927	298

Deferred tax liabilities relating to:
Depreciation	(276)	(189)
Deferred loan costs	(173)	(107)
Amortization of intangible assets	(58)	(2)
Unrealized securities gains	(110)	(206)

Total deferred tax liabilities	(617)	(504)

Net recorded deferred tax assets (liability)	$310	$(206)

      The Company and its subsidiaries have federal and state net operating loss carryfowards aggregating approximately $82,000 and $104,000, respectively, expiring at various dates through 2018, which are available to offset future taxable income.

Note I — Common Stock Warrants

      In connection with the sale of common stock in a secondary stock offering in 2002, the Company issued 1,110,973 warrants for the purchase of the Company’s common stock. Each warrant enables the holder to purchase 1.213 shares of common stock at $9.15 per share at any time until June 30, 2004. During the year

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

ended December 31, 2003, 10,098 warrants were exercised for 11,662 shares of common stock generating proceeds totaling $112,072.

Note J — Other Non-Interest Expense

      The major components of other non-interest expense for the years ended December 31, 2003, 2002 and 2001 are as follows:

	2003	2002	2001

	(Dollars in thousands)
Professional services	$433	$409	$224
Postage, printing and office supplies	666	451	315
Advertising and promotion	213	138	83
Amortization of intangibles	59	49	254
Other	1,049	749	511

Total	$2,420	$1,796	$1,387

Note K — Regulatory Matters

      The Company is subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios, as set forth in the table below. Management believes, as of December 31, 2003, that the Company meets all capital adequacy requirements to which it is subject. The Company’s only significant asset is its investment in Gateway Bank & Trust Co. Consequently, the information concerning capital ratios is essentially the same for the Company and the Bank.

      As of December 31, 2003, 2002 and 2001, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum amounts and ratios, as set forth in the table below. There

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

are no conditions or events since that notification that management believes have changed the Bank’s category. The Bank’s actual capital amounts and ratios are also presented in the table below:

					Minimum to be
					Well Capitalized
			Minimum for		under Prompt
			Capital Adequacy		Corrective Action
	Actual		Purposes		Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

	(Dollars in thousands)
As of December 31, 2003:
Total Capital (to Risk-Weighted Assets)	$28,934	11.53%	$20,078	8.00%	$25,098	10.00%
Tier I Capital (to Risk-Weighted Assets)	26,175	10.43%	10,039	4.00%	15,059	6.00%
Tier I Capital (to Average Assets)	26,175	8.38%	12,501	4.00%	15,626	5.00%
As of December 31, 2002:
Total Capital (to Risk-Weighted Assets)	$22,917	12.51%	$14,659	8.00%	$18,323	10.00%
Tier I Capital (to Risk-Weighted Assets)	21,196	11.57%	7,329	4.00%	10,994	6.00%
Tier I Capital (to Average Assets)	21,196	9.71%	8,734	4.00%	10,918	5.00%

      The Bank may not declare or pay a cash dividend, or repurchase any of its capital stock, if the effect would cause the regulatory net worth of the Bank to fall to an amount which is less than the minimum required by the FDIC and the North Carolina Office of the Commissioner of Banks.

Note L — Off-Balance Sheet Risk

      The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

      Commitments to extend credit are agreements to lend to a customer as long as there is no violation of conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit is based on management’s credit evaluation of the borrower. Collateral obtained varies but may include real estate, stocks, bonds, and certificates of deposit.

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      A summary of the contract amount of the Company’s exposure to off-balance sheet risk as of December 31, 2003 is as follows (in thousands):

Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$23,767
Undisbursed lines of credit	59,463
Standby letters of credit	2,377

Note M — Disclosures About Fair Values of Financial Instruments

      Financial instruments include cash and due from banks, interest-earning deposits with banks, investments, loans, stock in the Federal Reserve Bank and the Federal Home Loan Bank of Atlanta, deposit accounts and borrowings. Fair value estimates are made at a specific moment in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument. Because no active market readily exists for a portion of the Company’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

      The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and Due from Banks and Interest-Earning Deposits with Banks

      The carrying amounts for cash and due from banks and interest-earning deposits with banks approximate fair value because of the short maturities of those instruments.

Investment Securities

      Fair value for investment securities equals quoted market price if such information is available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Loans

      For certain homogenous categories of loans, such as residential mortgages, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

Accrued Interest

      The carrying amounts of accrued interest approximate fair value.

Stock in Federal Reserve Bank and Federal Home Loan Bank of Atlanta

      The fair value for FRB and FHLB stock approximates carrying value, based on the redemption provisions of the Federal Reserve Bank and Federal Home Loan Bank.

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Bank Owned Life Insurance

      The carrying value of life insurance approximates fair value because this investment is carried at cash surrender value, as determined by the insurer.

Deposits

      The fair value of demand, savings, money market and NOW account deposits is the amount payable on demand at the reporting date. The fair value of time deposits is estimated based on discounting expected cash flows using the rates currently offered for instruments of similar remaining maturities.

Borrowings and Trust Preferred Securities

      The fair values are based on discounting expected cash flows at the interest rate for debt with the same or similar remaining maturities and collateral requirements.

Financial Instruments with Off-Balance Sheet Risk

      With regard to financial instruments with off-balance sheet risk discussed in Note L, it is not practicable to estimate the fair value of future financing commitments.

      The carrying amounts and estimated fair values of the Company’s financial instruments, none of which are held for trading purposes, are as follows at December 31, 2003 and 2002:

	2003		2002

	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value

		(In thousands)
Financial assets:
Cash and due from banks	$7,676	$7,676	$7,639	$7,639
Interest-earning deposits with banks	5,152	5,152	1,869	1,869
Investment securities	43,486	43,773	44,601	44,601
Accrued interest receivable	1,301	1,301	1,167	1,167
Federal Reserve Bank stock	722	722	467	467
Federal Home Loan Bank stock	2,050	2,050	1,670	1,670
Loans	228,981	227,810	159,767	159,863
Bank owned life insurance	7,106	7,106	—	—
Financial liabilities:
Deposits	238,452	236,481	174,663	175,248
Borrowings	42,000	40,399	31,401	32,077
Trust preferred securities	8,000	8,000	—	—
Accrued interest payable	537	537	472	472

Note N — Employee and Director Benefit Plans

401(k) Retirement Plan

      The Company has a 401(k) retirement plan that contains provisions for specified matching contributions by the Bank. The Company funds contributions as they accrue. Total 401(k) expense was $186,000, $148,000 and $118,000 during the years ended December 31, 2003, 2002 and 2001, respectively.

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Stock Option Plans

      During 1999 the Bank adopted, with shareholder approval, an Employee Stock Option Plan (the “Employee Plan”) and a Director Stock Option Plan (the “Director Plan”). During 2001 the Company increased the number of shares available under its option plans. All options granted to non-employee directors vest immediately at the time of grant, while all other options vest over a four-year period with 20% vesting on the grant date and 20% vesting annually thereafter. All unexercised options expire ten years after the date of grant. A summary of the Bank’s option plans as of and for the years ended December 31, 2003, 2002 and 2001 is as follows:

			Outstanding Options		Exercisable Options

		Shares		Weighted		Weighted
		Available		Average		Average
	Shares in	for Future	Number	Exercise	Number	Exercise
	Plans	Grants	Outstanding	Price	Outstanding	Price

At December 31, 2000	393,374	17	393,357	$8.28	248,785	$8.36
Options authorized	327,443	327,443	—	—	—	—
Options granted/vested	—	(286,206)	286,206	7.42	197,500	7.61
Options forfeited	—	3,032	(3,032)	8.25	(970)	8.55

At December 31, 2001	720,817	44,286	676,531	7.92	445,315	8.03
Options granted/vested	—	(26,571)	26,571	7.80	80,644	7.90

At December 31, 2002	720,817	17,715	703,102	7.91	525,959	8.01
Options granted/vested	—	(2,625)	2,625	11.70	79,055	7.92
Options forfeited	—	6,055	(6,055)	7.42	(2,426)	7.42

At December 31, 2003	720,817	21,145	699,672	$7.93	602,588	$8.00

      Outstanding options include 697,047 options with exercise prices ranging from $6.80 to $9.07 per share, of which 602,063 are exercisable at December 31, 2003, and 2,625 options with an exercise price of $11.70 per share, of which 500 are exercisable at December 31, 2003. The weighted average remaining life of total options outstanding and options exercisable as of December 31, 2003 is 6.6 years and 6.4 years, respectively. The fair value of each option granted in 2003, 2002 and 2001 was $3.73, $3.02 and $2.85, respectively, and was determined as of the date of grant using the Black-Scholes option pricing model, assuming a risk-free interest rate of 3%, a dividend yield of 0%, volatility of 24%, and an expected life of seven years.

Employment Contracts

      The Company has entered into employment agreements with its chief executive officer and five other officers to ensure a stable and competent management base. The agreements provide for a three-year term, but the agreements may be extended for an additional year at the end of the first year and annually thereafter. The agreements provide for benefits as spelled out in the contracts and cannot be terminated by the Board of Directors, except for cause, without prejudicing the officers’ rights to receive certain vested rights, including compensation. In the event of a change in control of the Bank and in certain other events, as defined in the agreements, the Bank or any successor to the Company will be bound to the terms of the contracts.

Note O — Acquisitions

      On August 15, 2003, the Bank completed its acquisition from another bank of a branch office in Elizabeth City, North Carolina, in a business combination transaction accounted for as a purchase. This acquisition was made to expand the Company’s market share in Elizabeth City and because the branch acquired fits well within the Company’s strategic objectives.

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      A summary of assets acquired, and liabilities assumed, is set forth below (in thousands):

Assets Acquired:
Cash and cash equivalents	$11,260
Loans	3,532
Allowance for loan losses	(52)
Premises and equipment	522
Core deposit intangibles	317
Goodwill	1,034
Other assets	10

$16,623

Liabilities Assumed:
Deposits	$16,541
Other liabilities	82

$16,623

      On January 1, 2001, Gateway Insurance Services, Inc., a subsidiary of the Bank, acquired Fidelity Insurance (“Fidelity”), an insurance agency, in a business combination transaction accounted for as a purchase. The details of this acquisition, with dollar amounts presented in thousands, are as follows:

Assets acquired:
Cash and equivalents	$11
Premises and equipment	19

Total assets acquired	30

Liabilities assumed:
Accounts payable and accrued expenses	109

Fair value of identifiable net liabilities acquired	(79)
Goodwill	679

Cash consideration paid	$600

      The goodwill resulting from this acquisition is expected to be tax deductible.

      The Company did not complete any acquisitions or divestitures during 2002.

Note P — Parent Company Financial Data

      Gateway Financial Holdings, Inc. became the holding company for Gateway Bank & Trust Co. effective October 1, 2001. Following are condensed financial statements of Gateway Financial Holdings, Inc. as of December 31, 2003 and 2002 and for the years ended December 31, 2003 and 2002 and for the three months ended December 31, 2001, presented in thousands.

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Balance Sheets

December 31, 2003 and 2002

	2003	2002

Asset:
Cash on deposit in subsidiary	$2,771	$—
Investment in subsidiaries	30,242	23,968
Other assets	220	—

Total assets	$33,233	$23,968

Liabilities:
Junior subordinated debentures	$8,248	$—
Other liabilities	14	—

Convertible junior subordinated debentures	8,262	—

Stockholders’ equity:
Common stock	24,896	24,788
Retained earnings	(102)	(1,302)
Accumulated other comprehensive income	177	482

Total stockholders’ equity	24,971	23,968

Total liabilities and stockholders’ equity	$33,233	$23,968

Condensed Statements of Operations

Years Ended December 31, 2003 and 2002 and
Three Months Ended December 31, 2001

	2003	2002	2001

Equity in income of subsidiary	$1,336	$627	$547
Interest income	27	—	—
Interest expense	(143)	—	—
Other expense	(20)	—	—

	$1,200	$627	$547

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Statements of Operations

Years Ended December 31, 2003 and 2002 and
Three Months Ended December 31, 2001

	2003	2002	2001

Operating activities:
Net income	$1,200	$627	$547
Equity in income of subsidiary	(1,336)	(627)	(547)
Amortization of debt issuance costs	20	—	—
Increase in other assets	(240)	—	—
Increase in other liabilities	14	—	—

	(342)	—	—

Investing activities:
Investment in subsidiary	(5,243)	—	—

Financing activities:
Proceeds from junior subordinated debentures, net of debt issuance costs	8,248	—	—
Proceeds from the conversion of common stock warrants	112	—	—
Cash paid in lieu of fractional shares on 5% stock dividend	(4)	—	—

	8,356	—	—

Net increase in cash	2,771	—	—
Cash, beginning of year	—	—	—

Cash, end of year	$2,771	$—	$—

Note Q — Business Segment Reporting

      In addition to its banking operations, the Bank has two other reportable segments, Gateway Investment Services, Inc., whose principal activity is to engage in brokerage services as an agent for non-bank investment products and services, and Gateway Insurance Services, Inc., an independent insurance agency. The

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

accounting policies of the segments are the same as those described in the summary of significant accounting policies. Set forth below is certain financial information for each segment and in total (in thousands):

	At or for the Year Ended December 31, 2003

	Consolidated	Adjustments	Banking	Brokerage	Insurance

Total interest income	$13,486	$—	$13,486	$—	$—
Total interest expense	5,341	—	5,341	—	—

Net interest income	8,145	—	8,145	—	—
Provision for loan losses	1,200	—	1,200	—	—

Net interest income after provision for loan losses	6,945	—	6,945	—	—
Non-interest income	4,485	(215)	2,874	240	1,586
Non-interest expense	10,230	(106)	8,618	235	1,483

Income before income taxes	1,200	(109)	1,201	5	103
Provision for income taxes	—	—	—	—	—

Net income	$1,200	$(109)	$1,201	$5	$103

Period end total assets	$314,826	$(1,267)	$314,786	$103	$1,204

	At or for the Year Ended December 31, 2002

	Consolidated	Adjustments	Banking	Brokerage	Insurance

Total interest income	$10,311	$(2)	$10,313	$—	$—
Total interest expense	4,819	(2)	4,819	—	2

Net interest income	5,492	—	5,494	—	(2)
Provision for loan losses	480	—	480	—	—

Net interest income after provision for loan losses	5,012	—	5,014	—	(2)
Non-interest income	2,825	(111)	1,364	193	1,379
Non-interest expense	7,210	(115)	5,751	196	1,378

Income before income taxes	627	4	627	(3)	(1)
Provision for income taxes	—	—	—	—	—

Net income	$627	$4	$627	$(3)	$(1)

Period end total assets	$231,053	$(893)	$230,867	$33	$1,046

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	At or for the Year Ended December 31, 2001

	Consolidated	Adjustments	Banking	Brokerage	Insurance

Total interest income	$9,126	$(3)	$9,129	$—	$—
Total interest expense	5,059	(3)	5,056	—	6

Net interest income	4,067	—	4,073	—	(6)
Provision for loan losses	440	—	440	—	—

Net interest income after provision for loan losses	3,627	—	3,633	—	(6)
Non-interest income	2,420	(39)	904	303	1,252
Non-interest expense	5,500	(40)	3,990	304	1,246

Income before income taxes	547	1	547	(1)	—
Provision for income taxes	—	—	—	—	—

Net income	$547	$1	$547	$(1)	$—

Period end total assets	$160,832	$(1,099)	$160,861	$37	$1,033

Note R — Intangible Assets

      The following is a summary of intangible assets as of December 31, 2003, 2002 and 2001. The increase in goodwill for 2003 resulted from the branch acquisition discussed in Note O.

	2003	2002	2001

	(In thousands)
Intangibles assets subject to future amortization:
Core deposit intangibles — gross	$805	$488	$488
Less accumulated amortization	(198)	(139)	(89)

Core deposit intangibles — net	$607	$349	$399

Intangible assets not subject to future amortization:
Goodwill — banking segment	$2,341	$1,307	$1,307
Goodwill — insurance segment	634	634	634

	$2,975	$1,941	$1,941

      The following table presents the estimated amortization expense (in thousands) for intangible assets for each of the five years ending December 31, 2008 and the estimated amount amortizable thereafter. These estimates are subject to change in future periods to the extent management determines it is necessary to make adjustments to the carrying value or estimated useful life of amortizing intangible assets.

2004	$80
2005	80
2006	80
2007	80
2008	80
Thereafter	207

$607

GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following tables present the adjusted effect on net income and on basic and diluted earnings per share of excluding the amortization of goodwill for the year ended December 31, 2003, 2002 and 2001:

	Year Ended December 31,

	2003	2002	2001

	(In thousands)
Net income	$1,200	$627	$547
Add back goodwill amortization	—	—	205

Adjusted net income	$1,200	$627	$752

Basic net income per share	$0.36	$0.19	$0.21
Add back goodwill amortization	—	—	0.07

Adjusted basic net income per share	$0.36	$0.19	$0.28

Diluted net income per shares	$0.35	$0.19	$0.21
Add back goodwill amortization	—	—	0.07

Adjusted diluted net income per share	$0.35	$0.19	$0.28

  We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of Gateway Financial have not changed since the date hereof.

Until                     , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver this prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

1,400,000 Shares

Common Stock

PROSPECTUS

RYAN BECK & CO.

                    , 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.     Indemnification of Directors and Officers.

      The North Carolina Business Corporation Act permits, and in some cases requires, corporations to indemnify officers, directors, agents and employees who have been, or are threatened to be, made a party to litigation. The indemnification applies to judgments, fines, settlements and reasonable expenses under certain circumstances. Under the North Carolina Business Corporation Act, reasonable expenses incurred by a director or officer may be paid or reimbursed by us before a final conclusion of the proceeding, after we receive certain assurances from the director or officer. Specifically, the director or officer must provide to us a written statement of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification. The other assurance we must receive is a written undertaking, by or on behalf of the director or officer, to repay the amount reimbursed if it is ultimately determined that the director or officer is not entitled to indemnification by us. If a director or officer is wholly successful in defending the proceeding in which he or she is a party, the North Carolina Business Corporation Act requires us to indemnify him or her against reasonable expenses incurred in connection with the proceeding if he or she is named as a defendant as a result of being one of our directors or officers. Our Articles of Incorporation provide that we shall indemnify our directors and executive officers to the fullest extent permitted by North Carolina Business Corporation Act.

      The North Carolina Business Corporation Act allows a corporation to provide that its directors shall not be personally liable for monetary damages for breach of fiduciary duty as a director, except for (i) acts or omissions not made in good faith that the director at the time of breach knew or believed were in conflict with the best interests of the Corporation; (ii) any liability under Section 55-8-33 of the Business Corporation Act (unlawful distributions); or (iii) any transaction from which the director derived an improper personal benefit (which does not include a director’s compensation or other incidental benefit for or on account of his service as a director, officer, employee, independent contractor, attorney, or consultant of the Corporation). Our Articles of Incorporation include such a provision.

      The North Carolina Business Corporation Act provides that a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against certain liabilities incurred by such persons, whether or not the corporation is otherwise authorized by the North Carolina Business Corporation Act to indemnify such party. We have purchased director and officer liability insurance that insures our directors and officers against liabilities in connection with the performance of their duties.

Item 25.     Other Expenses Of Issuance And Distribution.

Registration Fee	$3,090
NASD Fee	2,915
Nasdaq Listing Fee	100,000
Printing and Engraving Expenses	50,000	*
Legal Fees and Expenses	200,000	*
Accounting Fees and Expenses	75,000	*
Miscellaneous	50,000	*

Total	$481,005

*	Estimated

Item 26.     Recent Sales of Unregistered Securities.

      Effective April 21, 2004, Gateway Financial Holdings, Inc. issued 38,013 shares of its common stock to fund the purchase of the Whitehurst Insurance Agency, Inc., an insurance agency with offices in Elizabeth City, Edenton, and Moyock in Northeastern North Carolina, by the insurance agency subsidiary of the bank. The shares were issued pursuant to the private placement exemption available under Section 4 of the Securities Act.

Item 27.     Index to Exhibits.

      The following exhibits are filed with this Registration Statement:

Exhibit No.	Description

Exhibit 1.1:	Underwriting Agreement
Exhibit 1.2:	Selected Dealers Agreement*
Exhibit 3.1:	Articles of Incorporation (incorporated by reference to Exhibit 3(i) to the Current Report on Form 8K dated October 1, 2001)
Exhibit 3.2:	Bylaws (incorporated by reference to Exhibit 3(ii) to the Current Report on Form 8K dated October 1, 2001)
Exhibit 4:	Specimen Certificate for Common Stock of Gateway Financial Holdings, Inc. (incorporated by reference to Exhibit 4.1 of Amendment No. 1 to the Registration Statement on Form S-3 filed September 20, 2001)
Exhibit 5:	Opinion of Maupin Taylor P.A. regarding the legality of the securities being registered*
Exhibit 10.1:	1999 Incentive Stock Option Plan of Gateway Financial Holdings, Inc. (incorporated by reference to Exhibit 10.1 to the Annual Report on Form 10K for the year ended December 31, 2001 (“2001 Annual Report”))
Exhibit 10.2:	1999 Non-Statutory Stock Option Plan of Gateway Financial Holdings, Inc. (incorporated by reference to Exhibit 10.2 to the 2001 Annual Report)
Exhibit 10.3:	2001 Non-Statutory Stock Option Plan of Gateway Financial Holdings, Inc. (incorporated by reference to Exhibit 10.3 to the 2001 Annual Report)
Exhibit 10.4	Purchase and Assumption Agreement between Provident Bank of Maryland and Gateway Bank and Trust Co.*
Exhibit 21:	Subsidiaries of the Registrant*
Exhibit 23.1:	Consent of Dixon Hughes PLLC
Exhibit 23.2:	Consent of Maupin Taylor PA (contained in Exhibit 5 hereto)
Exhibit 24:	Power of Attorney*

* Previously filed.

Item 28.     Undertakings.

      The undersigned registrant hereby undertakes:

1. That it will, for purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective;

2. That it will, for the purpose of determining any liability under the Securities Act, treat each such post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in this registration statement, and that offering of the securities as the initial bona fide offering of those securities;

3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and has duly authorized this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Elizabeth City, State of North Carolina, on October 13, 2004.

GATEWAY FINANCIAL HOLDINGS, INC.

By:	/s/ D. BEN BERRY

D. Ben Berry
President and Chief Executive Officer

POWER OF ATTORNEY

      Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ D. BEN BERRY D. Ben Berry	Chairman, President and Chief Executive Officer	October 13, 2004

/s/ MARK A. HOLMES Mark A. Holmes	Chief Financial Officer	October 13, 2004

/s/ RICHARD W. WHITING* Richard W. Whiting	Director	October 13, 2004

/s/ WILLIAM BRUMSEY* William Brumsey III	Director	October 13, 2004

/s/ JIMMIE DIXON, JR.* Jimmie Dixon, Jr.	Director	October 13, 2004

/s/ JAMES H. FEREBEE, JR.* James H. Ferebee, Jr.	Director	October 13, 2004

/s/ CHARLES R. FRANKLIN, JR.* Charles R. Franklin, Jr.	Director	October 13, 2004

/s/ ROBERT Y. GREEN, JR.* Robert Y. Green, Jr.	Director	October 13, 2004

/s/ ROBERT WILLARD LUTHER, III* Robert Willard Luther, III	Director	October 13, 2004

/s/ FRANCES MORRISETTE NORRELL* Frances Morrisette Norrell	Director	October 13, 2004

Name	Title	Date

/s/ W. C. OWENS, JR.* W. C. Owens, Jr.	Director	October 13, 2004

/s/ OLLIN B. SYKES* Ollin B. Sykes	Director	October 13, 2004

/s/ RUSSELL E. TWIFORD* Russell E. Twiford	Director	October 13, 2004

/s/ FRANK T. WILLIAMS* Frank T. Williams	Director	October 13, 2004

/s/ JERRY T. WOMACK* Jerry T. Womack	Director	October 13, 2004

* Pursuant to Power of Attorney.